UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

SKYWORKS SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

April 3, 2026
Dear Stockholder:
You are invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Skyworks Solutions, Inc., to be held at:
Time:	11:00 a.m. PDT
Date:	Wednesday, May 13, 2026
Website:	www.virtualshareholdermeeting.com/SWKS2026
You will be able to attend and participate in the Annual Meeting online at the website address above, where you will be able to listen to the meeting live, submit questions, and vote. We look forward to your participation online or by proxy. The attached Notice of 2026 Annual Meeting of Stockholders and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.
Whether or not you plan to attend the Annual Meeting online, and regardless of how many shares you own, it is important that your shares be represented at the Annual Meeting. Accordingly, if you are a stockholder of record, we urge you to complete the proxy and return it to us promptly in the postage prepaid envelope provided, or to complete and submit your proxy by telephone or via the Internet in accordance with the instructions on the proxy card. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. If you do attend the Annual Meeting online and wish to vote at that time, you may revoke a previously submitted proxy by voting at the meeting.
Sincerely yours,
Robert J. Terry
Senior Vice President, General Counsel and Secretary

Letter from Chairman of the Board
Dear Fellow Stockholder:
Our fiscal year 2025 marked a period of change, excitement and opportunity for Skyworks under the guidance of our new Chief Executive Officer.
In February 2025, we welcomed Philip G. Brace as our Chief Executive Officer and President and as a member of the Board of Directors. In choosing the next leader for Skyworks, the Board of Directors was focused on finding an individual with the skills, experience, and leadership to take Skyworks to the next level as we work to deliver operational excellence, innovate leading technologies and diversify our offerings in a dynamic industry. Since joining us, Phil Brace has demonstrated exemplary leadership and focus in executing on the strategic objectives of the company, as well as making impactful changes to the executive management team.
Most significantly, in October 2025, we announced our entry into an agreement and plan of merger with Qorvo, Inc. We believe this transaction will provide:
•
a larger and more diversified product portfolio offering for customers,

•
a stronger innovation pipeline driven by enhanced investment in product and technology development,

•
compelling strategic and financial opportunities, including the potential for enhanced scale and financial profile,

•
advances in our domestic manufacturing position and improved factory utilization, and

•
significant cost synergies once the companies are fully integrated, which we expect to be within 24 to 36 months after closing.

Just recently, at our special stockholder meeting in February 2026, our shareholders approved the proposals that would effectuate this business combination.
Additionally, under Phil Brace’s leadership, we have made critical investments in innovation and remain steadfast in our commitment to innovate around our product and technology roadmaps. These investments will enable us to compete for and deliver wireless, mixed signal and analog solutions to a wide array of customers and segments ranging from mobile to Internet of Things, automotive, and data center.
Lastly, our Board continues to believe that robust stockholder engagement is a fundamental element of sound corporate governance. Our discussions with stockholders in 2025 covered a range of topics, including executive compensation, our CEO and CFO transitions, Board composition, our efforts to eliminate the supermajority vote provisions from our Restated Certificate of Incorporation, and our sustainability program.
On behalf of the entire Board of Directors, I thank you for your continued investment in and support of Skyworks. We look forward to continuing to share our progress in the year ahead.
With appreciation,
Christine King
Chairman of the Board

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Location	Record Date
May 13, 2026 11:00 a.m. PDT	www.virtualshareholdermeeting.com/ SWKS2026	March 19, 2026
Items of Business
1.
To elect nine individuals nominated to serve as directors of the Company with terms expiring at the 2027 Annual Meeting of Stockholders and named in the Proxy Statement;

2.
To ratify the selection by the Company’s Audit Committee of KPMG LLP as the independent registered public accounting firm for the Company for our fiscal year ending October 2, 2026 (“fiscal year 2026”);

3.
To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4 - 7.
To approve four separate amendments to the Company’s Restated Certificate of Incorporation to eliminate the supermajority vote provisions relating to (a) stockholder approval of a merger or consolidation, disposition of all or substantially all of the Company’s assets, or issuance of a substantial amount of the Company’s securities; (b) stockholder approval of a business combination with any related person; (c) stockholder amendment of charter provisions governing directors; and (d) stockholder amendment of the charter provision governing action by stockholders;

8.
To approve the Company’s 2026 Long-Term Incentive Plan;

9.
To consider a stockholder proposal, if properly presented at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”); and

10.
To transact such other business as may properly come before the Annual Meeting.

Your Vote Is Important.
To ensure your representation at the Annual Meeting, please submit your proxy or voting instructions as soon as possible by using any of the following methods, as described in greater detail on your proxy card or voter instruction form.

Internet	Phone	Mail
The accompanying Proxy Statement includes further information about how to attend the Annual Meeting online, vote your shares online during the Annual Meeting, and submit questions online during the Annual Meeting.
By Order of the Board of Directors,
Robert J. Terry
Senior Vice President, General Counsel and Secretary
Irvine, California • April 3, 2026

PROXY STATEMENT 2026

Proxy Statement

PROXY STATEMENT SUMMARY
This summary highlights financial and other accomplishments during our fiscal year ended October 3, 2025 (“fiscal year 2025”), as well as information generally contained elsewhere in this Proxy Statement.
This summary does not contain all of the information that you should consider in advance of the 2026 Annual Meeting of Stockholders, and we encourage you to read the entire Proxy Statement before voting your shares.
2026 Annual Meeting of Stockholders

Date and Time	Location	Record Date
May 13, 2026 11:00 a.m. PDT	www.virtualshareholdermeeting.com/ SWKS2026	March 19, 2026
Matters to be Voted Upon

Your vote is very important to us. Please cast your vote on all of the proposals to ensure that your shares are represented.
Proposal		Board Recommendation	See page
1.	Election of Directors	FOR Each Nominee	8
2.	Ratification of Appointment of KPMG LLP	FOR	28
3.	Advisory Vote to Approve Compensation of Named Executive Officers	FOR	31
4 – 7.	Approve Amendments to Restated Certificate of Incorporation to Eliminate Supermajority Vote Provisions	FOR	76
8.	Approve 2026 Long-Term Incentive Plan	FOR	80
9.	A Stockholder Proposal, if Properly Presented at the Annual Meeting	AGAINST	94

Proxy Statement	1

Financial Highlights from Fiscal Year 2025

For the fiscal year ended October 3, 2025 (“fiscal year 2025”), the Company achieved solid operational and financial performance, reflecting the durability of our business model. Throughout the year, we prioritized targeted investments in high-growth segments and continued expanding and diversifying our customer relationships. These efforts enhance our ability to capitalize on a broad set of opportunities fueled by favorable long-term market dynamics.
•
Delivered net revenue of $4.1 billion

•
Achieved operating margin of 12.2% on a GAAP basis (24.4% on a non-GAAP basis)(1)

•
Posted diluted earnings per share of $3.08 on a GAAP basis ($5.93 on a non-GAAP basis)(1)

•
Generated annual operating cash flow of $1.301 billion, or 32% operating cash flow margin, and free cash flow(1) of $1.106 billion, or 27% free cash flow margin(1)

•
Raised our quarterly dividend from $0.70 per share to $0.71 per share

•
Returned approximately $1.263 billion to stockholders through share repurchases and dividends

Quarterly Dividends: Fiscal Years 2015 – 2025

Q4
Q3
Q2
Q1
$0.65
$0.26
$0.13
$0.13
$0.13
$1.06
$0.28
$0.26
$0.26
$0.26
$1.16
$0.32
$0.28
$0.28
$0.28
$1.34
$0.38
$0.32
$0.32
$0.32
$1.58
$0.44
$0.38
$0.38
$0.38
$1.82
$0.50
$0.44
$0.44
$0.44
$2.06
$0.56
$0.50
$0.50
$0.50
$2.30
$0.62
$0.56
$0.56
$0.56
$2.54
$0.68
$0.62
$0.62
$0.62
$2.74
$0.70
$0.68
$0.68
$0.68
$2.81
$0.71
$0.70
$0.70
$0.70
FY15
FY16
FY17
FY18
FY19
FY20
FY21
FY22
FY23
FY24
FY25

(1)
Please see table on page 109 for a full reconciliation of non-GAAP results to GAAP results. The term “GAAP” means United States Generally Accepted Accounting Principles.

2	Proxy Statement

Other Accomplishments from Fiscal Year 2025

Throughout fiscal year 2025, our high-performance RF, precision timing, power, and mixed-signal technologies enabled smart, seamless connectivity across many of today’s most important devices and systems. Our products helped power smartphones, Wi-Fi networks, software-defined vehicles, industrial automation, aerospace platforms, data centers, and emerging AI applications at the edge. Highlights from the year included:
•
Announced merger with Qorvo, Inc. to create a U.S.-based leader in high-performance RF, analog and mixed-signal solutions

•
Secured 5G content across premium Android smartphones

•
Announced ultra-low jitter clock buffers for high-speed Ethernet and PCIe Gen 7 connectivity, enabling AI, cloud computing, and 5G/6G network applications

•
Expanded Wi-Fi 7 portfolio traction across enterprise access points, consumer routers and home mesh networking, broadening adoption across enterprise, networking and home connectivity platforms

•
Captured new automotive programs and key design wins spanning 5G telematics and in-vehicle infotainment platforms

Cash Flow Generation

$1B
$0.6B
$1.2B
$0.8B
$1.3B
$1.1B
FY15
FY20
FY25
Operating Cash Flow ($B)
Non-GAAP(2) Free Cash Flow ($B)

(2)
Please see table on page 109 for a full reconciliation of non-GAAP results to GAAP results.

Proxy Statement	3

Our Director Nominees

Nine nominees, each of whom currently serves as a director, have been nominated for election to our Board of Directors (the “Board”) to serve until the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”) and until their successors are elected and qualified or until their earlier resignation or removal. Additional information on each nominee may be found below under “Election of Directors.” The following table lists the nine nominees, their age, the year such nominees were first elected as directors of the Company, their principal occupation, their independence status, their Board committee membership(s) as of March 1, 2026, and the number of other public company boards on which they serve.
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Christine King Chairman of the Board	76	2014	Retired Executive Chairman, QLogic	•	AC, CTC	—
Philip G. Brace	55	2025	CEO and President, Skyworks Solutions		—	1
Alan S. Batey	63	2019	Retired EVP and President of North America, General Motors	•	CTC (C)	—
Kevin L. Beebe	67	2004	President and CEO, 2BPartners	•	NCGC (C)	1
Eric J. Guerin	54	2022	CFO, RB Global, Inc.	•	AC	—
Suzanne E. McBride	57	2022	COO, Iridium Communications	•	NCGC	1
David P. McGlade	65	2005	Retired Executive Chairman, Intelsat	•	AC (C), NCGC	—
Robert A. Schriesheim	65	2006	Chairman, Truax Partners	•	—	2
Maryann Turcke	60	2023	Former Chief Operating Officer, National Football League	•	CTC, NCGC	1
“AC” indicates Audit Committee, “CTC” indicates Compensation and Talent Committee, “NCGC” indicates Nominating and Corporate Governance Committee, and “(C)” indicates Committee Chair.
The nine director nominees standing for reelection to the Board have diverse backgrounds, skills, and experiences, and the average director tenure is approximately ten and a half years. We believe their varied backgrounds, skills, and experiences contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

4	Proxy Statement

Corporate Governance Highlights

The Company has a proven track record of sound and effective corporate governance practices and policies, including those highlighted below.
Corporate Governance Best Practices
Annually Elected Directors	All of our directors are elected annually
Majority Vote Standard	In uncontested elections, directors are elected by a majority of votes cast
Board Leadership	Our current Board Chairman is independent. At times when the Chairman is not independent, the Board selects a lead independent director with a robust set of duties set forth in our corporate governance guidelines
Executive Sessions	Our independent directors regularly meet in executive sessions without management, with the Chairman presiding
Independent Board Committees	All members of the Board’s three standing committees are independent directors
Board Refreshment	Our Board regularly takes steps to refresh its membership, including adding four new directors since 2022
Risk Assessment	Our Board and its committees regularly review management’s processes for identifying, assessing, and managing risks
Annual Board Assessment	The Nominating and Corporate Governance Committee oversees an annual evaluation of the effectiveness of the Board, each committee, and individual directors
Executive Succession Planning	The Board periodically reviews and approves the executive succession plan in consultation with the Compensation and Talent Committee and the Chief Executive Officer
No “Poison Pill”	The Board has not adopted a “poison pill”
Stock Ownership Requirements	All directors and executive officers are subject to robust stock ownership requirements
Prohibition on Pledging	We prohibit our directors and employees from pledging Company securities
Special Meeting Right	Our stockholders have the right to call a special meeting of the Company’s stockholders
Proxy Access	Eligible stockholders may nominate their own director nominees to be included in the Company’s proxy materials
Regular Stockholder Engagement	We regularly conduct outreach to our stockholders to understand their perspectives on various matters
Director Commitments	All directors are subject to our policy on director public company board commitments and annual review by the Nominating and Corporate Governance Committee regarding those commitments

Proxy Statement	5

Compensation Highlights

Under our pay-for-performance philosophy, we believe that executive compensation should be strongly aligned with the interests of our long-term stockholders. As a result, a substantial portion of the annual compensation for our executives is tied to Company performance and stock price performance. The charts below show the total direct compensation mix for fiscal year 2025 for Mr. Brace, our Chief Executive Officer, and the average for our other named executive officers for fiscal year 2025* (the “Other Named Executive Officers”), in each case reflecting actual salary, short-term incentive award, and the grant date fair value of long-term stock-based compensation awards.
*
Excludes Mr. Sennesael, who ceased serving as Senior Vice President and Chief Financial Officer on May 9, 2025, and Mr. Schriesheim, who ceased serving as Interim Chief Financial Officer on September 8, 2025.

#
If the Brace New Hire PSA were excluded, the total percentage tied to “At Risk” would be 93%, the total percentage tied to “Subject to Performance Metrics” would be 60%, the total percentage tied to “Long-Term Stock-Based Incentive” would be 76%, and the breakdown by types of compensation changes to: 7% Base Salary, 17% Short-Term Incentive, 33% Restricted Stock Units, and 43% Performance Shares. Excludes Mr. Griffin, who ceased serving as Chief Executive Officer and President on February 17, 2025.

Select Changes for Fiscal Year 2026
For the Company’s fiscal year ending October 2, 2026 (“fiscal year 2026”), the Compensation and Talent Committee made several changes to our executive compensation program, many of which were in response to feedback from stockholders and all were in consideration of our business priorities. For example, all of the performance share awards (‘‘PSA”) granted for fiscal year 2026 will cliff vest at the end of a three-year vesting period subject to the achievement of applicable performance metrics, instead of a combination of two and three-year vesting periods for the various performance metrics. Full detail of all decisions for fiscal year 2026 will be included in our 2027 proxy statement.

6	Proxy Statement

Stockholder Engagement

Engagement with the Company’s stockholders is a critical part of our commitment to good corporate governance, and we regularly conduct outreach to our stockholders to understand their perspectives on various matters. Most recently, we engaged in formal stockholder outreach following the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) and through February 2026. We conducted outreach to nineteen of our largest institutional stockholders representing approximately 60% of the Company’s shares outstanding. Stockholders representing approximately 49% of the Company’s shares outstanding responded to the outreach, and we held engagement meetings with those stockholders who wanted to meet, representing approximately 18% of the Company’s outstanding shares. Our Chairman of the Board was actively involved in stockholder engagement.

During these conversations, institutional stockholders were interested in discussing a range of topics, including our Chief Executive Officer transition in February 2025, the composition of the Board, business performance and strategy, our efforts to eliminate the supermajority vote provisions from our Restated Certificate of Incorporation, and our sustainability program. A summary of the stockholder engagement was provided to the Board.

Proxy Statement	7

PROPOSAL 1:
ELECTION OF DIRECTORS
Under this Proposal 1, you are being asked to consider nine nominees for election to our Board to serve until the 2027 Annual Meeting and until their successors are elected and qualified or until their earlier resignation or removal. Each nominee for election has agreed to serve if elected, and the Board knows of no reason why any nominee should be unable or unwilling to serve. If a nominee is unable or unwilling to serve, the attorneys-in-fact named in this Proxy Statement will vote any shares represented at the meeting by proxy for the election of another individual nominated by the Board, if any. No nominee or executive officer is related by blood, marriage, or adoption to any other director, nominee, or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.
Proxies cannot be voted for a greater number of individuals than the number of nominees named in this Proxy Statement.
The following table lists the nine nominees for election as directors, the year such nominees were first elected as directors of the Company, and their standing Board committee memberships as of March 1, 2026. The table also lists the number of meetings held by each committee during fiscal year 2025.

	Director Since		Committee Memberships
Name		Independent	AC	CTC	NCGC
Christine King, Chairman of the Board	2014	•	•	•
Alan S. Batey	2019	•		C
Kevin L. Beebe	2004	•			C
Philip G. Brace	2025
Eric J. Guerin	2022	•	•
Suzanne E. McBride	2022	•			•
David P. McGlade	2005	•	C		•
Robert A. Schriesheim	2006	•
Maryann Turcke	2023	•		•	•
Number of Meetings in FY2025			6	8	5

“AC” indicates Audit Committee, “CTC” indicates Compensation and Talent Committee, “NCGC” indicates Nominating and Corporate Governance Committee, and “C” indicates Committee Chair
8	Proxy Statement

Immediately below this proposal is biographical information about each of the director nominees, including information regarding each nominee’s business experience for the past five years, and the names of other public companies for which each nominee currently serves or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Nominating and
Corporate Governance Committee and our Board to conclude that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty, and adherence to high ethical standards. They have each demonstrated business acumen, an ability to exercise sound judgment, knowledge of our business and industry, and the willingness to devote the time needed to be an effective director.

Majority Vote Standard for Election of Directors

A nominee for election as a director in an uncontested election (an election where the number of nominees for election as directors is equal to or less than the number of directors to be elected) will be elected if the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” the nominee’s election. In a contested election (in which the number of nominees for election as directors exceeds the number of directors to be elected at such meeting), directors are elected by a plurality of all votes cast in such election. The election of directors at this Annual Meeting is uncontested. As a result, each nominee for election as a director at the Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee. As required by our Corporate Governance Guidelines, which are available on the Investor Relations portion of the Company’s website at www.skyworksinc.com, each incumbent director who is a nominee for election as a director at the Annual Meeting submitted to the Board an irrevocable resignation that would become effective if the votes cast “FOR” such nominee’s election do not exceed the votes cast “AGAINST” such nominee’s election and our Board determines to accept his or her resignation. Upon such resignation by a nominee and pursuant to the procedures set forth in the corporate governance guidelines, the Nominating and Corporate Governance Committee will evaluate the best interests of our Company and stockholders and will recommend to our Board the action to be taken with respect to the resignation. The Board will then decide whether to accept, reject, or modify the Nominating and Corporate Governance Committee’s recommendation, and the Company will publicly disclose such decision by the Board with respect to the director nominee.
Shares represented by all proxies received by the Board that are properly completed, but do not specify a choice as to the election of directors, will be voted “FOR” the election of all nine of the nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NINE NOMINEES IN PROPOSAL 1

Proxy Statement	9

Nominees for Election

Christine King, Chairman of the Board	Director since: 2014 • Age: 76
Ms. King has been Chairman of the Board since February 2025. She first joined the Board in 2014 and served as Lead Independent Director from 2019 to February 2025. She served as Executive Chairman of QLogic Corporation (a publicly traded developer of high-performance server and storage networking connectivity products) from August 2015 until August 2016, when it was acquired by Cavium, Inc. Previously, she served as Chief Executive Officer of Standard Microsystems Corporation (“Standard Microsystems”) (a publicly traded developer of silicon- based integrated circuits utilizing analog and mixed-signal technologies) from 2008 until the company’s acquisition in 2012 by Microchip Technology, Inc. Prior to Standard Microsystems, Ms. King was Chief Executive Officer of AMI Semiconductor, Inc., a publicly traded company, from 2001 until it was acquired by ON Semiconductor Corp. in 2008.
Qualifications: Ms. King’s qualifications to serve as a director include her extensive management and operational experience in the high-tech and semiconductor industries as well as her significant strategic and financial expertise.
Committee(s) • Audit • Compensation and Talent Other Public Company Boards Current • None Past 5 Years • Allegro MicroSystems, Inc. (until 2021) • IDACORP, Inc. (until 2021)

10	Proxy Statement

Philip G. Brace, Chief Executive Officer and President	Director since: 2025 • Age: 55
Prior to his appointment as Chief Executive Officer and President and a director in February 2025, Mr. Brace served as interim Executive Chairman of Inseego Corp. (“Inseego”) (a publicly traded designer and developer of wireless broadband and IoT solutions) from February 2024 to February 2025 and served on the board of directors of Inseego from September 2023 to February 2025. Before that, Mr. Brace was President and Chief Executive Officer of Sierra Wireless Inc. (a formerly publicly traded provider of IoT solutions) from July 2021 to January 2023 where he led the company through significant improvements. Mr. Brace also held previous roles as Executive Vice President of Veritas Software Technology Corp (a formerly publicly traded provider of data management and protection solutions for businesses) from 2019 to 2021, and President of Cloud Systems at Seagate Technology Holdings PLC (a publicly traded manufacturer of data storage products) from 2015 to 2017. Previously, Mr. Brace served in engineering and management roles at Intel Corporation (a publicly traded developer of computer components) and LSI Corporation (a formerly publicly traded semiconductor designer acquired by Avago Technologies Limited).
Qualifications: Mr. Brace’s qualifications to serve as a director include his deep understanding of the semiconductor industry and his prior executive experience in the server, IoT and storage industries, as well as his track record of helping businesses enhance their product lines, market penetration and growth.
Committee(s) • None Other Public Company Boards Current • BlackBerry Limited Past 5 Years • Inseego Corp. (until 2025) • Lantronix, Inc. (until 2025) • Sierra Wireless Inc. (until 2023)

Proxy Statement	11

Alan S. Batey	Director since: 2019 • Age: 63
Mr. Batey served as Executive Vice President and President of North America for General Motors Company (a publicly traded automotive manufacturer), as well as the Global Brand Chief for Chevrolet, a division of General Motors Company, from 2014 until 2019. His career spans more than 39 years with General Motors where he held various senior management positions in operations, marketing, and sales around the world.
Qualifications: Mr. Batey’s qualifications to serve as a director include his extensive senior management experience at General Motors, where he developed expertise on a broad set of complex strategic, operational, and technological matters involving the automotive industry, an industry that is expected to be a growth market for the Company.
Committee(s) • Compensation and Talent (Chair) Other Public Company Boards Current • None Past 5 Years • None
Kevin L. Beebe	Director since: 2004 • Age: 67
Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC (a partnership that provides strategic, financial, and operational advice to private equity investors and management) since 2007. In 2014, Mr. Beebe became a founding partner of Astra Capital Management (a private equity firm based in Washington, D.C.). Previously, beginning in 1998, he was Group President of Operations at ALLTEL Corporation (a telecommunications services company).
Qualifications: Mr. Beebe’s qualifications to serve as a director include his two decades of experience as an operating executive in the wireless telecommunications industry as well as his experience and relationships gained from advising leading private equity firms that are transacting business in the global capital markets.

Committee(s)
•
Nominating and Corporate Governance (Chair)

Other Public Company Boards
Current
•
SBA Communications Corporation

Past 5 Years
•
Frontier Communications Parent, Inc. (formerly Frontier Communications Corporation) (until 2026)

•
Altimar Acquisition Corporation (until 2021)

•
Altimar Acquisition Corp. II (until 2021)

12	Proxy Statement

Eric J. Guerin	Director since: 2022 • Age: 54
Mr. Guerin serves as Chief Financial Officer of RB Global, Inc. (a publicly traded provider of insights, services and transaction solutions for buyers and sellers of commercial assets and vehicles), a role he has held since January 2024. Previously, Mr. Guerin served as Senior Vice President and Chief Financial Officer of Veritiv Corporation (a formerly publicly traded provider of packaging and hygiene products), from March 2023 to December 2023 and as its Senior Vice President-Finance from January 2023 to March 2023. Prior to that, he served as Executive Vice President and Chief Financial Officer of CDK Global Inc. (a formerly publicly traded provider of integrated technology solutions to the automotive industry) from 2021 to 2022. From 2016 to 2021, he served as Division Vice President and sector Chief Financial Officer at Corning Glass Technologies, a division of Corning Inc. (a publicly traded innovator in materials science). Previously, he served in financial leadership roles at Flowserve Corporation, Novartis Corporation, Johnson & Johnson Services Inc., and AstraZeneca PLC, each a publicly traded company or subsidiary thereof.
Qualifications: Mr. Guerin’s qualifications to serve as a director include his financial and operational expertise across multiple dynamic industries.
Committee(s) • Audit Other Public Company Boards Current • None Past 5 Years • Natus Medical Incorporated (until 2022)
Suzanne E. McBride	Director since: 2022 • Age: 57
Ms. McBride serves as Chief Operations Officer for Iridium Communications, Inc. (“Iridium”) (a publicly traded operator of a global satellite communications network). Prior to rejoining Iridium in February 2019, where she had previously served from 2007 to 2016 in various leadership roles, Ms. McBride served from June 2016 to January 2019 as Senior Vice President and Chief Operations Officer for OneWeb (a privately held company building a space-based global communications network that filed a voluntary petition for Chapter 11 bankruptcy protection in March 2020). Earlier in her career, she held a series of increasingly senior positions in technology and operations with Motorola Solutions, Inc. (a publicly traded telecommunications company), and General Dynamics Corporation (a publicly traded aerospace and defense company).
Qualifications: Ms. McBride’s qualifications to serve as a director include her extensive strategy and operations expertise developed through more than twenty-five years of experience within the wireless technology industry, including her experience at Iridium overseeing cybersecurity initiatives and the teams responsible for artificial intelligence strategy and implementation.
Committee(s) • Nominating and Corporate Governance Other Public Company Boards Current • Iridium Communications, Inc. Past 5 Years • None

Proxy Statement	13

David P. McGlade	Director since: 2005 • Age: 65
Mr. McGlade served as Chairman of the Board of Intelsat S.A. (“Intelsat”) (a formerly publicly traded worldwide provider of satellite communication services) from April 2013 to February 2022. He served as Executive Chairman of Intelsat from April 2015 to March 2018, prior to which he served as Chairman and Chief Executive Officer. Mr. McGlade joined Intelsat in April 2005 and was the Deputy Chairman from August 2008 until April 2013. Previously, Mr. McGlade served as an Executive Director of mmO2 PLC and as the Chief Executive Officer of O2 UK (a subsidiary of mmO2), a position he held from October 2000 until March 2005.
Qualifications: Mr. McGlade’s qualifications to serve as a director include his significant operational, strategic, and financial acumen, as well as his knowledge about global capital markets, developed over approximately four decades of experience in the telecommunications industry.
Committee(s) • Audit (Chair) • Nominating and Corporate Governance Other Public Company Boards Current • None Past 5 Years • Intelsat S.A. (until 2022)
Robert A. Schriesheim	Director since: 2006 • Age: 65
Mr. Schriesheim served as the Interim Chief Financial Officer of the Company from May 2025 to September 2025. He has been Chairman of Truax Partners LLC (a consulting firm) since 2018 and has served as Adjunct Associate Professor of Finance at the University of Chicago Booth School of Business since September 2023. He served as Executive Vice President and Chief Financial Officer of Sears Holdings Corporation (a publicly traded nationwide retailer) from August 2011 to October 2016. From January 2010 to October 2010, Mr. Schriesheim was Chief Financial Officer of Hewitt Associates, Inc. (a global human resources consulting and outsourcing company that was acquired by Aon Corporation). From October 2006 until December 2009, he was the Executive Vice President and Chief Financial Officer of Lawson Software, Inc. (a formerly publicly traded ERP software provider acquired by GGC Software Holdings, Inc. in 2011).
Qualifications: Mr. Schriesheim’s qualifications to serve as a director include his extensive knowledge of the capital markets and corporate financial capital structures, his expertise evaluating and structuring merger and acquisition transactions within the technology sector, and his experience gained through leading companies through major strategic and financial corporate transformations.

Committee(s)
•
None

Other Public Company Boards
Current
•
Houlihan Lokey, Inc., Lead Independent Director

•
Alight, Inc.

Past 5 Years
•
Indivior PLC (until 2025)

•
Frontier Communications Corporation (until 2021)

14	Proxy Statement

Maryann Turcke	Director since: 2023 • Age: 60
Ms. Turcke most recently served as a senior advisor at Brookfield Asset Management from September 2020 to September 2022. Previously, Ms. Turcke served as Chief Operating Officer of the National Football League (“NFL”) from January 2018 to September 2020 and as a Senior Advisor for the NFL from September 2020 to May 2021. She joined the league as President of NFL Network, Digital Media, NFL Films and IT in April 2017. Prior to the NFL, Ms. Turcke served for more than a decade in various leadership roles within BCE Inc. (a publicly traded communications company formerly known as Bell Canada Enterprises), including serving from April 2015 to February 2017 as president of Bell Media, a division of BCE.
Qualifications: Ms. Turcke’s qualifications to serve as a director include her significant operational, management and financial experience, including in the telecommunications industry.

Committee(s)
•
Compensation and Talent

•
Nominating and Corporate Governance

Other Public Company Boards
Current
•
Royal Bank of Canada

Past 5 Years
•
Frontier Communications Parent, Inc. (formerly Frontier Communications Corporation) (until 2026)

•
Northern Star Investment Corp. II (until 2023)

Proxy Statement	15

The table below summarizes the key qualifications and attributes relied upon by the Board in nominating each of our nine current directors for election. Marks indicate specific areas of focus or expertise relied on by the Board. The lack of a mark in a particular area does not necessarily signify a director’s lack of qualification or experience in such area.

Skills and Experience	Batey	Beebe	Brace	Guerin	King	McBride	McGlade	Schriesheim	Turcke
Other Public Company Boards									
Current		1	1			1		2	1
Past 5 Years		3	3	1	2		1	2	2
Executive Leadership	●	●	●	●	●	●	●	●	●
Public Company CEO Experience			●		●		●		
Public Company CFO Experience				●				●	
Other Public Company Executive Officer Experience[1]	●	●	●			●			
International Business	●	●	●	●	●	●	●	●	●
Finance	●	●	●	●	●	●	●	●	●
Public Financial Reporting				●	●		●	●	●
Audit Committee Financial Expert[2]				●	●		●	●	
Manufacturing / Operations	●		●	●	●	●	●		●
Technology	●	●	●	●	●	●	●	●	●
Semiconductors			●		●			●	
Wireless Communication		●	●		●	●	●	●	●
Sales / Marketing	●	●	●		●		●		●
Mergers and Acquisitions	●	●	●	●	●		●	●	●

1. Current or Former Section 16 Officer under applicable SEC rules
2. Per designation by Skyworks' Board of Directors

16	Proxy Statement

Corporate Governance

Stockholder Engagement
Engagement with the Company’s stockholders is a critical part of our commitment to good corporate governance, and we regularly conduct outreach to our stockholders to better understand their perspectives on various matters. Most recently, we engaged in formal stockholder outreach following the 2025 Annual Meeting. We conducted outreach to nineteen of our largest institutional stockholders representing approximately 60% of the Company’s shares outstanding. Stockholders representing approximately 49% of the Company’s shares outstanding responded to the outreach, and we held engagement meetings with those stockholders who wanted to meet, representing approximately 18% of the Company’s outstanding shares. Our Chairman of the Board was actively involved in stockholder engagement.
We discussed various key governance and disclosure topics with institutional stockholders, including the following:
•
CEO Transition:   Our institutional stockholders expressed widespread interest in the process that led to Mr. Brace being selected as our CEO. We discussed the rigorous, thoughtful and thorough CEO search process conducted by the Board with the assistance of an executive search firm as well as his transition into the role.

•
Executive Compensation:   We covered a wide range of topics of interest to our stockholders relating to executive compensation, including short-term incentives, long-term incentives, and compensation for our new CEO. A couple of our institutional investors requested disclosure around Mr. Brace’s equity awards, and we prepared our disclosures in this Proxy Statement with that feedback in mind.

•
Board Composition:   Our institutional stockholders expressed support for the Company’s approach to Board refreshment,

including our practice of phased retirement of long-tenured directors and appointment of new directors that would add to the breadth of skills and backgrounds of our directors while maintaining a balance of tenure on the Board. Several of our institutional stockholders raised the separation of the Chairman and CEO roles, noting this as a positive development.
•
Sustainability Disclosure:   During this engagement cycle, our large institutional stockholders did not express the same level of interest as in prior years in discussing sustainability topics.

Our Board values the opinions expressed by our stockholders and will continue to consider voting results from our stockholder meetings, as well as feedback obtained through our regular stockholder engagement efforts when making future decisions regarding various matters.
Board of Directors Meetings
The Board met thirteen (13) times during fiscal year 2025. During fiscal year 2025, each incumbent director who served on the Board in fiscal year 2025 attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served, except for Mr. Brace, who joined the Board in February 2025 and attended 100% of the meetings of the Board that were held in fiscal year 2025 during which he was a Board member. The Company’s policy with respect to directors’ attendance at the Annual Meeting is included in our corporate governance guidelines, which are available on the Investor Relations portion of the Company’s website at www.skyworksinc.com. At the 2025 Annual Meeting, each director then in office was in attendance.

Proxy Statement	17

Director Independence
Each year, the Board reviews the relationships that each director has with the Company and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of the applicable Listing Rules of the Nasdaq Stock Market LLC (the “Nasdaq Rules”) and who the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be independent directors. The Board has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with the Company and its competitors, suppliers, and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which a member of the Company’s Board is a director or executive officer. After evaluating these factors, the Board has determined that eight of the nine members of the Board, namely, Alan S. Batey, Kevin L. Beebe, Eric J. Guerin, Christine King, Suzanne E. McBride, David P. McGlade, Robert A. Schriesheim, and Maryann Turcke, do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and that each such director is an independent director of the Company within the meaning of applicable Nasdaq Rules.
Corporate Governance Guidelines
The Board has adopted corporate governance practices to help fulfill its responsibilities to the stockholders in overseeing the work of management and the Company’s business results. These guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations, as needed, and to make decisions that are independent of the Company’s management. In addition, the guidelines are intended to align the interests of directors and management with those of the Company’s stockholders. A copy of the Company’s corporate governance guidelines is available on the Investor Relations portion of the Company’s website at www.skyworksinc.com.
In accordance with these corporate governance guidelines, independent members of the Board met in executive session without management present eight (8) times during fiscal year 2025. Ms. King served as presiding director for these meetings.
Additional Board Service
Directors are expected to commit sufficient time and attention to the activities of the Board. Our corporate governance guidelines include a public company board commitment policy. In accordance with this policy, except as otherwise approved by the Board:
•
an executive officer of the Company who serves as a director of the Company should not serve on more than one other public company board;

•
a director of the Company who serves as an executive officer of another public company should not serve on more than two total public company boards (including the Company); and

•
a director of the Company who does not serve as an executive officer of any public company should not serve on more than four total public company boards (including the Company).

For purposes of this policy, the term “public company” means a company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of section 15(d) of the Exchange Act.
In addition, the corporate governance guidelines provide that the Nominating and Corporate Governance Committee must conduct an annual review of director commitments to public company board service (including any committee chair role) and any executive officer role (if applicable) in connection with its recommendation of directors for election to the Board at the annual meeting

18	Proxy Statement

of stockholders. The Nominating and Corporate Governance Committee conducted a review of director commitments for our 2026 director nominees. All our 2026 director nominees comply with our public company board commitment policy.
Code of Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We make available our code of business conduct and ethics free of charge through our website at www.skyworksinc.com. We intend to disclose any amendments to, or waivers from, our code of business conduct and ethics that are required to be publicly disclosed by posting any such amendment or waivers on our website pursuant to requirements of the Securities and Exchange Commission (the “SEC”) and Nasdaq Rules.
Insider Trading Policy
We have adopted the Skyworks Solutions, Inc. Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees, which the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. A copy of the Skyworks Solutions, Inc. Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information is filed as Exhibit 19 to Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended September 27, 2024.
Executive Officer and Director Stock Ownership Requirements
We have adopted executive officer and director stock ownership guidelines that require our executive officers (including those Named Executive Officers who are still currently serving as executive officers) and non-employee directors to hold a significant equity interest in Skyworks with the objective of more closely aligning the interests of our executive officers and directors with those of our stockholders. All of our Named Executive Officers and non-employee directors met the stock ownership guidelines as of January 30, 2026, the date the Company filed Amendment No. 1 to Annual Report on Form 10-K disclosing executive compensation data for fiscal year 2025 (with the exception of Mr. Brace, Mr. Carter, and Ms. Turcke, who are not required to comply with the guidelines until the fifth anniversary of their respective appointments as an executive officer to the Company or as a member of the Board).
Executive Succession Planning
The Board considers succession planning for the Chief Executive Officer and other senior executives to be one of its primary responsibilities. In accordance with our Corporate Governance Guidelines, the Chief Executive Officer provides an annual report to the Board regarding succession planning and management development, including a succession plan for the Chief Executive Officer. The Board also discusses management succession with the Chief Executive Officer and in executive session when the Chief Executive Officer is not present.
The appointment of Philip G. Brace as our Chief Executive Officer and President and as a member of the Board, effective February 17, 2025, was the culmination of an orderly, robust and thorough succession planning process led by our Board, with the assistance of an executive search firm. In its evaluation of potential candidates, the Board focused on skills, attributes and experience that they believed would be beneficial to and align with the needs of the Company. The Board found in Mr. Brace an accomplished technology executive who could bring strategic insight and leadership with deep knowledge of the semiconductor industry and extensive experience in helping businesses enhance their product lines and achieve market penetration and profitable growth. To help ensure a smooth transition, Liam K. Griffin

Proxy Statement	19

remained with the Company in an advisory role for three months following Mr. Brace’s appointment.
Board Leadership Structure
Our Board selects the Company’s Chairman of the Board in the manner it determines to be in the best interests of the Company at the time.
In connection with our Chief Executive Officer transition in February 2025, the Board determined it appropriate to separate the Chief Executive Officer and Chairman of the Board roles. The Board believes that this separation of duties enhances our corporate governance by allowing the Chairman to continue focusing on and strengthening oversight, while our Chief Executive Officer focuses on enhancing and executing the strategic vision for — and day-to-day management of — the Company.
In the event that the Chairman of the Board is not an independent director, the Board will select a Lead Independent Director. The Board believes that this leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management. Ms. King served as our Lead Independent Director from May 2019 until our Board appointed her as Chairman of the Board in February 2025.
The Board believes our current leadership structure is appropriate.
Stockholder Communications
Our stockholders may communicate directly with the Board as a whole or to individual directors by letter addressed directly to such individual or individuals at the following address:
c/o Skyworks Solutions, Inc.
5260 California Avenue
Irvine, CA 92617
Attention: Secretary
The Company will forward to each director to whom such communication is addressed, and to the Chairman of the Board in her capacity as representative of the entire Board, such letters as applicable and appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitation or advertisements; product- or service-related inquiries, junk mail or mass mailings; resumes or other job-related inquiries; spam; and overly hostile, threatening, potentially illegal, or similarly inappropriate communications.

20	Proxy Statement

Committees of the Board of Directors

The Board has a standing Audit Committee, Compensation and Talent Committee, and Nominating and Corporate Governance Committee.
Audit Committee
We have established an Audit Committee consisting of the following individuals, each of whom the Board has determined is “independent” within the meaning of applicable Nasdaq Rules and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act: Mr. McGlade (Chairman), Mr. Guerin and Ms. King. During fiscal year 2025, Mr. Schriesheim served on the Audit Committee until his May 29, 2025 appointment as Interim Chief Financial Officer of the Company.
The primary responsibility of the Audit Committee is the oversight of the quality and integrity of the Company’s financial statements, the Company’s internal financial and accounting processes, and the independent audit process. Additionally, the Audit Committee has the responsibilities and authority necessary to comply with Rule 10A-3 under the Exchange Act. The Audit Committee meets privately with the independent registered public accounting firm, reviews their performance and independence from management, and has the sole authority to retain and dismiss the independent registered public accounting firm. These and other aspects of the Audit Committee’s authority are more particularly described in the Company’s Audit Committee Charter, which the Board adopted, is reviewed annually by the committee, and is available on the Investor Relations portion of our website at
www.skyworksinc.com.
The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent registered public accounting firm, KPMG LLP. The policy requires that all services provided by KPMG LLP, including audit services and permitted audit-related and non-audit services, be preapproved by the Audit Committee. The Audit Committee has delegated to its Chairman the authority to grant pre-approval for audit services and permitted non-audit services, provided that any such approvals are presented to the full Audit Committee for ratification at its next meeting. The Audit Committee preapproved all audit and non-audit services provided by KPMG LLP for fiscal year 2025. The Audit Committee met six (6) times during fiscal year 2025.
Audit Committee Financial Expert
The Board has determined that each of the following members of the Audit Committee meets the qualifications of an “audit committee financial expert” under SEC rules and the qualifications of “financial sophistication” under the applicable Nasdaq Rules and qualifies as “independent” as defined under the applicable Nasdaq Rules: Mr. McGlade (Chairman), Mr. Guerin and Ms. King.
Compensation and Talent Committee
We have established a Compensation and Talent Committee consisting of the following individuals, each of whom the Board has determined is “independent” within the meaning of applicable Nasdaq Rules and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act: Mr. Batey (Chairman), Ms. King and Ms. Turcke. During fiscal year 2025, Mr. Schriesheim was also a member of the Compensation and Talent Committee until his May 29, 2025 appointment as Interim Chief Financial Officer of the Company.
The Compensation and Talent Committee met eight (8) times during fiscal year 2025. The functions of the Compensation and Talent Committee include establishing the appropriate level of compensation, including short- and long-term incentive compensation of the Chief Executive Officer, all other executive officers, and any other officers or employees who report directly to the Chief Executive Officer.
The Compensation and Talent Committee also administers Skyworks’ equity-based compensation

Proxy Statement	21

plans. The Compensation and Talent Committee’s authority to grant equity awards to the Company’s executive officers may not be delegated to the Company’s management or others. The Board has adopted a written charter for the Compensation and Talent Committee, and it is available on the Investor Relations portion of the Company’s website at www.skyworksinc.com.
The Compensation and Talent Committee has engaged Aon to assist it in determining the components and amounts of executive compensation. The consultant reports directly to the Compensation and Talent Committee, through its Chairman, and the Compensation and Talent Committee retains the right to terminate or replace the consultant at any time. The process and procedures followed by the Compensation and Talent Committee in considering and determining executive and director compensation are described below under “Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
We have established a Nominating and Corporate Governance Committee consisting of the following individuals, each of whom the Board has determined is “independent” within the meaning of applicable Nasdaq Rules: Mr. Beebe (Chairman), Ms. McBride, Mr. McGlade, and Ms. Turcke. The Nominating and Corporate Governance Committee met five (5) times during fiscal year 2025. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or reelection to the Board and its committees, including any recommendations that may be submitted by stockholders, as well as the evaluation and recommendation of corporate governance policies. The Nominating and Corporate Governance Committee oversees the annual evaluation process for the Board, each committee, and individual directors, by soliciting from each director his or her assessment of the effectiveness of the Board, the committees on which he or she serves, and other individual directors. These and other aspects of the Nominating and Corporate Governance
Committee’s authority are more particularly described in the Nominating and Corporate Governance Committee Charter, which the Board adopted and is available on the Investor Relations portion of the Company’s website at www.skyworksinc.com.
Director Nomination Procedures
The Nominating and Corporate Governance Committee evaluates director candidates in the context of the overall composition and needs of the Board, including taking into account the results of the annual Board evaluation process, with the objective of recommending a group that can best manage the business and affairs of the Company and represent the interests of the Company’s stockholders. The committee seeks directors who possess certain minimum qualifications, including the following:
•
A director must have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business, or other disciplines relevant to the business of the Company.

•
A director (other than an employee-director) must be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Board or of a Board committee.

•
The committee also considers the following qualities and skills, among others, in its selection of directors and as candidates for appointment to the committees of the Board:

•
economic, technical, scientific, academic, financial, accounting, legal, marketing, or other expertise applicable to the business of the Company;

•
leadership or substantial achievement in their particular fields;

•
demonstrated ability to exercise sound business judgment;

•
integrity and high moral and ethical character;

•
potential to contribute to the diversity of viewpoints, backgrounds, or experiences of the Board as a whole;

22	Proxy Statement

•
capacity and desire to represent the balanced, best interests of the Company as a whole and not primarily a special interest group or constituency;

•
ability to work well with others;

•
high degree of interest in the business of the Company;

•
dedication to the success of the Company;

•
commitment to the responsibilities of a director; and

•
international business or professional experience.

The committee believes that our Board, taken as a whole, should embody a diverse set of skills, experiences, and backgrounds in order to better inform its decisions.
The committee will also take into account the fact that a majority of the Board must meet the independence requirements of the applicable Nasdaq Rules. The Company expects that a director’s existing and future commitments will not materially interfere with such director’s obligations to the Company. For candidates who are incumbent directors, the committee considers each director’s past attendance at meetings and participation in and contributions to the activities of the Board. The committee identifies candidates for director nominees in consultation with the Chief Executive Officer of the Company and the Chairman of the Board, through the use of search firms or other advisors or through such other methods as the committee deems to be helpful to identify candidates. Once candidates have been identified, the committee confirms whether the candidates meet all of the minimum qualifications for director nominees set forth above through interviews, background checks, or any other means that the committee deems to be helpful in the evaluation process. The committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and considering the overall composition and needs of the Board. Based on the results of the evaluation process, the committee recommends candidates for director nominees for election to the Board.
Stockholder Nominees For Directors
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided such stockholders follow the procedures set forth below. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise. For recommendations for election to the Board proposed by stockholders to be considered by the committee for election at the 2027 Annual Meeting, the recommendation must be in writing, must be received by the committee no later than December 4, 2026 nor earlier than November 4, 2026, and must include the information specified in the Company’s Policy Governing Director Nominations and Security Holder – Board Communications which is posted in the Investor Relations section of the Company’s website.
Stockholders who wish to nominate director candidates for election at the 2027 Annual Meeting, but who are not to be included in the Company’s proxy materials pursuant to the proxy access provisions in our By-laws that are described in the next paragraph, may do so in accordance with the provisions of our By-laws by submitting a written notice to the Secretary of the Company at the address below no earlier than the close of business on January 13, 2027, and no later than the close of business on February 12, 2027. In the event that the 2027 Annual Meeting is advanced by more than thirty (30) days, or delayed (other than as a result of adjournment) by more than sixty (60) days, from the first anniversary of the Company’s 2026 Annual Meeting, then the required notice must be delivered in writing to the Secretary of the Company at the address below no earlier than the close of business on the 120th day prior to the date of the 2027 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting or the 10th day following the day on which the public announcement of the date of the 2027 Annual Meeting is first made by the Company. Such notice must include the information specified in

Proxy Statement	23

Article II, Section 8(A)(2) of the Company’s By-laws, including the information required by Rule 14a-19 under the Exchange Act.
A stockholder (or a group of up to twenty stockholders) who has owned at least three percent of the Company’s outstanding shares of common stock continuously for at least three years, and has complied with the other requirements in the Company’s By-laws, may nominate and include in the Company’s proxy materials a number of director nominees up to the greater of two individuals or 20% of the Board. Written notice of a proxy access nomination for inclusion in our proxy statement for the 2027 Annual Meeting must be received in writing by the Secretary of the Company at the address below no earlier than December 14, 2026, and no later than January 13, 2027. In the event that the 2027 Annual Meeting is held more than thirty (30) days before, or more than sixty (60) days after (other than as a result of adjournment), the first anniversary of the Company’s 2026 Annual Meeting, then the required notice must be received in writing by the Secretary of the Company at the address below no earlier than 150 days prior to the date of the 2027 Annual Meeting and no later than the close of business on the later of the 120th day prior to the 2027 Annual Meeting or the 10th day following the day on which the public announcement of the date of the 2027 Annual Meeting is first made by the Company. Such notice must include the information specified in Article II, Section 8(A)(3) of the Company’s By-laws.
The written notices described above should be sent to the General Counsel and Secretary of the Company via U.S. mail or expedited delivery service to:
Skyworks Solutions, Inc.
5260 California Avenue
Irvine, California 92617

24	Proxy Statement

Role of the Board of Directors in Risk Oversight

Our Board is responsible for risk oversight and treats that role with the utmost importance. While our management team is responsible for risk management on a day-to-day basis and for reporting significant risk exposures to the Board, the Board regularly engages in both the processes management utilizes to identify, assess and manage risk and ongoing plans to address any identified risks. At each of our quarterly Board meetings and at each of our Committee meetings, management provides updates on a wide range of topics relating to risk. Such topics may include, without limitation, cybersecurity and artificial intelligence initiatives, corporate governance, sustainability programs, technology development, operational execution, and capital allocation. In addition, each committee reports to the Board on a regular basis, including with respect to the committee’s risk oversight activities as well as recommendations on actions requiring approval of the full Board.
We believe our leadership structure supports the risk oversight function of the Board. The independence of our Board, the Chairman of the Board, and each of our committee chairpersons enhances our Board’s ability to exercise risk oversight. Through the authority of our independent Chairman of the Board to establish Board agendas and call and preside at Board meetings and executive sessions of our independent directors, our current Board leadership structure provides mechanisms to facilitate our Board’s exercise of its oversight responsibilities. Those mechanisms include requiring management reports on specific risk areas and requesting additional information regarding management’s recommendation on any risk matters as the Board may determine to be necessary or advisable.
The following table summarizes the key risk management areas over which the Board and its committees exercise oversight:

Board of Directors	• business strategy, including product and technology roadmaps • capital allocation • organizational structure	• operational risks • mergers and acquisitions
Audit Committee	• financial reporting • financial and accounting controls and processes • legal and regulatory compliance • cybersecurity and artificial intelligence • tax matters	• internal audit function • independent registered public accounting firm • related-party transactions • whistleblower reporting • enterprise risk evaluation processes
Compensation and Talent Committee	• executive compensation programs, policies and practices • executive performance	• management succession planning • non-employee director compensation • human capital, talent acquisition and management, company culture and employee engagement
Nominating and Corporate Governance Committee	• Board size, composition, leadership structure, and effectiveness • corporate governance policies and practices • ethics policies and practices • crisis management	• director skills, experience and diversity of viewpoints • corporate responsibility and sustainability, including related to human rights, climate and the environment

Proxy Statement	25

Importantly, the Audit Committee plays a key role in overseeing our annual enterprise risk management process designed to identify risks and controls, promote visibility and dialogue, and facilitate risk response and mitigation strategies. Important elements of this process include:
•
Collecting data from stakeholders throughout the Company, identifying and categorizing the likelihood and magnitude of risk events, and summarizing the results to create a consolidated risk profile.

•
Reviewing this risk profile with our senior management and seeking input on mitigation and response strategies and their implementation.

•
Reviewing the consolidated measures of controls designed to facilitate the employment of adequate risk mitigation strategies.

In addition, in fiscal year 2025, management presented three times to the Audit Committee on the Company’s cybersecurity program and risks. The Board also received regular updates from the Audit Committee, as well as materials from management, highlighting key activities of the Company’s cybersecurity team.
Our Compensation and Talent Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our Company. Our Compensation and Talent Committee believes that any such risks are mitigated by:
•
The multiple elements of our compensation packages, including base salary, our annual short-term incentive compensation plan and (for our executive officers and other key employees) equity awards that vest (or are issuable) over multiple years and are intended to motivate employees to take a long-term view of our business.

•
The structure of our short-term incentive compensation plan (described in greater detail in this Proxy Statement under “Compensation Discussion and Analysis”), which is based on (i) a number of different financial and operating performance metrics to avoid employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business, and (ii) performance targets that we believe are appropriately aggressive yet will not require undue risk-taking to achieve. Further, the structure of the short-term incentive compensation plan aids in driving sustained long-term financial performance as the goals and targets from the prior year’s plan are significant factors used in determining goals for the current year’s plan.

•
Stock ownership guidelines, executive compensation recoupment policies, prohibitions on insider trading and independent oversight by the Compensation and Talent Committee.

Additionally, the Board periodically reviews and approves the executive succession plan in consultation with the Compensation and Talent Committee and the Chief Executive Officer.

Compensation and Talent Committee Interlocks and Insider Participation

The Compensation and Talent Committee of the Board of Directors currently consists of Mr. Batey (Chairman), Ms. King, and Ms. Turcke. During fiscal year 2025, Mr. Schriesheim was also a member of the Compensation and Talent Committee. Except for Mr. Schriesheim, who served as the Company’s Interim Chief Financial Officer from May 29, 2025 until September 8, 2025 and who resigned from the Compensation and
Talent Committee as of his appointment as Interim Chief Financial Officer on May 29, 2025, no member of this committee was at any time during fiscal year 2025 an officer or employee of the Company, was formerly an officer of the Company or any of its subsidiaries, or had any employment relationship with the Company or any of its subsidiaries. No executive officer of the Company has served as a director or member of

26	Proxy Statement

the compensation committee (or other committee serving an equivalent function) of any other entity, where one of such entity’s executive officers served as a director of the Company or a member of the Compensation and Talent Committee.

Certain Relationships and Related Person Transactions

Other than compensation agreements and other arrangements described below under “Information About Executive and Director Compensation,” since September 28, 2024, there has not been a transaction or series of related transactions to which the Company was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Our Board has adopted a written related person transaction approval policy that sets forth the Company’s policies and procedures for the review, approval, or ratification of any transaction required to be reported in its filings with the SEC. The Company’s policy with regard to related person transactions is that all related person transactions between the Company and any related person (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is equal to or greater than $120,000, be reviewed by the Company’s General Counsel and approved by the Audit Committee. In addition, the Company’s Code of Business Conduct and Ethics requires that employees discuss with the Company’s Compliance Officer any significant relationship (or transaction) that might raise doubt about such employee’s ability to act in the best interest of the Company.

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PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2026 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP was the independent registered public accounting firm for the Company for fiscal year 2025 and has been the independent registered public accounting firm for the Company since 2002. We are asking the stockholders to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2026.
Representatives of KPMG LLP are expected to attend the Annual Meeting online. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s By-laws or other applicable legal requirements. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of a majority of the shares present online or represented by proxy at the Annual Meeting and entitled to vote on such matter at the Annual Meeting is required to approve the selection of KPMG LLP as the Company’s independent registered public accounting firm. In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and stockholders’ best interests.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2026
28	Proxy Statement

Audit Fees

The following table summarizes the fees of KPMG LLP billed to the Company for the last two fiscal years.
Fee Category	Fiscal Year 2025 ($)	% of Total (%)	Fiscal Year 2024 ($)	% of Total (%)
Audit Fees(1)	2,715,000	81.4	2,622,000	70.0
Audit-Related Fees(2)	0	0.0	306,026	8.2
Tax Fees(3)	621,000	18.6	818,008	21.8
Total Fees	3,336,000	100	3,746,034	100

(1)
Audit fees consist of fees for the audit of our annual financial statements, review of the interim financial statements included in our quarterly reports on Form 10-Q, and statutory audits and related filings in various foreign locations. Audit fees for fiscal year 2025 and fiscal year 2024 included fees for services incurred in connection with rendering opinions under Section 404 of the Sarbanes-Oxley Act. Fiscal year 2025 and 2024 audit fees also included fees for the issuance of auditor consents to incorporate by reference prior year financial statement opinions in registration statements on Form S-8 filed with the SEC.

(2)
Audit-related fees in fiscal year 2024 consist of fees relating to the real-time system implementation assessment of certain enterprise resource planning software.

(3)
Tax fees consist of fees for tax compliance and tax planning services. Tax compliance services in fiscal years 2025 and 2024 primarily relate to the review of U.S. income tax matters, including the Section 48D advanced manufacturing investment credit in both fiscal years and the research and development tax credit in fiscal year 2025.

In 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided to the Company by its independent registered public accounting firm, KPMG LLP. The policy requires that all services provided by KPMG LLP, including audit services and permitted audit-related and non-audit services, be preapproved by the Audit Committee.
The Audit Committee has delegated to its Chairman the authority to grant pre-approval for audit services and permitted non-audit services, provided that any such approvals are presented to the full Audit Committee for ratification at its next meeting. The Audit Committee preapproved all audit and non-audit services provided by KPMG LLP during fiscal year 2025 and fiscal year 2024.

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REPORT OF THE AUDIT COMMITTEE
The Audit Committee of Skyworks’ Board is responsible for providing independent, objective oversight of Skyworks’ accounting functions and internal controls. Four directors served on the Audit Committee for all or part of fiscal year 2025. Each member of the Audit Committee is independent within the meaning of applicable Nasdaq Rules and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The Audit Committee operates under a written charter approved by the Board.
Management is responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of Skyworks’ consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board and for issuing a report concerning such financial statements. In addition, the Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls and for issuing an opinion on the effectiveness thereof. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee met with management and representatives of KPMG LLP, the Company’s independent registered public accounting firm, and reviewed and discussed the audited financial statements for fiscal year 2025, results of the internal and external audit examinations, evaluations of the Company’s internal controls, and the overall quality of Skyworks’ financial reporting. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures that were received by the committee from such firm.
Based upon the Audit Committee’s review and discussions described above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2025, as filed with the SEC.
THE AUDIT COMMITTEE
David P. McGlade, Chairman
Eric J. Guerin
Christine King

30	Proxy Statement

PROPOSAL 3:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)
We are providing our stockholders with the opportunity to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers as described below under “Information About Executive and Director Compensation” pursuant to Section 14A of the Exchange Act. As we describe below under “Compensation Discussion and Analysis,” our executive compensation program embodies a pay-for- performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders.
Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this Proxy Statement.
As an advisory vote, this proposal is not binding and will not overrule any decision by the Company or the Board (or any committee thereof), nor will it create or imply any change or addition to the fiduciary duties of the Company or the Board (or any committee thereof). However, our Compensation and Talent Committee and Board
value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The next non-binding “say-on-pay” vote is scheduled to be held at our 2027 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 3
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INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION
Summary and Highlights

Our Executive Compensation Program Reflects Our Pay-for-Performance Philosophy
•
Alignment with Stockholder Interests.   We believe that through the combination of our equity-based incentive compensation program and rigorous executive stock ownership guidelines, the interests of our executives are strongly aligned with those of our long-term stockholders — namely, increasing stockholder value over time.

•
Engagement with Stockholders on Executive Compensation.   Following our 2025 Annual Meeting, we engaged in formal outreach to 19 institutional stockholders representing approximately 60% of the Company’s shares outstanding. Stockholders representing approximately 49% of the Company’s shares outstanding responded to the outreach, and we held meetings with those stockholders who wanted to meet, representing approximately 18% of the Company’s outstanding shares. In the meetings, institutional stockholders generally did not express concerns with the overall structure of our compensation program . The Chairman of the Board, Ms. King, was actively involved in stockholder engagement.
•
High At-Risk Compensation Levels.   The only fixed component of our Named Executive Officers’ annual compensation is base salary. All short-term cash incentive awards and long-term equity incentive awards are tied to Company performance, stock price performance, or both. The charts below show the total direct compensation mix for fiscal year 2025 for our Chief Executive Officer and the average for the Other Named Executive Officers. The total direct compensation mix for fiscal year 2025 reflects base salary, short-term incentive award, and the grant date fair value of the annual performance share and restricted stock unit (“RSU”) awards.

*
Excludes Mr. Sennesael, who ceased serving as Senior Vice President and Chief Financial Officer on May 9, 2025, and Mr. Schriesheim, who ceased serving as Interim Chief Financial Officer on September 8, 2025.

#
If the Brace New Hire PSA were excluded, the total percentage tied to “At Risk” would be 93%, the total percentage tied to “Subject to Performance Metrics” would be 60%, the total percentage tied to “Long-Term Stock-Based Incentive” would be 76%, and the breakdown by types of compensation changes to: 7% Base Salary, 17% Short-Term Incentive, 33% Restricted Stock Units, and 43% Performance Shares. Excludes Mr. Griffin, who ceased serving as Chief Executive Officer and President on February 17, 2025.

32	Proxy Statement

Compensation Best Practices
What We Do
Heavily weight executive compensation toward “at risk,” performance-based compensation
Balance short-term and long-term incentive compensation

Use multi-year vesting for executive officer equity awards, with 100% of the annual performance share awards for fiscal year 2026 for executive officers cliff vesting at the end of a three-year vesting period

Maintain a clawback policy providing for recovery of incentive compensation from Section 16 officers in the event of a financial restatement
Maintain robust stock ownership guidelines for executive officers and non-executive directors
Structure our executive officer compensation program to encourage appropriate risk-taking
Benchmark pay practices against selected peer companies with whom we compete for executive talent
Solicit advice from the Compensation and Talent Committee’s independent compensation consultant
Maintain a cash severance limitation policy applicable to executive officers
Hold annual “say-on-pay” advisory vote
Conduct regular engagement with stockholders on compensation-related topics
What We Don’t Do
Guarantee bonus payments or base salary increases
Provide single-trigger change-in-control benefits
Provide excise tax gross-up payments in connection with a change in control of the Company
Provide excessive perquisites to our executive officers
Provide retirement or pension benefits to our executive officers that are not available to employees generally
Permit hedging or other forms of speculative transactions by employees or directors
Permit pledging by employees or directors
Allow for the repricing of stock options without stockholder approval
Pay dividends or dividend equivalents on unearned performance shares or restricted stock units
Include “evergreen” provisions or “liberal” change-in-control definitions in our equity incentive award plans

Compensation Discussion and Analysis

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Compensation Tables for Named Executive Officers	51
Potential Payments Upon Termination or Change in Control	57
CEO Pay Ratio	66

34	Proxy Statement

Named Executive Officers
This Compensation Discussion and Analysis section discusses the compensation policies and programs for our Named Executive Officers.
For fiscal year 2025, our Named Executive Officers were:
•
Philip G. Brace, Chief Executive Officer and President;

•
Philip Carter, Senior Vice President and Chief Financial Officer;

•
Reza Kasnavi, Executive Vice President, Chief Operations and Technology Officer;

•
Robert J. Terry, Senior Vice President, General Counsel and Secretary;

•
Karilee A. Durham, Senior Vice President, Human Resources;

•
Liam K. Griffin, Former Chairman, Chief Executive Officer and President;

•
Kris Sennesael, Former Senior Vice President and Chief Financial Officer; and

•
Robert A. Schriesheim, Former Interim Chief Financial Officer.

Chief Executive Officer Transition
Following a rigorous, thoughtful and thorough CEO search process conducted by the Board with the assistance of an executive search firm, we identified Mr. Brace as Mr. Griffin’s successor. In February 2025, the Company announced that Mr. Brace would become Chief Executive Officer and President and a member of the Board, effective February 17, 2025. Mr. Griffin ceased serving as Chief Executive Officer and President and a member of the Board on February 17, 2025 and thereafter served in a non-executive advisory role for three months to support the leadership transition, after which his employment with the Company ended on May 16, 2025.
Chief Financial Officer Transition
On May 1, 2025, Mr. Sennesael informed the Company that he would resign from the Company, effective May 9, 2025, to accept another position, and his employment with the Company ended on May 9, 2025. On May 7, 2025, the Company announced that Mark P. Dentinger would be joining the Company as Senior Vice President and Chief Financial Officer, effective June 2, 2025. However, due to an unforeseen medical condition, Mr. Dentinger did not commence employment with the Company. On May 29, 2025, the Company announced that it had appointed Mr. Schriesheim, a member of the Board, as the Company’s Interim Chief Financial Officer and that it had commenced a search for a permanent Chief Financial Officer. Following an extensive search process with the assistance of an executive search firm, the Board appointed Mr. Carter as Senior Vice President and Chief Financial Officer, effective September 8, 2025, at which time Mr. Schriesheim ceased serving as Interim Chief Financial Officer.
Engagement with Stockholders Regarding Executive Compensation
In evaluating and establishing our executive compensation policies and programs, our Compensation and Talent Committee values and actively considers the opinions expressed by our stockholders through the “say-on-pay” advisory vote at each annual stockholder meeting, as well as through our ongoing stockholder engagement efforts. At our 2025 Annual Meeting, approximately 91% of the votes cast approved our “say-on-pay” proposal, reflecting continued support for our compensation policies and determinations for fiscal year 2024.
Following the 2025 Annual Meeting, we continued our annual stockholder engagement efforts by conducting outreach to 19 institutional stockholders representing approximately 60% of the Company’s shares outstanding. Stockholders representing approximately 49% of the Company’s shares outstanding responded to the outreach, either with written feedback, a request to speak, or by declining the invitation. Generally, investors who declined a meeting noted that they did so because they did not have any concerns to discuss. We held engagement meetings with each of those stockholders who requested to meet, representing approximately 18% of the Company’s shares outstanding. Our Chairman of the Board, Ms. King, was actively involved in stockholder engagement.
During these conversations, institutional stockholders were interested in discussing a

Proxy Statement	35

range of topics beyond executive compensation, including our Chief Executive Officer transition in February 2025, the composition of the Board, business performance and strategy, our efforts to eliminate the supermajority vote provisions from our Restated Certificate of Incorporation, and our sustainability program. Input and feedback from our stockholders during the most recent outreach, as well as the ongoing dialogue we have shared with stockholders for many years, continues to directly inform the evolution of our compensation practices.
Fiscal Year 2025 Changes
For our fiscal year 2025, the Compensation and Talent Committee made changes to our long-term stock-based incentives for executives that were directly responsive to stockholder feedback. Effective for the fiscal year 2025 PSAs granted to Named Executive Officers on November 5, 2024, both the performance period and vesting period for the EBITDA margin percentile ranking metric were increased from two years to three years.
Approach for Determining Form and Amounts of Compensation
The Compensation and Talent Committee, which is composed solely of independent directors within the meaning of applicable Nasdaq Rules and non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, is responsible for determining all components and amounts of compensation to be paid to our Named Executive Officers, as well as any other executive officers or employees who report directly to the Chief Executive Officer. The Compensation and Talent Committee sets compensation for the Named Executive Officers, including base salary, short-term incentives, and long-term stock-based incentives, at levels generally intended to be competitive with the compensation of comparable executives in semiconductor companies with which we compete for executive talent and to link the compensation of our Named Executive Officers to improvements in the Company’s financial performance and increases in stockholder value.
Compensation Program Objectives
The objectives of our executive compensation program are to attract, retain, and motivate highly qualified executives to operate our business, and to link the compensation of those executives to improvements in the Company’s financial performance and increases in stockholder value. Accordingly, the Compensation and Talent Committee’s goals in establishing our executive compensation program include:
•
ensuring that our executive compensation program is competitive with a group of companies in the semiconductor industry with which we compete for executive talent;

•
providing a base salary that serves as the foundation of a compensation package that attracts and retains the executive talent needed to achieve our business objectives;

•
providing short-term variable compensation that motivates executives and rewards them for achieving Company financial performance targets;

•
providing long-term stock-based compensation that aligns the interest of our executives with stockholders by rewarding them for long-term increases in stockholder value; and

•
ensuring that our executive compensation program is perceived as fundamentally fair to our employees.

Retention of Compensation Consultant
The Compensation and Talent Committee has engaged Aon to assist in determining the components and amount of executive compensation. Aon reports directly to the Compensation and Talent Committee, through its chairman, and the Compensation and Talent Committee retains the right to terminate or replace the consultant at any time. The Compensation and Talent Committee has considered the relationships that Aon has with the Company, the members of the Compensation and Talent Committee and our executive officers, as well as the policies that Aon has in place to maintain its independence and objectivity, and has determined that Aon’s work for the Compensation and Talent Committee has not raised any conflicts of interest. Company management also

36	Proxy Statement

purchases published compensation and benefits surveys from Aon, and on occasion engages certain affiliates of Aon in various jurisdictions for services unrelated to executive compensation and benefits, engagements for which the Company’s management has not sought the Compensation and Talent Committee’s approval. The fees paid to Aon and its affiliates in fiscal year 2025 for these surveys and additional services did not exceed $120,000.
Use of Comparator Group Data
The Compensation and Talent Committee annually compares the components and amounts of compensation that we provide to our Chief Executive Officer and each of the other NEOs with Comparator Group data for each position and uses this comparison data to help inform its review and determination of base salaries, short-term incentives, and long-term stock-based compensation awards, as discussed in further detail below under “Components of Compensation.” For fiscal year 2025, the Compensation and Talent Committee approved Comparator Group data consisting of a 50/50 blend of (i) Aon survey data of semiconductor companies (where sufficient data was not available in the Aon semiconductor survey data for a given executive position, the Comparator Group data also included survey data regarding high-technology companies), and (ii) data from the group of 18 publicly traded semiconductor companies listed below.
Each year the Compensation and Talent Committee engages Aon to assess the peer group. Using this information, the Compensation and Talent Committee seeks to create a peer group comprised of semiconductor companies. Consolidation within the semiconductor industry over time has resulted in fewer semiconductor companies that are of similar market capitalization and revenue as Skyworks. As a result, when considering companies to potentially include in the peer group, the Compensation and Talent Committee also considers companies in adjacent industries, such as the semiconductor manufacturing equipment industry, as well as companies with smaller or greater revenue or market capitalization than the Company, many of which are business competitors and companies with which we compete for executive talent.

Peer Group for Fiscal Year 2025 Compensation (“FY25 Peer Group”)(1)
Advanced Micro Devices	Lam Research	NXP Semiconductors	Teradyne
Analog Devices	Marvell Technology	ON Semiconductor	Texas Instruments
Entegris	Microchip Technology	Qorvo	Western Digital
GlobalFoundries	Micron Technology	QUALCOMM
KLA Corporation	Monolithic Power Systems	Seagate Technology

(1)
For the Company’s fiscal year 2025 compensation program, we made an adjustment to our peer group from the prior fiscal year by adding GlobalFoundries, a semiconductor company.

The Compensation and Talent Committee generally seeks to make decisions regarding each Named Executive Officer’s compensation that are competitive within the Comparator Group, with consideration given to the executive’s role, responsibility, performance, and length of service. After reviewing the Comparator Group data and considering the input of Aon, during its regular cycle in November 2024, the Compensation and Talent Committee established (and the full Board was advised of) the base salary, short-term incentive target, and stock-based compensation for each then-Named Executive Officer for fiscal year 2025. Aon advised the Compensation and Talent Committee that such components of executive compensation for fiscal year 2025 were competitive for chief executive officers and other executive officers at companies of similar size and complexity in the semiconductor industry.
For the compensation of the Named Executive Officers as of November 2024, other than

Proxy Statement	37

Mr. Griffin, the Compensation and Talent Committee received input from Mr. Griffin, the then-Chief Executive Officer. Along with this input, the Compensation and Talent Committee considered each individual’s responsibilities and experience, as well as internal factors such as scope of role and level in the organization and external factors such as the current environment for attracting and retaining executives.
Compensation Approach for Our Chief Executive Officer
In determining the compensation of our then-Chief Executive Officer for fiscal year 2025, the
Compensation and Talent Committee focused on (i) competitive levels of compensation for chief executive officers who are leading companies of similar size and complexity, (ii) the importance of retaining and incentivizing a chief executive officer with the strategic, financial, and leadership skills necessary to ensure our continued growth and success, and (iii) our Chief Executive Officer’s role relative to the other NEOs.
For Mr. Griffin’s compensation for fiscal year 2025, which was determined in November 2024, in addition to the foregoing factors, the Compensation and Talent Committee also considered input from the full Board on his prior performance. Mr. Griffin was not present during the voting or deliberations of the Compensation and Talent Committee concerning his compensation. The Compensation and Talent Committee left Mr. Griffin’s base salary unchanged for fiscal year 2025, the second fiscal year in a row that his base salary was not increased, and the Compensation and Talent Committee approved a long-term incentive award in an amount with a grant date fair value less than what he received in fiscal year 2024.
In connection with the transition of the role of Chief Executive Officer from Mr. Griffin to Mr. Brace in fiscal year 2025, the Compensation and Talent Committee considered several additional factors in setting Mr. Brace’s compensation. In order to induce Mr. Brace to join the Company, the Compensation and Talent Committee took into account, among other things, Mr. Brace’s experience and qualifications, input from Aon, and opportunities to receive significant incremental compensation by continuously increasing shareholder value. The Compensation and Talent Committee sought to prepare an incentive-based compensation package that would align Mr. Brace’s compensation with stockholder interests and the long-term performance of the Company’s stock price.
The Compensation and Talent Committee aimed to achieve this goal by granting Mr. Brace a compensation package heavily weighted towards performance with long-term equity incentive awards. First, to align performance objectives with the executive team, the Company granted Mr. Brace the following equity awards: (i) an RSU award for 43,682 shares (the “FY25 Brace RSU”), which is subject to time-based vesting over a period of four years with such vesting deemed to have commenced on November 5, 2024 and (ii) a PSA for 65,524 shares (the “FY25 Brace PSA”), which may be earned upon the achievement of the same performance metrics used for the PSAs granted to the Company’s other executive officers for fiscal year 2025.
In addition, the Company granted Mr. Brace a new hire PSA for 455,028 shares (the “Brace New Hire PSA”), which can be earned based on the level of achievement of stock price hurdles measured during the four-year performance period commencing on February 17, 2027 and ending on February 17, 2031. The stock price hurdles will be measured against a base price of $65.63714, which is equal to the average closing price for the seven trading days following February 5, 2025. Twenty percent of the shares subject to the Brace New Hire PSA are earned upon achievement of each of the price hurdles and vest on the one-year anniversary of the applicable price hurdle achievement date, subject to continued service on such date, as outlined below, representing significant hurdles requiring large sustained increases in the Company’s share price, and linking pay to shareholder value creation.

38	Proxy Statement

Tranche	Percentage Increase in Share Price	Share Price Hurdle	Percentage of Total Number of Shares Subject to the Award
1	+25.00%	$82.04643	20%
2	+50.00%	$98.45571	20%
3	+75.00%	$114.86500	20%
4	+100.00%	$131.27429	20%
5	+150.00%	$164.09286	20%
Compensation Approach for Our Chief Financial Officer
In determining the compensation offer to induce Mr. Carter to join the Company, the Compensation and Talent Committee took into account, among other things, input from Aon, benchmarking data among peers, Mr. Carter’s experience and qualifications, and the substantial unvested equity awards and other compensation opportunities that Mr. Carter would surrender by leaving his role as Chief Accounting Officer of Advanced Micro Devices, Inc.
The Compensation and Talent Committee sought to tie Mr. Carter’s equity incentive compensation to the long-term performance of the Company’s stock price and the interests of the Company’s stockholders. The Compensation and Talent Committee aimed to achieve this goal by granting Mr. Carter the following equity awards: (i) an RSU award for 39,666 shares, which is subject to time-based vesting over a period of four years with such vesting deemed to have commenced on September 8, 2025 (“Carter New Hire RSU”) and (ii) a PSA for 50,244 shares, which will vest based on the Company’s absolute level of achievement of TSR over the three fiscal year period starting on October 4, 2025 and ending on September 29, 2028, subject to Mr. Carter’s continued employment through November 11, 2028, as further set forth below (“Carter New Hire PSA”).
	Performance Achieved
	Minimum	Target	Maximum
Positive TSR	25.0%	50.0%	75.0%
% of Shares Earned With Respect to TSR	25.0%	50.0%	100.0%
Mr. Carter also received an $800,000 signing bonus to help offset the repayment of a signing bonus he had received from Advanced Micro Devices, Inc. and the forfeiture of RSUs granted by Advanced Micro Devices, Inc. that had been scheduled to vest on December 15, 2025.
Components of Compensation
The key elements of compensation for our Named Executive Officers are base salary, short-term incentives, long-term stock-based incentives, and health and welfare benefits. For fiscal year 2025, the Compensation and Talent Committee sought to make decisions that would result in each Named Executive Officer’s target total direct compensation being competitive within the Comparator Group, with consideration given to the executive’s role, responsibility, performance, and length of service.
Base Salary
The Compensation and Talent Committee annually determines a competitive base salary for each executive officer using the Comparator Group data and input provided by Aon. Base salaries are intended to attract and retain talented executives, recognize individual roles and responsibilities and provide stable income to executives. In order to provide flexibility in consideration of differences in an individual executive’s scope of responsibilities, length of service, and performance, the Compensation and Talent Committee did not target a specific percentile of the Comparator Group for executive officer salaries; however, the salaries of the executive officers were generally near the median of the Comparator Group. The base salary for Mr. Griffin for fiscal year 2025 was unchanged from fiscal year 2024, the second fiscal year in a row where Mr. Griffin’s base salary was not increased. The base salary increase for fiscal year 2025 for each Named Executive Officer who was also an executive officer of the Company in fiscal year 2024, as reflected in the table below, was effected in November 2024. Each salary increase was based on the market-based salary adjustments recommended by Aon, as well as recommendations by the then-Chief Executive

Proxy Statement	39

Officer, and took into consideration the scope of duties for such Named Executive Officer.
	FY2025 Base Salary ($)	FY2024 Base Salary ($)
Karilee A. Durham	530,000	500,000
Reza Kasnavi(1)	650,000	600,000
Robert J. Terry	585,000	562,000
Liam K. Griffin	1,175,000	1,175,000
Kris Sennesael	675,000	630,000

(1)
In connection with his promotion to Executive Vice President, Chief Operations and Technology Officer, Mr. Kasnavi’s base salary for fiscal year 2025 was increased to $700,000 effective March 15, 2025.

The fiscal year 2025 base salary for each Named Executive Officer who was not an executive officer of the Company in fiscal year 2024 is reflected in the table below.
FY2025 Base Salary ($)
Philip G. Brace	900,000
Philip Carter	600,000
Robert A. Schriesheim	625,000
Short-Term Incentives
Overview
Our short-term incentive compensation plan for executive officers is established annually by the Compensation and Talent Committee and is intended to motivate and reward executives by tying a significant portion of their total cash compensation to the Company’s achievement of pre-established performance goals that are generally one year or less in duration. The Compensation and Talent Committee believes that pre-established performance goals under the Company’s short-term incentive compensation plan for executive officers should generally be measured over a one-year performance period.
Incentive Opportunities
For each executive officer, short-term incentive compensation at the “target” level is designed to be near the median short-term incentive compensation of the Comparator Group. After reviewing Comparator Group data, the Compensation and Talent Committee determined that the target incentive under the Incentive Plan, as a percentage of base salary, for each of the Named Executive Officers should not be changed, as compared to the target incentives under the prior year’s short-term incentive plan.
Excluding Mr. Schriesheim, who was not eligible to receive short-term incentive compensation in his role as Interim Chief Financial Officer, the following table shows the range of short-term incentive compensation that each Named Executive Officer could earn in fiscal year 2025 as a percentage of such executive officer’s annual base salary.
	Threshold	Target	Maximum
Chief Executive Officer	80%	160%	320%
Chief Financial Officer	50%	100%	200%
EVP, Chief Operations and Technology Officer(1)	40%	80%	160%
Other Named Executive Officers	40%	80%	160%

(1)
When Mr. Kasnavi received a promotion to his current position in March 2025, he received an increase in his short-term incentive opportunity by 10% (from 80% of his prior base salary to 90% of his increased base salary), with an increase in the threshold amount to 45% of base salary and the opportunity to earn up to a maximum of 180% of the target award to the extent the Company exceeds its target performance metrics in fiscal year 2025, in recognition of his new role and responsibilities.

Performance Goals
In December 2024, the Compensation and Talent Committee established performance goals for the Incentive Plan that were based on achieving revenue and non-GAAP operating income performance goals, each of which was weighted at 50%. The non-GAAP operating income performance goal was measured based on the Company’s publicly disclosed non-GAAP

40	Proxy Statement

operating income(2) after accounting for any incentive award payments, including those to be made under the Incentive Plan.
The target level performance goals were established by the Compensation and Talent Committee under the Incentive Plan after reviewing the Company’s historical operating results, as well as the Company’s business outlook and expected future results relative to peers and were designed to require significant effort and operational success on the part of our executives and the Company. The maximum level performance goals established by the Compensation and Talent Committee have historically been difficult to achieve and are designed to represent outstanding performance that the Compensation and Talent Committee believes should be rewarded.
The performance goals established under the Incentive Plan for fiscal year 2025 were as follows:
(in millions)	Revenue	Non-GAAP Operating Income
Threshold	$3,750	$800
Target	$4,000	$912
Maximum	$4,400	$1,137
The Compensation and Talent Committee seeks to set challenging yet attainable performance goals for incentive compensation to motivate our executives. For fiscal year 2025, the Compensation and Talent Committee, after substantial evaluation and discussion, set target performance goals that were below fiscal year 2024 performance.
Nonetheless, the Compensation and Talent Committee believed that these goals reflected an appropriate level of rigor given several factors. The goals were established in alignment with the Company’s annual operating plan for fiscal year 2025, which took into account the broader macroeconomic environment, market conditions and the performance expectations of our stockholders. The Incentive Plan also stipulated that payouts to executives following the end of the fiscal year, under either of the revenue and non-GAAP operating income metrics, were conditioned upon the Company achieving full- year non-GAAP operating income of at least $0.8 billion.
Calculation of Incentive Plan Payments
Under the Incentive Plan, upon completion of the fiscal year, the Compensation and Talent Committee determined the extent to which the Company’s performance goals were attained, reviewed the Chief Executive Officer’s recommended payouts under the Incentive Plan, and approved the awards to be made under the Incentive Plan.
Achievement under the performance goals at the “threshold,” “target,” or “maximum” level corresponds to payment under the Incentive Plan at the “threshold,” “target,” or “maximum” percentage, as applicable, with such percentage multiplied by the executive’s base salary for fiscal year 2025 and then multiplied by the weighting assigned to that performance goal. The payout for achievement under the performance goals between either the “threshold” and “target” levels or the “target” and “maximum” levels would be based on linear interpolation between the two relevant amounts.
Each executive’s payment under the Incentive Plan is calculated by evaluating achievement of each performance goal individually, determining the portion of the total eligible incentive payment earned with respect to each such performance goal, and totaling the resulting amounts. The Compensation and Talent Committee retained the discretion to make payments, upon consideration of recommendations by the Chief Executive Officer, even if the threshold performance goals were not met or if the nominal level of non-GAAP operating income was not met, or to make payments in excess of the maximum level if the Company’s performance exceeded the maximum performance goals. While the Compensation and Talent Committee believed it was appropriate to retain this discretion

(2)
Non-GAAP operating income typically excludes from GAAP operating income the following: share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments and restructuring-related charges.

Proxy Statement	41

in order to make short-term incentive compensation awards in appropriate extraordinary circumstances, no such adjustments were actually made.
Fiscal Year Results
For fiscal year 2025, the Company’s revenue and non-GAAP operating income achieved were $4,087 million and $995 million, respectively, resulting in a short-term compensation award equal to 129% of the target payment level for each individual who was a Named Executive Officer as of the end of fiscal year 2025. This outcome was largely driven by strong performance and operational execution to meet higher than expected demand for our products. In November 2025, upon certifying the level of revenue and non-GAAP operating income that had been achieved for the fiscal year, the Compensation and Talent Committee approved payment of the short-term incentive to the Company’s executives for fiscal year 2025. The Compensation and Talent Committee did not exercise discretion, either upward or downward, to Named Executive Officers’ payments under the Incentive Plan.
The following table shows the Company’s achievement under the Incentive Plan:
(in millions)	Revenue	Non-GAAP Operating Income
Threshold	$3,750	$800
Target	$4,000	$912
Maximum	$4,400	$1,137
Achieved	$4,087	$995
Long-Term Stock-Based Compensation
Overview
The Compensation and Talent Committee generally makes long-term stock-based compensation awards to executive officers on an annual basis. Long-term stock-based compensation awards are intended to align the interests of our executive officers with those of our stockholders and to reward our executive officers for increases in stockholder value over periods of time greater than one year. For fiscal year 2025, the Compensation and Talent Committee made an annual stock-based compensation award on November 5, 2024 to each of the Named Executive Officers as of that date, at a regularly scheduled Compensation and Talent Committee meeting.
For information about the long-term stock based compensation awards granted to Mr. Brace and Mr. Carter in fiscal year 2025, see “Compensation Approach for Our Chief Executive Officer” and “Compensation Approach for Our Chief Financial Officer”, respectively.
Fiscal Year 2025 Stock-Based Compensation Awards
In making annual stock-based compensation awards to executive officers for fiscal year 2025, the Compensation and Talent Committee first reviewed the Comparator Group grant data by executive position. The Compensation and Talent Committee used that data to inform its determination of a target dollar value for the long-term stock-based award for each executive officer, as set forth in the table below, targeting awards for fiscal year 2025 that were competitive within the Comparator Group. Each executive officer was granted a PSA and a RSU award equivalent to 60% and 40%, respectively, of the dollar value of the executive’s fiscal year 2025 stock-based award, calculating the number of shares subject to each award using the fair market value of the Company’s common stock on the date of grant of such award and an assumption that the Company would achieve the “target” level of performance required to earn the PSA. The Compensation and Talent Committee’s rationale for awarding PSAs is to further align the executive’s interests with those of our stockholders by using equity awards that will vest only if the Company achieves pre-established performance goals, and we believe the Compensation and Talent Committee’s decision to award a portion of the PSAs subject to metrics measured over a multi-year performance period more closely aligns the executive’s interests with those of our stockholders. Each RSU award granted to executive officers in fiscal year 2025 vests over four years at a rate of twenty-five percent (25%) per year commencing one year from the grant date and thereafter on

42	Proxy Statement

each subsequent anniversary of the grant date for the following three years, provided the executive officer remains employed by the Company through each such vesting date. The long-term incentive awards granted in fiscal year 2025 for
Mr. Brace and Mr. Carter are described above in “Compensation Approach for Our Chief Executive Officer” and “Compensation Approach for Our Chief Financial Officer”.

Name	Value of FY25 Stock-Based Award(1)	Number of Shares Subject to PSAs, at Target(2)	Number of Shares Subject to RSUs(2)
Liam K. Griffin	$10,000,000	67,735(3)	45,156(4)
Kris Sennesael	$5,400,000	36,577	24,384
Reza Kasnavi	$4,200,000	28,448	18,966
Robert J. Terry	$3,000,000	20,320	13,547
Karilee Durham	$2,600,000	17,611	11,740

(1)
The grant date fair values of these stock-based awards as disclosed further below in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” differ from the values stated above due to the grant date fair value of the PSAs being computed using a Monte Carlo simulation to value the portion of the award related to total shareholder return (“TSR”) percentile ranking, in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 — Compensation — Stock Compensation (“ASC 718”).

(2)
Reflects the dollar value of the award, divided by $88.58 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on November 5, 2024.

(3)
Mr. Griffin’s awards were forfeited on May 16, 2025 in connection with his termination of employment.

(4)
The terms of this award provided that in the event of a termination of employment of Mr. Griffin by the Company without cause or by Mr. Griffin for good reason, or by reason of Mr. Griffin’s death or disability (“cause” and “good reason”, in the Second Amended and Restated Change in Control / Severance Agreement, dated May 10, 2023, by and between Mr. Griffin and the Company (the “Griffin Agreement”)), and subject to Sections 6, 8, 12.3 and 12.4 of the Griffin Agreement, the award would become vested solely with respect to the number of Pro Rata Shares (as defined below), reduced by the number of shares that have previously vested. “Pro Rata Shares” means the total number of shares subject to the award multiplied by a fraction equal to (i) the greater of 180 days or the number of calendar days between November 5, 2024 and the date of the termination of service, divided by (ii) the total number of calendar days between November 5, 2024 and November 5, 2028. Mr. Griffin ceased to be employed by the Company on May 16, 2025 at which time his award was vested with respect to 5,934 shares.

After setting award levels by position and evaluating our business needs for the attraction and retention of executives and employees as well as internal and external circumstances impacting the Company and its employees, the Compensation and Talent Committee also reviewed the Comparator Group data to set the aggregate number of shares of the Company’s common stock that would be made available for annual equity awards to eligible non-executive employees of the Company, as a percentage of the total number of the outstanding shares of the Company’s common stock.
FY25 PSAs
The PSAs granted on November 5, 2024 (the “November 2025 PSAs”) and the FY25 Brace PSA
(together with the November 2025 PSAs, the “FY25 PSAs”), have both “performance” and “continued employment” conditions that must be met in order for the executive to receive shares underlying the award.
The “performance” condition of the FY25 PSAs compares the Company’s performance under three distinct metrics during the applicable performance period against a range of pre- established targets, as follows:

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	Percentage of Aggregate Target Level Shares	Performance Period	Vesting
Target Level Shares with Respect to Emerging Revenue Growth Metric(1)	25%	Fiscal Year 2025	100% at the End of Year Two
Target Level Shares with Respect to EBITDA Margin Percentile Ranking Metric(2)	25%	Fiscal Years 2025-2027	100% at the End of Year Three
Target Level Shares with Respect to TSR Percentile Ranking Metric(3)	50%	Fiscal Years 2025-2027	100% at the End of Year Three

(1)
The emerging revenue growth metric measures the Company’s year-over-year revenue growth in certain key product categories, each of which represents an identified longer-term growth market for the Company.

(2)
The EBITDA margin percentile ranking metric measures the Company’s EBITDA margin achieved relative to the companies in our FY25 Peer Group during a three-year performance period comprising the Company’s fiscal years 2025, 2026 and 2027. For purposes of the EBITDA margin percentile ranking metric, EBITDA margin is calculated by dividing EBITDA by revenue for the applicable period, where EBITDA is defined as non-GAAP operating income, plus depreciation and amortization, for the applicable period. With respect to the Company and each FY25 Peer Group company, EBITDA and revenue are calculated based on publicly reported financial information for the applicable period (which for the FY25 Peer Group companies consists of the twelve-quarter period that ends closest to, but not later than, October 3, 2027).(3) When calculating the Company’s EBITDA margin, the impact of any acquisition or disposition occurring within the performance period is excluded if the revenue attributable to such acquisition or disposition exceeds $50 million during such period.

(3)
The TSR percentile ranking metric measures the Company’s percentile ranking achieved with respect to its peer group. The peer group for purposes of the TSR percentile ranking metric includes each of the companies in the S&P 500 Index during the performance period but excludes any such company that during the three-year performance period is acquired by or merged with (or enters into an agreement to be acquired by or merged with) another entity. For purposes of the PSA award, TSR for the Company and for each company in the peer group is calculated using a starting price and ending price, which consist of the average of the closing prices for each trading day during the sixty (60) consecutive calendar days ending on, and including, the last trading day before the measurement period begins and the last trading day of the measurement period, respectively, assuming dividend reinvestment and adjusting for stock splits, as applicable.

The semiconductor industry generally and, in particular, many of the markets into which the Company sells its connectivity products, are characterized by constant and rapid technological change, continuous product evolution, and short product life cycles, including annual product refreshes in some cases. Recognizing that a significant driver of long-term growth is our ability to identify and execute on emerging revenue growth opportunities, the Compensation and Talent Committee retained emerging revenue growth as a one-year metric (representing 25% of the target value of the PSAs) to incentivize our management team on specific emerging product lines that had higher growth potential for that year and were intended to drive long-term value creation.
For 25% of the target value under the FY25 PSAs, the Compensation and Talent Committee utilized a three-year EBITDA margin percentile ranking metric that measures performance relative to the FY25 Peer Group. To incentivize above-median performance, the Compensation and Talent Committee set the target percentile for the EBITDA margin percentile ranking metric at the 55th percentile of our FY25 Peer Group. Following stockholder feedback received after the 2024 Annual Meeting of Stockholders, the Compensation and Talent Committee determined that shares earned pursuant to the EBITDA margin percentile ranking metric for awards granted to Named Executive Officers for fiscal year 2025 would be subject to a three-year performance period and would not vest until the three-year anniversary of the grant date, which reflected an increase in the performance period from two years to three years compared to the EBITDA margin percentile ranking metric for PSAs granted in fiscal year 2024. As in prior years, the

(3)
When calculating the EBITDA margin percentile ranking, the performance of a company in the FY25 Peer Group will be included if during the performance period such company in the FY25 Peer Group publicly reports quarterly financial results for at least ten consecutive quarters out of the twelve applicable quarters.

44	Proxy Statement

remaining half of the target value under the FY25 PSAs was based on a three-year TSR percentile ranking.
The specific pre-established performance goals for the FY25 PSAs under the emerging revenue growth, EBITDA margin percentile ranking and TSR percentile ranking metrics are as follows:
Company Metric	Threshold	Target	Maximum
1-year Emerging Revenue Growth (%)	10.0%	15.0%	20.0%
3-year EBITDA Margin Percentile Ranking	25th	55th	75th
3-year TSR Percentile Ranking	25th	55th	90th
As with the Incentive Plan, the pre-established targets under the FY25 PSAs were established by the Compensation and Talent Committee after reviewing the Company’s historical operating results and growth rates as well as the Company’s expected future results relative to peers and were designed to require significant effort and operational success on the part of our executives and the Company:
•
Emerging Revenue Growth Metric: The target level was set at 15.0%, representing above-market annual growth, the maximum level was set at 20.0%, which the Compensation and Talent Committee believed represented outstanding performance that would be difficult to achieve, and the threshold level was set at 10.0% as a result of continued market uncertainties. The threshold, target and maximum levels vary year to year as a result of the composition of what, as part of the Company’s product portfolio, comprises emerging revenue. For fiscal year 2025, emerging revenue growth was based on driving growth in the following key product categories: automotive, WiFi growth markets (i.e. WiFi 7/8), strategic bulk acoustic wave (“BAW”) expansion (i.e., BAW-enabled products excluding products sold to our largest customer), audio solutions, and mixed-signal solutions business organization (excluding automotive to avoid duplication).

•
EBITDA Margin Percentile Ranking Metric: The Compensation and Talent Committee set the target percentile at the 55th percentile of the FY25 Peer Group in order to further incentivize above-median performance.

•
TSR Percentile Ranking Metric: Consistent with the prior year’s award, the Compensation and Talent Committee set the target percentile at the 55th percentile of the applicable peer group in order to further incentivize above-median performance.

The number of shares issuable under the FY25 PSAs corresponds to the level of achievement of the performance goals, as follows (subject to linear interpolation for amounts between “threshold” and “target” or “target” and “maximum”):
	Performance Achieved
	Threshold	Target	Maximum
% of Target Level Shares Earned with Respect to Emerging Revenue Growth Metric	50%	100%	200%
% of Target Level Shares Earned with Respect to EBITDA Margin Percentile Ranking Metric	50%	100%	200%
% of Target Level Shares Earned with Respect to TSR Percentile Ranking Metric	50%	100%	300%
The “continued employment” condition of the FY25 PSAs provides that, to the extent that the performance goals are met, the shares earned under such metrics would vest as follows (provided, in each case, that the executive remains employed by the Company through each such vesting date):

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	Anniversary of Grant Date(1)
	Two Year	Three Year
% of Shares Earned with Respect to Emerging Revenue Growth Metric	100%
% of Shares Earned with Respect to EBITDA Margin Percentile Ranking Metric		100%
% of Shares Earned with Respect to TSR Percentile Ranking Metric		100%

(1)
In the event of termination by reason of death or permanent disability, the holder of an FY25 PSA (or the holder’s estate) would receive any earned but unissued shares that would have been issuable thereunder during the remaining term of the award.

During fiscal year 2024, the base period against which fiscal year 2025 emerging revenue performance was measured, the Company achieved revenue in the specified key product categories of $596 million. During fiscal year 2025, the Company achieved revenue in the specified key product categories of $740 million, representing emerging revenue growth of 24%, which was above the “maximum” level of performance. This resulted in the Company achieving 200% of the target level of shares for such metric. The shares earned under this metric will be issued in November 2026, provided that the Named Executive Officer meets the continued employment condition.
Outstanding PSAs at the End of Fiscal Year 2025
As summarized in the table below of the annual PSA grants made to Named Executive Officers since our fiscal year ending September 29, 2023
(“fiscal year 2023”), achievement of the EBITDA margin percentile ranking metric and TSR percentile ranking metric under the FY25 PSAs, each of which is subject to a three-year performance period, will be determined following the conclusion of the Company’s fiscal year ending October 1, 2027 (“fiscal year 2027”), and achievement of the TSR percentile ranking metric under the FY24 PSAs, which is subject to a three-year performance period, will be determined following the conclusion of fiscal year 2026. During the three-year performance period under the fiscal year 2023 PSAs comprising the Company’s fiscal years 2023, 2024, and 2025, the Company realized a TSR of -20% resulting in its ranking in the 15th percentile against the applicable peer group. As a result of failing to achieve the threshold TSR percentile ranking metric, no shares were earned by the Named Executive Officers with respect to such metric, and all PSAs with respect to such metric were cancelled.

PSA Fiscal Year	Grant Date	Metric	Performance Period	Achieved (% of Target)
FY23	11/8/2022	Emerging Revenue Growth 2-year EBITDA Margin Percentile Ranking 3-year TSR Percentile Ranking	FY23 FY23 — FY24 FY23 — FY25	200% 125% 0%
FY24	11/7/2023	Emerging Revenue Growth 2-year EBITDA Margin Percentile Ranking 3-year TSR Percentile Ranking	FY24 FY24 — FY25 FY24 — FY26	61% 67% Perf. Period in Progress(1)
FY25	11/5/2024	Emerging Revenue Growth 3-year EBITDA Margin Percentile Ranking 3-year TSR Percentile Ranking	FY25 FY25 — FY27 FY25 — FY27	200% Perf. Period in Progress(2) Perf. Period in Progress(3)

(1)
As of January 26, 2026, performance under this metric during the applicable performance period was below the “threshold” level of performance.

(2)
As of January 26, 2026, performance under this metric during the applicable performance period was below the “threshold” level of performance.

(3)
As of January 26, 2026, performance under this metric during the applicable performance period was below the “threshold” level of performance.

46	Proxy Statement

Other Compensation and Benefits
We provide other benefits to our executive officers that are intended to be part of a competitive overall compensation program and are not tied to any company performance criteria. Consistent with our objective of having compensation programs that are considered fair to our employees, executive officers are eligible to participate in the Company’s medical, dental, vision, life, and disability insurance plans, as well as the Company’s 401(k) Savings and Retirement Plan and Employee Stock Purchase Plan, under the same terms as such benefits are offered to other benefits-eligible employees. We do not provide executive officers with any enhanced retirement benefits (i.e., executive officers are subject to the same limits on contributions as other employees, as we do not offer any supplemental executive retirement plan or other similar non-qualified deferred compensation plan), and they are eligible for 401(k) company-match contributions under the same terms as other employees.
We offered executives the opportunity to participate in a reimbursement program for fiscal year 2025 providing up to an aggregate of $20,000 to each executive for the purchase of personal financial planning services, estate planning services, personal tax planning and preparation services, and/or an executive physical. No tax gross-up was provided for such reimbursements. In fiscal year 2025, each of the Named Executive Officers, other than Mr. Kasnavi, received reimbursement in connection with such services.
In connection with his offer of employment with the Company, Mr. Brace is entitled to reimbursement for certain relocation costs, the cost of commercial airline flights for commuting to the Company’s headquarters, temporary apartment costs, and certain tax gross-ups relating to the foregoing in addition to the other benefits discussed above.
Severance and Change-in-Control Benefits
None of our executive officers, including the Named Executive Officers, has an employment agreement that provides a specific term of employment with the Company. Accordingly, the employment of any such employee may be terminated at any time. We do provide certain benefits to our Named Executive Officers upon certain qualifying terminations of employment and in connection with terminations of employment under certain circumstances following a change in control. During fiscal year 2025, such benefits were afforded to Named Executive Officers pursuant to certain change in control / severance agreements. In November 2025, following a review of market practice and in consultation with Aon, the Compensation and Talent Committee adopted a Severance and Change in Control Benefits Plan (the “Severance Plan”), which, with their consent, replaced the CIC Agreements (as defined below) for all of our Named Executive Officers employed as of November 2025, except for the Chief Executive Officer. A description of the material terms of our severance and change-in-control arrangements with the Named Executive Officers can be found immediately below and further below under “Potential Payments Upon Termination or Change in Control.”
The Compensation and Talent Committee believes that severance protections can play a valuable role in recruiting and retaining superior talent. Further, the Compensation and Talent Committee believes that severance and other termination benefits are an effective way to offer executives financial security to incent them to forego an opportunity with another company. Pursuant to the CIC Agreements, outside of the change-in-control context, each Named Executive Officer was entitled to severance benefits if his or her employment was involuntarily terminated by the Company without cause and, in the case of Mr. Brace, who remains subject to the Brace Agreement (as defined below), and Mr. Griffin, who ceased serving as Chief Executive Officer and President on February 17, 2025, if they terminate their own employment for good reason (as defined in the Brace Agreement and the Griffin Agreement, respectively). The level of each Named Executive Officer’s cash severance or other termination benefit was generally tied to his or her annual base salary and short-term incentive amounts.

Proxy Statement	47

Additionally, pursuant to the CIC Agreements, each Named Executive Officer was eligible to receive enhanced severance benefits and accelerated vesting of equity awards if his or her employment was terminated under certain circumstances in connection with a change in control of the Company. The Compensation and Talent Committee believes these enhanced severance benefits and accelerated vesting were appropriate because the occurrence, or potential occurrence, of a change- in-control transaction would likely create uncertainty regarding the continued employment of executive officers that typically occurs in a change-in-control context, and such severance benefits and accelerated vesting encourage the Named Executive Officers to remain employed with the Company through the change-in-control process and to focus on enhancing stockholder value both before and during the process. The vesting protection helped assure the Named Executive Officers that they would not lose the expected value of their equity awards because of a change in control of the Company.
For fiscal year 2026, all of the Named Executive Officers employed by the Company as of November 2025, besides the Chief Executive Officer, are afforded severance and change-in-control benefits pursuant to the Severance Plan and an individual participation agreement under the Severance Plan. The current Chief Executive Officer, Mr. Brace, continues to be afforded severance and change-in-control benefits pursuant to his change in control / severance agreement. These benefits are discussed in the prior two paragraphs and are described in detail further below under “Potential Payments Upon Termination or Change in Control.”
In fiscal year 2024, the Company adopted a policy providing for stockholder ratification of any new agreements or arrangements that provide for cash severance benefits payable to Named Executive Officers that exceed 2.99 times the sum of the Named Executive Officer’s base salary and target bonus (as each such term is defined in the policy).
Executive Officer Stock Ownership Requirements
We have adopted executive officer stock ownership guidelines with the objective of more closely aligning the interests of our executive officers with those of our stockholders. Under the executive officer stock ownership guidelines, our Named Executive Officers are each required to hold the lower of (a) the number of shares with a fair market value equal to the applicable multiple of such executive’s current base salary, or (b) the applicable number of shares, each as set forth in the table below.
Common stock owned outright by the Named Executive Officer (or by his or her spouse or minor children), common stock held in trust for the benefit of the Named Executive Officer (or his or her spouse or minor children), or restricted stock or RSUs granted pursuant to the equity compensation plans of the Company for which restrictions have lapsed, count towards the requirement. Unexercised options, whether or not vested, and restricted stock and RSUs still subject to risk of forfeiture, as well as any unissued performance shares, do not count towards the requirement. All of our current Named Executive Officers are in compliance with the executive officer stock ownership guidelines as of the date hereof, except for Mr. Brace and Mr. Carter, who are not required to comply with the guidelines until the fifth anniversary of their respective appointments as an executive officer of the Company.

48	Proxy Statement

	Multiple of Annual Base Salary(1)	Shares
Chief Executive Officer	6	94,200
Chief Financial Officer	2.5	21,400
Executive Vice President, Chief Operations and Technology Officer	2.5	25,000
Senior Vice President and General Counsel	2.5	21,600
Senior Vice President, Human Resources	2.5	19,600

(1)
For purposes of the executive officer stock ownership guidelines, the fair market value of the Company’s common stock is the average closing price per share of the Company’s common stock as reported on the Nasdaq Global Select Market (or if the common stock is not then traded on such market, such other market on which the common stock is traded) for the twelve (12) month period ending with the determination date.

Executive Compensation Recoupment Policies
In March 2022, the Company adopted an executive compensation recoupment policy (the “2022 Policy”) that applies to both cash and equity incentive compensation for executive officers.
Under the 2022 Policy, if we are required to prepare an accounting restatement for one or more periods due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, the Board or a committee of independent directors authorized by the Board will investigate the circumstances to determine whether an act or omission of a current or former executive officer, involving fraud or intentional misconduct, contributed to the circumstances resulting in the restatement. Following the investigation, we may require repayment of certain incentive-based compensation received by the executive officer in the three-year period preceding restatement. In November 2023, the Company adopted a new executive compensation recovery policy (the “2023 Policy”) for purposes of complying with Section 10D of the Exchange Act and Nasdaq listing standards. The 2023 Policy provides that, in the event the Company is required to prepare an accounting restatement on or after October 2, 2023 (the “Effective Date”) due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, the Company will act to recover the amount of incentive-based compensation received on or after the Effective Date, by its current and former Section 16 officers, as applicable, in excess of the amount of incentive- based compensation that would have been received had it been determined based on the restated amount, subject to limited exceptions. In the event that an accounting restatement is not covered by the 2023 Policy but is covered by the 2022 Policy, the 2022 Policy will apply. In the event that an accounting restatement could be covered by both the 2022 Policy and 2023 Policy, only the 2023 Policy will apply.
Prohibition on Hedging and Certain Other Transactions
We prohibit our directors, officers, and employees (or any of their designees) from directly or indirectly engaging in the following transactions with respect to securities of the Company:
•
selling short, including short sales “against the box”;

•
buying or selling put or call options; or

•
purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of securities of the Company, whether through the use of traded securities, privately negotiated derivative securities, or synthetic financial instruments.

In addition, we prohibit our directors, officers, and employees from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan.

Proxy Statement	49

Compliance with Internal Revenue Code Section 162(m)
For fiscal year 2025, the Company will be unable to deduct compensation in excess of $1 million paid to certain executive officers, as specified under Section 162(m) of the Internal Revenue Code (“IRC”). The Compensation and Talent Committee uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation and Talent Committee believes such payments are appropriate and in the best interests of the Company and its stockholders.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
It is the Company’s practice to make stock-based compensation awards to executive officers in
November of each year at a prescheduled Compensation and Talent Committee meeting, which may be close in time before or after the Company publicly announces financial results for the prior completed quarter or fiscal year or when the Company publicly provides an outlook for a future quarter or time period. During fiscal year 2025, the Company did not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation, nor did it grant any stock options to any of its executive officers.

50	Proxy Statement

Compensation Tables for Named Executive Officers

Summary Compensation Table
The following table summarizes compensation earned by, or awarded or paid to, our Named Executive Officers for fiscal year 2025, fiscal year 2024, and fiscal year 2023.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Philip G. Brace(4)	2025	571,154	22,608,588	1,155,048	201,816(5)	24,536,606
Chief Executive Officer and President	2024
	2023
Philip Carter(4)	2025	91,435	4,684,079	0	3,804	4,779,318
Senior Vice President and Chief Financial Officer	2024
	2023
Reza Kasnavi	2025	685,386	4,452,408	773,934	17,360	5,929,088
Executive Vice President, Chief Operations and Technology Officer(6)	2024	597,600	4,435,150	349,860	16,961	5,399,571
	2023	574,100	4,377,587	370,013	35,936	5,357,636
Robert J. Terry	2025	593,950	3,180,279	605,469	39,864	4,419,562
Senior Vice President, General Counsel and Secretary	2024	559,800	3,659,046	327,703	34,457	4,581,006
	2023	538,200	3,605,110	346,887	27,150	4,517,347
Karilee A. Durham(4)	2025	537,193	2,756,209	548,544	40,131	3,882,077
Senior Vice President, Human Resources	2024
	2023
Liam K. Griffin(7)	2025	745,675	10,416,730	0	13,554,636(8)	24,717,041
Former Chairman, Chief Executive Officer & President	2024	1,175,002	15,523,244	1,370,289	27,992	18,096,527
	2023	1,170,502	14,554,926	1,509,604	26,404	17,261,436
Kris Sennesael(9)	2025	410,885	5,724,546	0	20,521	6,155,952
Former Senior Vice President and Chief Financial Officer	2024	627,600	4,213,415	459,192	24,220	5,324,427
	2023	604,200	4,142,435	486,606	20,921	5,254,162
Robert A. Schriesheim(4)	2025	173,077	899,956	0	309,977(10)	1,383,010
Former Interim Chief Financial Officer	2024
	2023

(1)
The amounts in the Stock Awards column represent the grant date fair values, computed in accordance with the provisions of FASB ASC Topic 718 — Compensation — Stock Compensation (“ASC 718”), of PSAs and RSUs granted during the applicable fiscal year, without regard to estimated forfeiture rates. For fiscal years 2023, 2024, and 2025, assuming the highest level of performance achievement with respect to the PSAs, the grant date fair values of the Stock Awards would be as follows: Mr. Brace (FY25: $24,768,587), Mr. Carter (FY25: $4,684,079), Mr. Kasnavi (FY23: $5,550,558; FY24: $5,635,121; FY25: $5,712,370), Mr. Terry (FY23: $4,571,105; FY24: $4,649,065; FY25: $4,080,252), Ms. Durham (FY25: $3,536,200), Mr. Griffin (FY23: $18,454,902; FY24: $19,723,254; FY25: $13,601,016), Mr. Sennesael (FY22: $5,339,011; FY23: $5,252,414; FY24: $5,353,425; FY25: $7,344,542), and Mr. Schreisheim (FY25: $899,956). For a description of the assumptions used in calculating the fair value of equity awards in fiscal year 2025 under ASC 718, see Note 9 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 7, 2025.

(2)
Reflects amounts paid to the Named Executive Officers pursuant to the Incentive Plan adopted by the Compensation and Talent Committee for each year indicated.

(3)
“All Other Compensation” includes the Company’s contributions to the executive’s 401(k) Plan account, the cost of group term life insurance premiums, and financial planning benefits. For fiscal year 2025, it specifically includes $14,000 in Company contributions to the 401(k) Plan accounts of Messrs. Brace, Kasnavi, Terry, Durham and Griffin, $13,500 to Mr. Sennesael’s

Proxy Statement	51

401(k) Plan account and $3,555 to Mr. Carter’s 401(k) Plan account. It also includes financial planning benefits of  $20,000, $8,350, $4,795 and $3,211 for Mr. Terry, Ms. Durham, Mr. Brace, and Mr. Sennesael, and a holiday reimbursement for Ms. Durham.
(4)
Mr. Brace joined the Company in fiscal year 2025 and was not a Named Executive Officer during fiscal years 2023 or 2024. Mr. Carter re-joined the Company in fiscal year 2025 and was not a Named Executive Officer during fiscal years 2023 and 2024, and pursuant to Instruction (4) to Item 402(a)(3) of Regulation S-K, information is provided herein as to all of his compensation for fiscal year 2025. Ms. Durham was not a Named Executive Officer for fiscal years 2023 or 2024. Mr. Schriesheim became an employee of the Company in fiscal year 2025 on an interim and partial-year basis and was not a Named Executive Officer during fiscal years 2023 or 2024.

(5)
The amount reported includes amounts referenced in footnote 3 above as well as $147,670 for relocation expenses, $21,320 for commuting expenses related to Mr. Brace’s air and associated travel to and from the Company’s headquarters in Orange County, California, and $10,102 in tax reimbursement payments on taxable expenses associated therewith. Reimbursement of Mr. Brace’s commuting and tax expenses were within the limits set for each and approved by the Company’s Compensation and Talent Committee.

(6)
In fiscal year 2025, Mr. Kasnavi served as Senior Vice President, Technology and Manufacturing, until March 15, 2025, on which date he was appointed Executive Vice President, Chief Operations and Technology Officer.

(7)
Mr. Griffin ceased serving as the Company’s Chairman on February 4, 2025 and as its Chief Executive Officer and President on February 17, 2025. Mr. Griffin’s employment with the Company ended on May 16, 2025.

(8)
The amount reported includes $6.1 million cash severance payment and $7.2 million in equity acceleration in connection with a termination without cause or resignation for good reason that is unrelated to a change in control as provided for in the Griffin Agreement.

(9)
Mr. Sennesael ceased serving as Chief Financial Officer of the Company effective May 9, 2025.

(10)
The amount reported includes $82,699 in director retainer fees and $225,043 from an annual equity grant to Mr. Schriesheim in his capacity as Director under an RSU award granted on May 14, 2025, under the Company’s 2008 Director Long-Term Incentive Plan. These amounts relate to Mr. Schriesheim’s non-employee director service prior to his appointment and following his departure as the Company’s Interim Chief Financial Officer from May 29, 2025 to September 7, 2025. These amounts also include $2,235 in imputed income for group term life insurance during his service as Interim Chief Financial Officer.

Grants of Plan-Based Awards Table
The following table summarizes all grants of plan-based awards made to the Named Executive Officers in fiscal year 2025.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock Or Units (#)(3)		Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Philip G. Brace		720,000	1,440,000	2,880,000
	2/17/2025				32,762	65,524	163,810			3,726,022	(4)
	2/17/2025						455,028			16,002,612	(5)
	2/17/2025							43,682	(3)	2,879,954	(6)
Philip Carter	9/8/2025				12,561	25,122	50,244			842,070	(7)
	9/8/2025							39,666	(3)	2,999,940	(13)
Reza Kasnavi		287,500	575,000	1,150,000
	11/5/2024				14,224	28,448	71,120			2,772,400	(8)
	11/5/2024							18,966	(3)	1,680,008	(12)
Robert J. Terry		234,000	468,000	936,000
	11/5/2024				10,160	20,320	50,800			1,980,286	(8)
	11/5/2024							13,547	(3)	1,199,993	(12)
Karilee A. Durham		212,000	424,000	848,000
	11/5/2024				8,805	17,611	44,027			1,716,271	(8)
	11/5/2024							11,740	(3)	1,039,929	(12)
Liam K. Griffin		940,000	1,880,000	3,760,000
	11/12/2024				33,867	67,735	169,337			6,486,343	(9)
	11/12/2024							45,156	(3)	3,930,378	(10)
Kris Sennesael		337,500	675,000	1,350,000
	11/5/2024				18,288	36,577	91,442			3,564,603	(8)
	11/5/2024							24,384	(3)	2,159,935	(12)
Robert A. Schriesheim	5/29/2025							12,949		899,956	(11)

52	Proxy Statement

(1)
The amounts shown represent the potential value of awards earned under the Incentive Plan. The amounts actually paid to the Named Executive Officers under the Incentive Plan are shown above in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation.” For a more complete description of the Incentive Plan, please see description above under “Components of Compensation — Short-Term Incentives.”

(2)
The amounts shown represent shares potentially issuable pursuant to the November 2025 PSAs, as well as the FY25 Brace PSAs and the PSA awards to Mr. Griffin and Mr. Carter, which were made on November 12, 2024 and September 8, 2025, respectively. Except for the PSA grants made to Mr. Brace as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4), each such grant was made under the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan, as described above under “Components of Compensation — Long-Term Stock-Based Compensation.”

(3)
The amounts shown represent shares potentially issuable pursuant to RSU awards granted in fiscal year 2025 under the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan, except for Mr. Brace, whose amount reflects the FY25 Brace RSU granted to Mr. Brace as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4). Each RSU award vests over four years at a rate of twenty-five percent (25%) per year commencing one year after the grant date and on each subsequent anniversary of the grant date for the following three years, provided the executive remains employed by the Company through each such vesting date, except for the FY25 Brace RSU, which vests at a rate of 25% per year on each anniversary of November 5, 2024 until it becomes fully vested on November 5, 2028, subject to Mr. Brace remaining employed by the Company through each such vesting date.

(4)
Reflects the grant date fair value of the FY25 Brace PSA granted as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), computed in accordance with the provisions of ASC 718, using (a) a Monte Carlo simulation (which weights the probability of multiple potential outcomes) to value the portion of the award related to TSR percentile ranking, and (b) a price of  $65.93 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on February 17, 2025, to value the portion of the award related to emerging revenue growth and EBITDA margin percentile ranking, assuming performance at the “target” level. For a description of the assumptions used in calculating the fair value of equity awards granted in fiscal year 2025 under ASC 718, see Note 9 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 7, 2025.

(5)
Reflects the grant date fair value of the Brace New Hire PSA granted as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4), computed in accordance with the provisions of ASC 718, using a Monte Carlo simulation (which weights the probability of multiple potential outcomes) to value the portion of the award related to potential hurdle achievement. For a description of the assumptions used in calculating the fair value of equity awards granted in fiscal year 2025 under ASC 718, see Note 9 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 7, 2025.

(6)
Reflects the grant date fair value of the FY25 Brace RSU granted as an “inducement grant” within the meaning of Nasdaq Listing Rule 5635(c)(4) on February 17, 2025, computed in accordance with the provisions of ASC 718 using a price of  $65.93 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on February 17, 2025.

(7)
Reflects the grant date fair value of the Carter New Hire PSA granted on September 8, 2025, computed in accordance with the provisions of ASC 718, using a Monte Carlo simulation (which weights the probability of multiple potential outcomes) to value the portion of the award related to TSR performance. For a description of the assumptions used in calculating the fair value of equity awards granted in fiscal year 2025 under ASC 718, see Note 9 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 7, 2025.

(8)
Reflects the grant date fair value of the FY25 PSAs, computed in accordance with the provisions of ASC 718, using (a) a Monte Carlo simulation (which weights the probability of multiple potential outcomes) to value the portion of the award related to TSR percentile ranking, and (b) a price of  $88.58 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on November 5, 2024, to value the portion of the award related to emerging revenue growth and EBITDA margin percentile ranking, assuming performance at the “target” level. For a description of the assumptions used in calculating the fair value of equity awards granted in fiscal year 2025 under ASC 718, see Note 9 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 7, 2025.

(9)
Reflects the grant date fair value of the FY25 PSAs, computed in accordance with the provisions of ASC 718, using (a) a Monte Carlo simulation (which weights the probability of multiple potential outcomes) to value the portion of the award related to TSR percentile ranking, and (b) a price of  $87.04 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on November 12, 2024, to value the portion of the award related to emerging revenue growth and EBITDA margin percentile ranking, assuming performance at the “target” level. For a description of the assumptions used in calculating the fair value of equity awards granted in fiscal year 2025 under ASC 718, see Note 9 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on November 7, 2025.

(10)
Reflects the grant date fair value of the RSUs granted on November 12, 2024, computed in accordance with the provisions of ASC 718 using a price of  $87.04 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on November 12, 2024.

(11)
Reflects the grant date fair value of the RSUs granted on May 29, 2025, computed in accordance with the provisions of ASC 718 using a price of  $69.50 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on May 29, 2025.

Proxy Statement	53

(12)
Reflects the grant date fair value of the RSUs granted on November 5, 2024, computed in accordance with the provisions of ASC 718 using a price of  $88.58 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on November 5, 2024.

(13)
Reflects the grant date fair value of the RSUs granted on September 8, 2025, computed in accordance with the provisions of ASC 718 using a price of  $75.63 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Select Market on September 8, 2025.

Outstanding Equity Awards at Fiscal Year End Table
The following table summarizes the unvested stock awards held by the Named Executive Officers as of the end of fiscal year 2025. None of our Named Executive Officers held stock options as of the end of fiscal year 2025.
	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested ($)(1)
Philip G. Brace	43,682	(2)	3,367,882	32,762	(4)	2,525,950
	32,762	(3)	2,525,950	91,006	(5)	7,016,563
Philip Carter	39,666	(6)	3,058,249	12,561	(7)	968,453
Reza Kasnavi	2,439	(8)	188,047	6,615	(14)	510,017
	8,820	(9)	680,022	6,714	(15)	517,649
	13,428	(10)	1,035,299	14,224	(16)	1,096,670
	18,966	(11)	1,462,279
	8,581	(12)	661,595
	14,224	(13)	1,096,670
Robert J. Terry	2,008	(8)	154,817	5,447	(14)	419,964
	7,263	(9)	559,977	5,539	(15)	427,057
	11,078	(10)	854,114	10,160	(16)	783,336
	13,547	(11)	1,044,474
	7,079	(12)	545,791
	10,160	(13)	783,336
Karilee A. Durham	1,362	(8)	105,010	3,383	(14)	260,829
	4,511	(9)	347,798	3,441	(15)	265,301
	6,882	(10)	530,602	8,805	(16)	678,866
	11,740	(11)	905,154
	4,396	(12)	338,932
	8,806	(13)	678,943
Liam K. Griffin	15,782	(12)	1,216,792	21,994	(14)	1,695,737
				23,500	(15)	1,811,850
Kris Sennesael(17)	0		0	0		0
Robert A. Schriesheim	3,664	(18)	282,494
	12,949	(19)	998,368

(1)
Reflects a price of  $77.10 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on October 3, 2025.

54	Proxy Statement

(2)
Represents shares issuable under the FY25 Brace RSU granted on February 17, 2025. The RSU award vests at a rate of 25% per year on each anniversary of November 5, 2024 until it becomes fully vested on November 5, 2028.

(3)
Represents shares issuable under the FY25 Brace PSA (awarded on February 17, 2025, as described above under “Compensation Approach for our Chief Executive Officer”) with respect to the emerging revenue growth metric measured over a one-year performance period consisting of the Company’s fiscal year 2025, assuming achievement at the “maximum” level of performance, one hundred percent (100%) of which will be issued on November 5, 2026, provided Mr. Brace remains employed by the Company through such vesting date.

(4)
Represents shares issuable under the Brace FY25 PSAs (awarded on February 17, 2025, as described above under “Compensation Approach for our Chief Executive Officer”) with respect to the TSR percentile ranking metric, assuming achievement at the “threshold” level of performance. This portion of the Brace FY25 PSAs, which is subject to a three-year performance period, will be issued on November 5, 2027, to the extent earned and provided that Mr. Brace meets the continued employment condition. Also represents shares issuable under the Brace FY25 PSAs with respect to the EBITDA margin percentile ranking metric measured over a three-year performance period consisting of the Company’s fiscal years 2025, 2026 and 2027, assuming achievement at the “target” level of performance. This portion of the Brace FY25 PSAs will be issued on November 5, 2027, to the extent earned and provided that Mr. Brace meets the continued employment condition.

(5)
Represents shares issuable under the Brace New Hire PSA (awarded on February 17, 2025, as described above under “Compensation Approach for our Chief Executive Officer”) with respect to the hurdles, assuming achievement of the first share price hurdle.

(6)
Represents shares issuable under the Carter New Hire RSU (awarded on September 8, 2025, as described above under “Compensation Approach for our Chief Financial Officer”), under the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan. The RSU award vests at a rate of 25% per year on each anniversary of the grant date through September 8, 2029.

(7)
Represents shares issuable under the Carter New Hire PSA (awarded on September 8, 2025, as described above under “Compensation Approach for our Chief Financial Officer”) with respect to the three-year TSR performance, assuming achievement at the “threshold” level of performance.

(8)
Represents shares issuable under an RSU award granted on November 10, 2021, under the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan. The RSU award vests at a rate of 25% per year on each anniversary of the grant date through November 10, 2025.

(9)
Represents shares issuable under an RSU award granted on November 8, 2022, under the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan. The RSU award vests at a rate of 25% per year on each anniversary of the grant date through November 8, 2026.

(10)
Represents shares issuable under an RSU award granted on November 7, 2023, under the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan. The RSU award vests at a rate of 25% per year on each anniversary of the grant date through November 7, 2027.

(11)
Represents shares issuable under an RSU award granted on November 5, 2024, under the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan. The RSU award vests at a rate of 25% per year on each anniversary of the grant date through November 5, 2028.

(12)
Represents shares issuable under the fiscal year 2024 PSAs (“FY24 PSAs”) (awarded on November 7, 2023) with respect to the emerging revenue growth metric measured over a one-year performance period consisting of the Company’s fiscal year 2024, assuming achievement at 61% of the “target” level of performance, one hundred percent (100%) of which were issued on November 7, 2025. Also represents shares issuable under the FY24 PSAs with respect to the EBITDA margin percentile ranking metric measured over a two-year performance period consisting of the Company’s fiscal years 2024 and 2025, assuming achievement with respect to such metric of 67% of the target level of performance, one hundred percent (100%) of which were issued on November 7, 2025.

(13)
Represents shares issuable under the FY25 PSAs (awarded on November 5, 2024, as described above under “Components of Compensation — Long-Term Stock-Based Compensation”) with respect to the emerging revenue growth metric measured over a one-year performance period consisting of the Company’s fiscal year 2025, assuming achievement at the “maximum” level of performance. One hundred percent (100%) of the shares to be earned under the FY25 PSAs with respect to this metric will be issued on November 5, 2026, to the extent earned and provided that the executive meets the continued employment condition.

(14)
Represents shares issuable under the fiscal year 2023 PSAs (the “FY23 PSAs”) with respect to the TSR percentile ranking metric, assuming achievement at the “threshold” level of performance. This portion of the FY23 PSAs, which was subject to a three-year performance period, would have been issued on November 8, 2025, had it been achieved.

(15)
Represents shares issuable under the FY24 PSAs with respect to the TSR percentile ranking metric, assuming achievement at the “threshold” level of performance. This portion of the FY24 PSAs, which is subject to a three-year performance period, will be issued on November 7, 2026, to the extent earned and provided that the executive meets the continued employment condition.

(16)
Represents shares issuable under the FY25 PSAs (awarded on November 5, 2024, as described above under “Components of Compensation — Long-Term Stock-Based Compensation”) with respect to the TSR percentile ranking metric, assuming achievement at the “threshold” level of performance. This portion of the FY25 PSAs, which is subject to a three-year performance period, will be issued on November 5, 2027, to the extent earned and provided that the executive meets the

Proxy Statement	55

continued employment condition. Also represents shares issuable under the FY25 PSAs with respect to the EBITDA margin percentile ranking metric measured over a three-year performance period consisting of the Company’s fiscal years 2025, 2026 and 2027, assuming achievement at the “target” level of performance. This portion of the FY24 PSAs will be issued on November 7, 2025, to the extent earned and provided that the executive meets the continued employment condition.
(17)
Mr. Sennesael ceased serving as Chief Financial Officer of the Company effective May 9, 2025, and all unvested shares were forfeited.

(18)
Represents shares issuable to Mr. Schriesheim in his capacity as a non-employee director under an RSU award granted on May 14, 2025, pursuant to the Company’s Second Amended and Restated 2008 Director Long-Term Incentive Plan. The RSU award vests on May 14, 2026, which is the anniversary of the grant date.

(19)
Represents shares issuable to Mr. Schriesheim in his capacity as Interim Chief Financial Officer under an RSU award granted on May 29, 2025, pursuant to the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan. The RSU award vests on the second anniversary of the grant date and based on his length of service as Interim Chief Financial Officer, he is eligible to receive 12,949 shares (50% of the shares granted) on May 29, 2027.

Option Exercises and Stock Vested Table
The following table summarizes the Named Executive Officers’ option exercises and stock award vesting during fiscal year 2025.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Philip G. Brace	0	0
Philip Carter	3,382(2)	302,911
Reza Kasnavi	35,117	3,134,447
Robert J. Terry	28,915	2,580,901
Karilee A. Durham	18,229	1,626,743
Liam K. Griffin	211,873	17,684,044
Kris Sennesael	33,645	3,002,585
Robert A. Schriesheim	2,272(3)	164,129

(1)
The value realized upon vesting is determined by multiplying (a) the number of shares underlying the stock awards that vested, by (b) the closing price of the Company’s common stock on the Nasdaq Global Select Market on the applicable vesting date.

(2)
Reflects shares Mr. Carter received prior to the end of his employment with the Company on November 15, 2024 and subsequent return to the Company on September 8, 2025. At the time of vest, Mr. Carter was not a Named Executive Officer for the Company.

(3)
Reflects shares received by Mr. Schriesheim pursuant to the Company’s Second Amended and Restated 2008 Director Long-Term Incentive Plan for his service as a non-employee member of the Board prior to his appointment as Interim Chief Financial Officer. These shares were granted under the same terms and conditions applicable to director equity awards.

56	Proxy Statement

Potential Payments Upon Termination or Change in Control
Mr. Brace
The Company entered into a Change in Control / Severance Agreement with Mr. Brace on February 17, 2025 (the “Brace Agreement”) in connection with his appointment as Chief Executive Officer and President.
The Brace Agreement sets out severance benefits that become payable if, within the period of time commencing three (3) months prior to and ending two (2) years following a change in control, Mr. Brace’s employment is either (i) terminated by the Company without cause, or (ii) terminated by him for good reason (a “Qualifying Termination”). The severance benefits provided to Mr. Brace in such circumstances would consist of the following: (i) a lump-sum payment equal to two (2) times the sum of (A) his annual base salary immediately prior to the change in control, and (B) the target annual short-term cash incentive opportunity for the year in which the change of control occurs (or, if no target has yet been set for such year, the target annual short-term cash incentive opportunity for the prior year); (ii) if he has not yet received a cash incentive award under the Company’s executive incentive plan for the fiscal year preceding the date of termination of his employment, the executive incentive plan award Mr. Brace would have received for such prior fiscal year had he remained employed by the Company on the date of payment; (iii) all of Mr. Brace’s then-outstanding stock options would remain exercisable for a period of thirty (30) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iv) COBRA continuation for up to eighteen (18) months after the termination date.
The Brace Agreement also provides that in the event of a Qualifying Termination, Mr. Brace is entitled to full acceleration of the vesting of all of his outstanding equity awards (including stock options, restricted stock awards, RSU awards, and all earned but unissued performance-based equity awards). At the time of a change in control, all such outstanding equity awards would continue to be subject to the same time-based vesting schedule to which the awards were subject prior to the change in control (including performance-based equity awards that are deemed earned at the time of the change in control as described below). For performance- based equity awards where the change in control occurs prior to the end of the applicable performance period, such awards would be deemed earned as to the greater of (i) the target level of shares for such awards, or (ii) if such calculation is determined to be practicable by the Compensation and Talent Committee, the number of shares that would have been earned pursuant to the terms of such awards based upon performance up through and including the day prior to the date of the change in control. In the event that the successor or surviving company does not agree to assume, or to substitute for, such outstanding equity awards on substantially similar terms with substantially equivalent economic benefits as exist for each such award immediately prior to the change in control, then such awards would accelerate in full as of the change in control.
The Brace Agreement also sets out severance benefits outside a change in control that become payable if Mr. Brace’s employment is terminated by the Company without cause or if Mr. Brace terminates his employment with the Company for good reason. The severance benefits provided to Mr. Brace under such circumstance would consist of the following: (a) a lump sum equal to one and one-half (1.5) times (x) his annual base salary, and (y) target annual short-term cash incentive opportunity then-in effect (or, if no target has been set for such year, the target annual short-term cash incentive opportunity for the prior year); (b) if he has not yet received a cash incentive award under the Company’s executive incentive plan for the fiscal year preceding the date of termination of his employment, the executive incentive plan award he would have received for such prior fiscal year had he remained employed by the Company on the date of payment; (c) (i) all of his stock options would become immediately exercisable and would remain exercisable for a period of two (2) years after the termination date (but not beyond the expiration of their respective maximum terms), (ii) each outstanding time-based restricted stock award (including an award of

Proxy Statement	57

time-based RSUs) would become immediately vested and free from restrictions as of such termination date, and (iii) he would be entitled to receive the number of performance shares (x) that are earned but unissued and (y) he would have earned had he remained employed through the measurement date (where the termination date is prior to the measurement date of an award) with respect to a performance metric for which the measurement date is no more than twelve (12) months after the termination date; and (d) COBRA continuation coverage for up to fifteen (15) months after the termination date.In the event of a termination of his employment by reason of Mr. Brace’s death or permanent disability (within the meaning of Section 22(e)(3) of the IRC), the Brace Agreement provides for full acceleration of the vesting of all then-outstanding equity awards subject to time-based vesting (including stock options, restricted stock awards, RSU awards, and all performance-based equity awards where the performance period has ended and the shares are earned but unissued). The Brace Agreement also provides that for a performance-based equity award where Mr. Brace’s death or permanent disability occurs prior to the end of the performance period, such award would be deemed earned as to the greater of (i) the target level of shares for such award, or (ii) the number of shares that would have been earned pursuant to the terms of such award had he remained employed through the end of the performance period, and such earned shares would become vested and issuable to him after the performance period ends. In addition, all outstanding stock options would remain exercisable for a period of one (1) year following the termination of employment (but not beyond the expiration of their respective maximum terms).
Except for the Brace New Hire PSA, which is governed by the Performance Share Agreement dated February 17, 2025 between the Company and Mr. Brace (the “Brace PSA Agreement”), all of Mr. Brace’s equity awards that were outstanding as of October 3, 2025 are subject to the terms of the Brace Agreement described above. The Brace PSA Agreement provides that if Mr. Brace’s employment is terminated outside of a change in control due to death or disability, by the
Company without cause, or by Mr. Brace for good reason, any shares subject to the Brace New Hire PSA that have satisfied the performance-based vesting condition but that remain subject to time-based vesting (“earned shares”) will become fully vested and nonforfeitable, and any shares that have not satisfied the performance-based vesting condition (“unearned shares”) will terminate and be forfeited. The Brace PSA Agreement also provides that, in the event of a change in control during the term of the award where Mr. Brace remains employed by the Company, (i) each earned share as of immediately prior to the closing of the change in control will be converted into the right to receive the per-share amount payable or available for distribution to holders of Company common stock in connection with the change in control (the “per share transaction price”) on the original vesting date applicable to such earned share, subject to Mr. Brace’s continued employment with the Company or its successor on such vesting date; and (ii) any unearned shares will become earned (the “CIC Earned Shares”) as of immediately prior to the closing of the change in control solely to the extent the share price hurdle (upon which performance is measured) to which the unearned shares relate is less than the per-share transaction price, with each such CIC Earned Share being converted into the right to receive the per-share transaction price on the one-year anniversary of the closing of the change in control, subject to Mr. Brace’s continued employment with the Company or its successor on such date and any remaining unearned shares being terminated and forfeited. If, within one year following the change in control, Mr. Brace’s employment is terminated by the Company or its successor without cause, by Mr. Brace for good reason or due to death or disability, vesting for all such earned shares and CIC Earned Shares will accelerate such that those shares will become fully vested and payable to Mr. Brace. If the successor in a change in control does not assume or substitute the earned shares and the CIC Earned Shares with the right to receive the per-share transaction price, then all earned shares and CIC Earned Shares will become fully vested as of the change in control.

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Additionally, the Brace Agreement and the Brace PSA Agreement require that Mr. Brace sign a release of claims in favor of the Company before he is eligible to receive any severance benefits under the Brace Agreement and the Brace PSA Agreement. The Brace Agreement also contains a non-solicitation provision applicable to Mr. Brace while he is employed by the Company and for twelve (12) months following the termination of his employment.
The terms “change in control,” “cause,” and “good reason”, as such terms are used in the Brace Agreement and the Brace PSA Agreement, are each defined in the Brace Agreement. Change in control means, in summary: (i) the acquisition by a person or a group of 40% or more of the outstanding stock of the Company; (ii) a change, without approval by the Board, of a majority of the Board of the Company; (iii) the acquisition of the Company by means of a reorganization, merger, consolidation, or asset sale; or (iv) stockholder approval of a liquidation or dissolution of the Company. Cause means, in summary: (i) deliberate dishonesty that is significantly detrimental to the best interests of the Company; (ii) conduct constituting an act of moral turpitude; (iii) conviction of, or plea of guilty or nolo contendere to, a felony; (iv) willful disloyalty or insubordination; or (v) incompetent performance or substantial or continuing inattention to or neglect of duties. Good reason means, in summary: (i) a material diminution in his base compensation, authority, duties, or responsibilities over which he retains authority; (ii) a requirement that Mr. Brace report to a corporate officer or employee instead of reporting directly to the Board; (iii) a material change in his office location; or (iv) any action or inaction constituting a material breach by the Company of the terms of the agreement.
Each of the Brace Agreement and the Brace PSA Agreement is intended to be exempt from or compliant with Section 409A of the IRC. The payments due to Mr. Brace under the Brace Agreement and the Brace PSA Agreement are subject to potential reduction in the event that such payments would otherwise become subject to excise tax incurred under Section 4999 of the IRC, if such reduction would result in his retaining a larger amount, on an after-tax basis, than if he had received all of the payments due.
Mr. Carter, Mr. Sennesael, Mr. Kasnavi, Mr. Terry, and Ms. Durham
The Company entered into a Change in Control / Severance Agreement with Mr. Carter on September 8, 2025 and Amended and Restated Change in Control / Severance Agreements with each of Mr. Sennesael, Mr. Kasnavi, Mr. Terry, and Ms. Durham on May 10, 2023, respectively. Each such Change in Control / Severance Agreement and Amended and Restated Change in Control / Severance Agreement is referred to herein as a “CIC Agreement.” As discussed below in “Severance and Change in Control Benefits Plan,” each of the Named Executive Officers, other than Mr. Brace, who was employed at the time the Severance Plan was adopted in November 2025 executed a participation agreement pursuant to which they agreed to terminate their CIC Agreements and become subject to the Severance Plan.
Each CIC Agreement set out severance benefits that became payable if the executive officer experienced a Qualifying Termination. The severance benefits provided to the executive in such circumstances consisted of the following: (i) a lump sum payment equal to one and one-half (1 1∕2) times the sum of (A) all of the executive’s annual base salary immediately prior to the change in control, and (B) the CIC Bonus Amount; (ii) all of the executive’s then-outstanding stock options would remain exercisable for a period of eighteen (18) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iii) COBRA continuation for up to eighteen (18) months after the termination date. The “CIC Bonus Amount” was an amount equal to the greater of (x) the average of the annual short term cash incentive awards received for the three (3) years prior to the year in which the change of control occurred and (y) the target annual short term cash incentive award for the year in which the change in control occurred.
Each CIC Agreement also provided that in the event of a Qualifying Termination, the executive

Proxy Statement	59

was entitled to full acceleration of the vesting of all of his outstanding equity awards (including stock options, restricted stock awards, RSU awards, and all earned but unissued performance-based equity awards). At the time of a change in control, all such outstanding equity awards would continue to be subject to the same time-based vesting schedule to which the awards were subject prior to the change in control (including performance-based equity awards that would be deemed earned at the time of the change in control as described below). For performance- based equity awards where the change in control occurred prior to the end of the performance period, such awards were deemed earned as to the greater of (i) the target level of shares for such awards, or (ii) if such calculation was determined to be practicable by the Compensation and Talent Committee, the number of shares that would have been earned pursuant to the terms of such awards based upon performance up through and including the day prior to the date of the change in control. In the event that the successor or surviving company did not agree to assume, or to substitute for, such outstanding equity awards on substantially similar terms with substantially equivalent economic benefits as existed for such award immediately prior to the change in control, then such awards would accelerate in full as of the change in control.
Each CIC Agreement also set out severance benefits outside a change in control that would become payable if the executive’s employment was terminated by the Company without cause. The severance benefits provided to the executive under such circumstance consisted of the following: (i) biweekly compensation continuation payments commencing not more than sixty (60) days after such termination and continuing for a period of twelve (12) months, with each such compensation continuation payment being equal to the aggregate payment amount divided by twenty-six (26), where the aggregate payment was equal to the sum of (x) his then-current annual base salary, and (y) any short-term cash incentive award then due; (ii) all then-vested outstanding stock options would remain exercisable for a period of twelve (12) months after the termination date (but not beyond the expiration of their respective maximum terms); and (iii) COBRA continuation coverage for up to twelve (12) months after the termination date.
In the event of the executive’s death or permanent disability (within the meaning of Section 22(e)(3) of the IRC), each CIC Agreement provided for full acceleration of the vesting of all then-outstanding equity awards subject to time-based vesting (including stock options, restricted stock awards, RSU awards, and all performance- based equity awards where the performance period had ended and the shares were earned but unissued). Each CIC Agreement also provided that for a performance-based equity award where the executive’s death or permanent disability occurred prior to the end of the performance period, such award was deemed earned as to the greater of (i) the target level of shares for such award, or (ii) the number of shares that would have been earned pursuant to the terms of such award had the executive remained employed through the end of the performance period, and such earned shares would become vested and issuable to the executive after the performance period ends. In addition, all outstanding stock options would remain exercisable for a period of twelve (12) months following the termination of employment (but not beyond the expiration of their respective maximum terms).
All of the equity awards that were outstanding as of October 3, 2025 for each of Mr. Carter, Mr. Kasnavi, Mr. Terry, and Ms. Durham were subject to the terms described above for the CIC Agreements. Mr. Sennesael’s employment with the Company ended on May 9, 2025. He did not receive any severance benefits under his CIC Agreement in connection with his voluntary departure from the Company.
Each CIC Agreement was intended to be exempt from or compliant with Section 409A of the IRC and had an initial two (2) year term, and thereafter renewed automatically on an annual basis for up to five (5) additional years unless either the Company or the executive timely provided a notice of non-renewal to the other prior to the end of the then-current term. The payments due to each executive under his or her CIC Agreement were subject to potential reduction in the event

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that such payments would otherwise have become subject to excise tax incurred under Section 4999 of the IRC, if such reduction would have resulted in the executive retaining a larger amount, on an after-tax basis, than if he had received all of the payments due.
Additionally, each CIC Agreement required that the executive sign a release of claims in favor of the Company before he was eligible to receive any benefits under the agreement. Each CIC Agreement also contained non-solicitation provisions applicable to the executive while he was employed by the Company and for a period of twelve (12) months following the termination of his employment.
The terms “change in control,” “cause,” and “good reason” were each defined in the CIC Agreements. Change in control means, in summary: (i) the acquisition by a person or a group of 40% or more of the outstanding stock of the Company; (ii) a change, without approval by the Board, of a majority of the Board of the Company; (iii) the acquisition of the Company by means of a reorganization, merger, consolidation, or asset sale; or (iv) stockholder approval of a liquidation or dissolution of the Company. Cause means, in summary: (i) deliberate dishonesty that is significantly detrimental to the best interests of the Company; (ii) conduct constituting an act of moral turpitude; (iii) willful disloyalty or insubordination; or (iv) incompetent performance or substantial or continuing inattention to or neglect of duties. Good reason means, in summary: (i) a material diminution in the executive’s base compensation, authority, duties, or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities of the executive’s supervisor; (iii) a material change in the executive’s office location; or (iv) any action or inaction constituting a material breach by the Company of the terms of the agreement.

The following table summarizes the payments and benefits that would be made by the Company to the Named Executive Officers who were employees of the Company as of October 3, 2025, in the following circumstances as of such date:
•
termination without cause outside of a change in control;

•
termination without cause or for good reason in connection with a change in control; and

•
in the event of a termination of employment because of death or disability.

The accelerated equity values in the table reflect a price of $77.10 per share, which was the closing sale price of the Company’s common stock on the Nasdaq Global Select Market on October 3, 2025. The table does not reflect any equity awards made after October 3, 2025.

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Name	Benefit	Termination w/o Cause Outside Change in Control ($)(1)		Termination w/o Cause or for Good Reason, After Change in Control ($)		Death/Disability ($)
Philip G. Brace(2)	Salary and Short-Term Incentive	3,510,000	(3)	4,680,000	(4)	—
	Accelerated RSUs	3,367,882		3,367,882		3,367,882
	Accelerated PSAs	2,525,950	(5)	6,314,876	(6)	6,341,876
	Medical	41,278		49,534		—
	TOTAL	9,445,110		14,412,292		9,682,758
Philip Carter(2)	Salary and Short-Term Incentive	600,000	(7)	1,800,000	(8)	—
	Accelerated RSUs	—		3,058,249		3,058,249
	Accelerated PSAs	—		1,936,906	(6)	1,936,906
	Medical	28,940		43,410		—
	TOTAL	628,940		6,838,565		4,995,155
Reza Kasnavi(2)	Salary and Short-Term Incentive	700,000	(7)	1,912,500	(8)	—
	Accelerated RSUs	—		3,365,646		3,365,646
	Accelerated PSAs	—		5,832,384	(6)	5,832,384
	Medical	10,255		15,383		—
	TOTAL	710,255		11,125,913		9,198,030
Karilee A. Durham(2)	Salary and Short-Term Incentive	530,000	(7)	1,431,000	(8)	—
	Accelerated RSUs	—		1,888,565		1,888,565
	Accelerated PSAs	—		3,280,220	(6)	3,280,220
	Medical	30,023		49,534		—
	TOTAL	563,023		6,649,319		5,168,785
Robert J. Terry(2)	Salary and Short-Term Incentive	585,000	(7)	1,579,500	(8)	—
	Accelerated RSUs	—		2,613,382		2,613,382
	Accelerated PSAs	—		4,506,726	(6)	4,506,726
	Medical	30,023		49,534		—
	TOTAL	618,023		8,749,142		7,120,108

(1)
For Mr. Brace, includes amounts payable pursuant to a termination for good reason outside of a change in control.

(2)
Excludes the value of accrued vacation/paid time off required by law to be paid upon termination.

(3)
Represents an amount equal to one and one-half  (1.5) times the sum of  (A) Mr. Brace’s annual base salary as of October 3, 2025, and (B) an Incentive Plan payment, which is equal to the “target” short-term cash incentive award for fiscal year 2025.

(4)
Represents an amount equal to two (2) times the sum of  (A) Mr. Brace’s annual base salary as of October 3, 2025, and (B) an Incentive Plan payment, the “target” short-term cash incentive award for fiscal year 2025.

(5)
Represents the value of PSAs that were unvested and outstanding as of October 3, 2025, in accordance with Item 402(j) of Regulation S-K, using the following assumption: achievement at 100% of the “maximum” level of performance for the FY25 PSAs emerging revenue growth metric scheduled to vest on November 5, 2026, based on the Company’s actual achievement at 200% of the “target” level of performance with respect to the performance metric measured over a one-year performance period consisting of the Company’s fiscal year 2025. The Brace New Hire PSA is valued at zero as no hurdles have been met and no shares were earned as of October 3, 2025.

(6)
Represents the value of PSAs that were unvested and outstanding as of October 3, 2025, in accordance with Item 402(j) of Regulation S-K, using the following assumptions: (a) achievement at the “target” level of performance for the FY23 PSAs (3-year TSR percentile ranking metric) scheduled to vest on November 8, 2025; (b) achievement at the “target” level of performance for the FY24 PSAs emerging revenue growth metric scheduled to vest on November 7, 2025; (c) achievement at the “target” level of performance for the FY24 PSA EBITDA margin percentile ranking metric scheduled to vest on November 7, 2025; (d) achievement at the “target” level of performance for the FY24 PSAs (3-year TSR percentile ranking metric) scheduled to vest on November 7, 2026, based on the Company’s TSR relative to the applicable peer group for fiscal year 2024 tracking below the “threshold” level of performance; (e) achievement at 100% of the “maximum” level of performance for the FY25 PSAs emerging revenue growth metric scheduled to vest on November 5, 2026, based on the Company’s actual achievement at 200% of the “target” level of performance with respect to the performance metric measured over a one-year performance period consisting of the Company’s fiscal year 2025; (f) achievement at 100% of the “target” level of performance for the

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FY25 PSAs (EBITDA margin percentile ranking metric) scheduled to vest on November 5, 2027, based on the Company’s tracking of achievement between the “threshold” and “target” levels of performance with respect to the metric measured over a three-year performance period consisting of the Company’s fiscal year 2025, fiscal year 2026 and fiscal year 2027; and (g) achievement at the “target” level of performance for the FY25 PSAs (3-year TSR percentile ranking metric) scheduled to vest on November 5, 2027. The Brace New Hire PSA is valued at zero as no hurdles have been met and no shares were earned as of October 3, 2025. The Carter New Hire PSA is valued assuming the “target” level of performance, as applicable.
(7)
Represents an amount equal to the Named Executive Officer’s annual base salary as of October 3, 2025.

(8)
Represents an amount equal to one and one-half  (1.5) times the sum of  (A) the Named Executive Officer’s annual base salary as of October 3, 2025, and (B) an Incentive Plan payment, which is equal to the Named Executive Officer’s “target” short-term cash incentive award for fiscal year 2025, since such amount is greater than the three (3) year average of the actual incentive payments made to the Named Executive Officer for fiscal years 2022, 2023, and 2024.

Mr. Griffin
Mr. Griffin ceased serving as Chief Executive Officer and President on February 17, 2025 and thereafter served in a non-executive role for three months. His employment with the Company ended on May 16, 2025. Under the Griffin Agreement, Mr. Griffin is entitled to severance benefits in connection with a termination without cause or resignation for good reason that is unrelated to a change in control. The severance benefits consist of: (i) a lump-sum payment equal to two (2) times the sum of (A) his then-current annual base salary immediately prior to such termination and (B) the Bonus Amount (as defined below); (ii) full acceleration of the vesting of all of Mr. Griffin’s outstanding stock options, which stock options became exercisable for a period of two (2) years after the termination date (but not beyond the expiration of their respective maximum terms), full acceleration of the vesting of all outstanding restricted stock awards (including awards of RSUs), and the right to receive the number of performance shares under outstanding PSAs that are earned but unissued and that he would have earned had he remained employed through the end of the applicable performance period; and (iii) COBRA continuation for him and his eligible dependents (“COBRA continuation”) for up to fifteen (15) months after the termination date. The “Bonus Amount” is an amount equal to the greater of (x) the average of the short-term cash incentive awards received for the three (3) years prior to 2025, and (y) the target annual short-term cash incentive award for 2025. Notwithstanding the foregoing, in connection with his severance, Mr. Griffin forfeited his PSA award granted for fiscal year 2025, and his RSU award vested on a pro rata basis with respect to 5,934 shares.
Additionally, in accordance with the terms of the Griffin Agreement, Mr. Griffin signed a release of claims in favor of the Company before he was eligible to receive any benefits under the Griffin Agreement. The Griffin Agreement contained a non-solicitation provision that provided that Mr. Griffin may not solicit any of the Company’s employees for twelve (12) months following the termination of his employment.
The Bonus Amount was $3,760,000, which is equal to the “target” short-term cash incentive award for fiscal year 2025. The value of Mr. Griffin’s unvested equity that accelerated on May 16, 2025 totaled $7,202,862. In addition, Mr. Griffin received a cash payment for accrued but unused vacation in the amount of $180,771 and 15 months company-paid COBRA premiums in the amount of $43,193. The total benefits that Mr. Griffin received upon his departure from the Company effective and as of May 16, 2025 was $13,554,636. Following his departure from the Company and pursuant to the terms of the Griffin Agreement, the outstanding PSA granted in fiscal year 2024 with respect to the EBITDA margin percentile ranking metric that Mr. Griffin would have earned had he remained employed through the end of the applicable performance period were issued on November 7, 2025 in the amount of $1,098,112. In addition, Mr. Griffin continues to hold outstanding PSAs granted in fiscal year 2024 with respect to the TSR percentile ranking metric that may be earned after the end of the applicable performance period ending on October 2, 2026.
Severance and Change in Control Benefits Plan
In November 2025, the Compensation and Talent Committee adopted the Severance Plan. The Severance Plan applies to individuals who are

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(i) regular full-time employees who are, or were immediately prior to the occurrence of a change in control, Senior Vice Presidents or above, reporting to the Chief Executive Officer and (ii) not otherwise designated as ineligible to receive severance benefits under the Severance Plan (each, a “Covered Executive”). The Severance Plan does not apply to our Chief Executive Officer. Any employee who is party to a CIC Agreement is not eligible to receive severance benefits under the Severance Plan unless he or she executes a participation agreement under the Severance Plan that provides, among other things, for the termination of his or her CIC Agreement. Each of the Named Executive Officers, other than Mr. Brace, who was employed at the time the Severance Plan was adopted in November 2025 executed a participation agreement that provided for, among other things, the termination of his or her CIC Agreement, and became subject to the Severance Plan.
The Severance Plan sets out severance benefits that become payable if, while employed by the Company, other than following a change in control, the Covered Executive is terminated by the Company without cause (as defined in the Severance Plan) more than three months prior to or more than two years following a change in control (the “Severance Benefits”). The Severance Benefits provided to the Covered Executive in such circumstances would consist of the following: (i) a single lump sum payment equal to the Covered Executive’s then current base salary, (ii) an amount, in cash, equal to the Covered Executive’s annual short-term incentive opportunity for the year in which termination of employment occurs, to the extent of actual achievement of the performance goals applicable thereto, and prorated based on the number of full months the Covered Executive worked for the Company during the applicable performance year; (iii) to the extent it has not yet been paid, pay the Covered Executive the amount, in cash, of any short-term incentive award the Covered Executive would have received for the fiscal year preceding the date of the Covered Executive’s termination of employment had the Covered Executive remained employed through the applicable payment date; and (iv) COBRA continuation for up to twelve (12) months after the termination date.
The Severance Benefits under the Severance Plan also provide that: (i) any outstanding and unvested equity awards held by the Covered Executive as of the termination date that vest solely based on the continued performance of services (including performance-based equity awards the performance period(s) of which have been completed but which remain subject to service-based vesting) will become vested, exercisable and free from forfeiture, as applicable, with respect to the portion of such equity awards that otherwise would have become vested during the twelve (12) month period following the termination date; (ii) any outstanding performance-based equity award that vests in whole or in part based upon the achievement of performance metrics and for which, as of an applicable date, the measurement date (i.e., the last day of the applicable performance period) has not occurred (each, an “In-Flight Performance Award”) held by the Covered Executive as of the termination date, will, to the extent the measurement date would occur within twelve (12) months of the termination date, remain outstanding, be deemed earned as to the number of shares that would have been earned pursuant to the terms of such award had the Covered Executive remained employed through the applicable measurement date, and automatically become vested, exercisable and free from forfeiture, as applicable, with respect to 100% of such earned shares; and (iii) all outstanding stock options that are exercisable as of the termination date will remain exercisable for a period of twelve (12) months after the date of termination (but not beyond the expiration of their respective maximum terms).
The Severance Plan also sets out severance benefits that become payable if, within the period beginning three (3) months prior to and ending two (2) years following a change in control, the Covered Executive’s employment is either (i) terminated by the Company without cause, or (ii) terminated by the Covered Executive for good reason (“Change in Control Severance Benefits”).
The Change in Control Severance Benefits would consist of the following: (i) a single lump sum,

64	Proxy Statement

an amount equal to one and one-half (1.5) times the sum of (a) the Covered Executive’s base salary as of immediately prior to the change in control, and (b) the Covered Executive’s target annual short-term cash incentive opportunity for the year in which the change in control occurs; (ii) to the extent it has not yet been paid, the Covered Executive the amount, in cash, of any short-term incentive award the Covered Executive would have received for the fiscal year preceding the date of the Covered Executive’s termination of employment had the Covered Executive remained employed through the applicable payment date; and (iii) COBRA continuation for up to eighteen (18) months after the termination date. The Change in Control Severance Benefits under the Severance Plan also provide that any outstanding and unvested equity awards held by the Covered Executive as of the termination date that vest solely based on the continued performance of services (including performance-based equity awards the performance period(s) of which have been completed (or deemed to have been completed, as described below) but which remain subject to service-based vesting) will become vested, exercisable and free from forfeiture, as applicable, in full, with all such outstanding equity awards continuing to be subject to the same time-based vesting schedule to which the awards were subject prior to the change in control (including performance-based equity awards that are deemed earned at the time of the change in control as described below). For In-Flight Performance Awards, such awards would be deemed earned as to the greater of (i) the target level of shares for such awards, or (ii) if such calculation is determined to be practicable by the Compensation and Talent Committee, the number of shares that would have been earned pursuant to the terms of such awards based upon performance up through and including the day prior to the date of the change in control. In the event that the successor or surviving company does not agree to assume, or to substitute for, such outstanding equity awards on substantially similar terms with substantially equivalent economic benefits as exist for such awards immediately prior to the change in control, then such awards would accelerate in full as of the change in control. In addition, all outstanding stock options would remain exercisable for a period of eighteen (18) months following the termination of employment (but not beyond the expiration of their respective maximum terms).
The Severance Plan also provides that in the event of a Covered Executive’s termination of employment by reason of death or permanent disability (within the meaning of Section 22(e)(3) of the IRC), all then-outstanding equity awards that vest solely based on the continued performance of services (including performance-based equity awards the performance period(s) of which have been completed but which remain subject to service-based vesting) will become vested, exercisable and free from forfeiture, as applicable, in full. In addition, each In-Flight Performance Award would be deemed earned as to the greater of (i) the target level of shares for such award, or (ii) the number of shares that would have been earned pursuant to the terms of such award had the Covered Executive remained employed through the end of the performance period, and such earned shares would become vested and issuable to the Covered Executive after the performance period ends. In addition, all outstanding stock options that are exercisable as of the termination date would remain exercisable for a period of twelve (12) months following the termination of employment (but not beyond the expiration of their respective maximum terms).
The payments due to each Covered Executive under the Severance Plan are subject to limitation under the Company’s Executive Officer Cash Severance Limitation Policy and potential reduction in the event that such payments would otherwise become subject to excise tax incurred under Section 4999 of the IRC, if such reduction would result in the Covered Executive retaining a larger amount, on an after-tax basis, than if he had received all of the payments due.
The terms “change in control,” “cause,” and “good reason” are each defined in the Severance Plan. Change in control means, in summary: (i) the acquisition by a person or a group of 40% or more of the outstanding stock of the Company; (ii) a change, without approval by the Board, of a majority of the Board of the Company; (iii) the acquisition of the Company by means of a

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reorganization, merger, consolidation, or asset sale; or (iv) stockholder approval of a liquidation or dissolution of the Company. Cause means, in summary: (i) deliberate dishonesty that is significantly detrimental to the best interests of the Company; (ii) conduct constituting an act of moral turpitude; (iii) willful disloyalty or insubordination; or (iv) incompetent performance or substantial or continuing inattention to or neglect of duties. Good reason means, in summary: (i) a material diminution in the Covered Executive’s base compensation, authority, duties, or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities of the Covered Executive’s supervisor; (iii) a material change in the Covered Executive’s office location; or (iv) any action or inaction constituting a material breach by the Company of the terms of any agreement under which the Covered Executive provides services.
CEO Pay Ratio
Following is an estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. For fiscal year 2025:
•
The annualized total compensation of our current Chief Executive Officer, Mr. Brace, who was appointed to the role effective February 17, 2025, is $25,611,697.

•
The annual total compensation of our median compensated employee was $34,250.

•
Based on the foregoing, we estimate that our Chief Executive Officer’s total annual compensation was approximately 748 times that of our median employee.

To determine the median of the annual total compensation of our employees, we applied the following methodology and material assumptions:
•
We did not use the de minimis exception to exclude any non-U.S. employees. We have a globally diverse workforce with total headcount of approximately 10,000 as of October 3, 2025, of which approximately 76% are located outside the United States, primarily in locations employing large direct labor forces such as Mexico and Singapore where wages are significantly lower than in the United States. The median employee within our employee population was identified, consistent with prior years, as of the last day of our fiscal year, or October 3, 2025, and is a full-time employee in our Mexicali, Mexico facility.
•
To identify the median employee, we used a consistently applied compensation measure that included total taxable earnings paid to our employees in the most recently completed taxable year in their respective jurisdictions. This included base salary, overtime pay, shift premiums, recognition bonuses, annual cash incentive awards, and long-term stock-based incentive awards. We annualized the compensation of permanent, full-time, and part- time employees who were hired after the beginning of the most recently completed taxable year in their respective jurisdictions.

•
Using this consistently applied compensation measure, we identified an employee at the median and calculated such employee’s total compensation for fiscal year 2025 in accordance with Item 402(c)(2)(x) of Regulation S-K.

•
We did not use any cost-of-living adjustments in identifying the median employee.

•
Since Mr. Brace was appointed Chief Executive Officer and President effective February 17, 2025, we annualized his base salary and short-term incentive compensation, and added the disclosed values of his stock-based compensation awards and other components of All Other Compensation to arrive at a value of $25,458,149, used for the ratio of annual total compensation for our Chief Executive Officer to the annual total compensation for our median employee. We annualized Mr. Brace’s total compensation as follows:

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SCT Components	Actual Values from SCT	Annualized Values + One-Time Values	Treatment
Salary	$571,154	$926,873	Annualized salary
Non-Equity Incentive Plan Compensation	$1,155,048	$1,874,420	Annualized short-term incentive comp
Stock Awards	$22,608,588	$22,608,588	One-time equity awards not annualized
All Other Compensation	$201,816	$201,816	Not annualized
Total CEO Pay	$24,536,606	$25,611,697
We believe our pay ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Pay Versus Performance
The following tables and related disclosures provide information about (i) the “total compensation” of our principal executive officer (“PEO”) and, on average, Other NEOs as presented in the Summary Compensation Table (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEO and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our Compensation and Talent Committee evaluates compensation decisions in light of Company or individual performance. For further discussion of how our Compensation and Talent Committee seeks to align pay with performance when making compensation decisions, please review the Compensation Discussion and Analysis section of this report. The Company’s executive compensation program reflects our pay-for-performance philosophy.
Overall, our executive compensation is closely aligned with stockholder returns, as a substantial portion of compensation to our PEO and Other NEOs is in the form of long-term stock-based compensation awards, where the potential value that may be earned fluctuates depending on the movement of our stock price and/or the achievement of performance goals.

Year (a)	Summary Compensation Table Total for Liam Griffin(1) (b)	Compensation Actually Paid to Liam Griffin(2) (c)	Summary Compensation Table Total for Philip Brace(1) (b)	Compensation Actually Paid to Philip Brace(2) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(1) (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income (h)	Revenue ($ in millions) (i)
							Total Shareholder Return (f)	Peer Group Total Shareholder Return(3) (g)
2025	$24,717,041	$3,944,043	$24,536,606	$33,102,279	$4,424,835	$(4,235,419)	$59.29	$586.00	$477,094,718	$4,086.9
2024	$18,096,527	$11,158,819	$0	$0	$5,177,613	$3,223,277	$73.19	$389.19	$595,997,860	$4,178.0
2023	$17,261,436	$24,905,013	$0	$0	$5,104,831	$7,246,354	$71.02	$185.42	$982,763,578	$4,772.4
2022	$16,667,162	$(3,791,369)	$0	$0	$5,057,362	$(596,664)	$59.92	$95.60	$1,275,184,583	$5,485.5
2021	$16,150,421	$17,740,729	$0	$0	$4,231,051	$4,521,969	$113.02	$136.11	$1,498,319,703	$5,109.1

(1)
Our PEOs were Liam K. Griffin (all years) and Philip G. Brace (fiscal year 2025). Our Other NEOs were Philip Carter (fiscal year

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2025), Kris Sennesael (all years), Robert J. Terry (all years), Reza Kasnavi (fiscal years 2025, 2024, 2023, and 2022), Karilee A. Durham (fiscal years 2025 and 2021), Carlos S. Bori (fiscal years 2024, 2023, 2022, and 2021), and Robert Schriesheim (fiscal year 2025).
(2)
The following table describes the adjustments, each of which is prescribed by SEC rules, to calculate the CAP Amounts from the SCT Amounts for fiscal year 2025. The SCT Amounts and the CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act.

	Fiscal Year 2024
Adjustments	Liam Griffin	Philip Brace	Other NEOs*
SCT Amounts	$24,717,041	$24,536,606	$4,424,835
Adjustments for stock and option awards
(Subtract): Aggregate value for stock awards and option awards included in SCT Amounts for the covered fiscal year	$(10,416,730)	$(22,608,588)	$(3,616,246)
Add: Fair value at fiscal year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	$0	$31,174,261	$2,567,751
Add (Subtract): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	$(6,410,701)	$0	$(1,976,612)
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	$421,492	$0	$0
Add (Subtract): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	$(4,367,059)	$0	$(234,621)
(Subtract): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	$0	$0	$(5,400,525)
Add: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to vesting if not otherwise included in the SCT Amounts for the covered fiscal year	$0	$0	$0
CAP Amounts (as calculated)	$3,944,043	$33,102,279	$(4,235,419)

*
Amounts presented are averages for the entire group of Other NEOs.

The valuation methodology used to calculate fair values in the above table did not materially differ from those used to calculate fair values at the time of grant as reflected in the SCT Amounts.
(3)
The peer group is the S&P 500 Semiconductors Index.

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The following table lists the five financial performance measures that, in our assessment, represent the most important performance measures we use to link the CAP Amounts for our Named Executive Officers for fiscal year 2025 (our most recently completed fiscal year) to company performance. Of these measures, we have identified revenue as the most important.
EBITDA margin percentile ranking
Emerging revenue growth
Non-GAAP operating income
Revenue
TSR percentile ranking
The following charts show graphically the relationships over the past five years of the CAP Amounts for our PEO and Other NEOs as compared to our cumulative TSR, the cumulative TSR of our peer group, the S&P 500 Semiconductors Index (“Peer Group TSR”), net income and revenue, and also show the relationship between TSR and Peer Group TSR:

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70	Proxy Statement

Director Compensation

The Board sets the compensation for the Company’s non-employee directors, after receiving the recommendations of the Compensation and Talent Committee. In formulating its recommendations, the Compensation and Talent Committee seeks and receives input from Aon related to the amounts, terms, and conditions of director cash compensation and stock-based compensation awards, with the goal of establishing non-employee director compensation that is similar to, and competitive with, the compensation of non-employee directors at peer companies in the semiconductor industry.
Cash Compensation
Non-employee directors are paid, in quarterly installments, an annual retainer of $100,000 (increased from $90,000 effective February 11, 2026). Additional annual retainers for Chairman, Lead Independent Director, and/or committee service (paid in quarterly installments) are as follows: any non-employee Chairman of the Board ($130,000); the Lead Independent Director, if one has been appointed ($50,000); the Chairman of the Audit Committee ($30,000); the Chairman of the Compensation and Talent Committee ($20,000); the Chairman of the Nominating and Corporate Governance Committee ($15,000); non-chair member of Audit Committee ($15,000); non-chair member of Compensation and Talent Committee ($10,000); and non-chair member of Nominating and Corporate Governance Committee ($7,500). In addition, the Compensation and Talent Committee continues to retain discretion to recommend to the full Board that additional cash payments be made to a non-employee director for extraordinary service during a fiscal year.
Equity Compensation
Currently, following each annual meeting of stockholders, each non-employee director who is reelected and does not serve as Chairman of the Board will receive a grant of RSUs having a value of approximately $230,000 (increased from $225,000 effective February 11, 2026) while each non-employee director who is re-elected and serves as Chairman of the Board will receive a grant of RSUs having a value of approximately $255,000 (increased from $250,000 effective February 11, 2026). Any newly appointed non-employee director will receive an initial equity grant of RSUs having a value of approximately $230,000 (increased from $225,000 effective February 11, 2026). The number of shares subject to a non-employee director’s initial RSU award or annual award is determined by dividing the approximate value of the award, as stated above, by the average closing price per share of the Company’s common stock as reported on the Nasdaq Global Select Market (or if the common stock is not then traded on such market, such other market on which the common stock is traded) for each trading day during the 30 consecutive trading day period ending on, and including, the grant date, divided by (i) 365, multiplied by (ii) the number of days from the date such director is first elected or appointed to the Board to the scheduled date of the Company’s next annual meeting of stockholders, and rounding such result to the nearest whole share (with .50 and greater being rounded up). Unless otherwise determined by the Board, (a) a non-employee director’s initial equity grant of RSUs will vest on the scheduled date of the Company’s next annual meeting of stockholders following the grant date, and (b) a non-employee director’s annual equity grant of RSUs will vest on the first anniversary of the date of grant. In the event of a change in control of the Company, any outstanding options and RSUs awarded under the 2008 Director Long-Term Incentive Plan will become fully exercisable and deemed fully vested, respectively.
No director who is also an employee receives separate compensation for services rendered as a director. Mr. Brace is currently the only director who is also an employee of the Company.

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Director Compensation Table
The following table summarizes the compensation paid to the Company’s non-employee directors for fiscal year 2025. Mr. Brace and Mr. Schriesheim are excluded from the table because each is a Named Executive Officer and their compensation is set forth above, under “Compensation Tables for Named Executive Officers – Summary Compensation Table.”
Name(3)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Christine King, Chairman	219,258	250,041	469,298
Alan S. Batey	104,093	225,043	329,136
Kevin L. Beebe	105,815	225,043	330,858
Eric J. Guerin	105,000	225,043	330,043
Suzanne E. McBride	97,500	225,043	322,543
David P. McGlade	127,500	225,043	352,543
Maryann Turcke	102,409	225,043	327,452

(1)
The non-employee members of the Board, other than Mr. Schriesheim, who were directors on October 3, 2025 held the following aggregate number of unexercised stock options and unvested RSU awards as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Shares Subject to Unvested RSUs
Christine King, Chairman	—	4,071
Alan S. Batey	—	3,664
Kevin L. Beebe	—	3,664
Eric J. Guerin	—	3,664
Suzanne E. McBride	—	3,664
David P. McGlade	—	3,664
Maryann Turcke	—	4,356

(2)
Reflects the grant date fair value of 3,664 RSUs for each of Mses. McBride and Turcke and Messrs. Batey, Beebe, Guerin and McGlade as non-employee directors, and 4,071 RSUs for Ms. King as non-employee Chairman, granted on May 14, 2025 at the Company’s 2025 Annual Meeting of Stockholders, and computed in accordance with the provisions of ASC 718 using a price of  $72.24 per share.

(3)
Compensation for Mr. Schriesheim’s service as a director is omitted from the Director Compensation Table. As a Named Executive Officer for fiscal year 2025, his compensation, including compensation for his services as a non-employee director, is reflected in the executive compensation tables.

Director Stock Ownership Requirements
We have adopted director stock ownership guidelines with the objective of more closely aligning the interests of our directors with those of our stockholders. The minimum number of shares of the Company’s common stock that the director stock ownership guidelines require non-employee directors to hold while serving in their capacity as directors is the director base compensation multiplied by five (5), divided by the fair market value of the Company’s common stock (rounded to the nearest 100 shares). For purposes of the director stock ownership guidelines, the fair market value of the Company’s common stock is the average closing price per share of the Company’s common stock as reported on the Nasdaq Global Select Market (or if the common stock is not then traded on such market, such other market on which the common stock is traded) for the twelve (12) month period ending with the determination date. As of January 30, 2026, all of our directors met the stock ownership guidelines (with the exception of Ms. Turcke who is not required to comply with the guidelines until the fifth anniversary of her appointment to the Board).

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COMPENSATION AND TALENT COMMITTEE REPORT
The Compensation and Talent Committee has reviewed and discussed the Compensation Discussion and Analysis included herein with management, and based on the review and discussions, the Compensation and Talent Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2026 Annual Meeting of Stockholders.
THE COMPENSATION AND TALENT COMMITTEE
Alan S. Batey, Chairman
Christine King
Maryann Turcke

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INTRODUCTION TO PROPOSALS 4 – 7:
ELIMINATION OF SUPERMAJORITY VOTE PROVISIONS FROM OUR CHARTER
The Company’s Restated Certificate of Incorporation (“Charter”) currently includes a number of supermajority voting provisions. At the Company’s 2016 Annual Meeting, we presented five Company proposals that, if approved by the stockholders, would have removed all existing supermajority voting provisions from the Charter. However, despite the recommendation of the Board in favor of all five proposals, only one of the five proposals (which required the affirmative vote of only two-thirds of the shares of the Company’s outstanding common stock) passed.
The four proposals that did not pass in 2016 were again presented at each of the 2020 Annual Meeting, the 2022 Annual Meeting, and the 2024 Annual Meeting for stockholder approval. However, despite the recommendation of the Board once again in favor of all four proposals for each such annual meeting, as well as the Company engaging in enhanced solicitation of stockholder votes for the 2020 Annual Meeting, the 2022 Annual Meeting, and the 2024 Annual Meeting, with the goal of increasing the number of shares represented at the meeting, none of the four proposals passed at any of those annual meetings.
After taking into consideration the approval by our stockholders of a stockholder proposal in 2025 requesting that the Board take steps to remove the supermajority provisions in the Charter, as well as the feedback received from stockholders following the 2025 Annual Meeting, the Board has directed that the four proposals that did not pass in 2016, 2020, 2022 or 2024 be again presented at the Annual Meeting for stockholder approval. Specifically, our Board has adopted and approved amendments to our Charter to remove the supermajority voting provisions and to make certain other changes as described below, subject to approval by the Company’s stockholders as set forth in the Charter.
The Board believes that the changes set forth in Proposals 4 – 7 are advisable and in the best interests of our stockholders. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has unanimously approved the proposed amendments and declared them to be advisable, and recommends that the Company’s stockholders adopt and approve the proposed amendments.
Different voting standards apply to the various provisions proposed to be amended and, accordingly, different votes are required for the approval of Proposals 4 – 7, as specified in each proposal below. We are submitting these amendments to our stockholders as separate items so that our stockholders are able to express their views on each amendment separately. None of the proposals is conditioned upon approval of any other proposal; each proposal may be approved or rejected independently.
The Company recognizes the high voting thresholds that must be surpassed in order to approve Proposals 4 – 7 (80% of shares outstanding, in the case of Proposals 4, 6, and 7, and 90% of shares outstanding, in the case of Proposal 5) and that only approximately 87% of the Company’s outstanding shares of common stock were present in person or represented by proxy at our 2025 Annual Meeting. In order to increase the number of shares represented at the Annual Meeting and with the objective of obtaining sufficient votes to approve Proposals 4 – 7, the Company has engaged a proxy solicitor, D.F. King & Co., to undertake a targeted solicitation of both institutional and retail investors. In line with feedback from many of the Company’s largest institutional stockholders who expressed support for the level of effort previously undertaken by the Company in seeking to have these four proposals passed at prior annual meetings, the Company has undertaken a similar level of enhanced solicitation

74	Proxy Statement

of stockholder votes for these proposals as utilized for the 2024 Annual Meeting.
The proposals that are approved by our stockholders at the Annual Meeting will be reflected in a Certificate of Amendment to our Restated Certificate of Incorporation, as amended, filed with the Secretary of State of the State of Delaware following the meeting. Our Board reserves the right, at any time prior to the effectiveness of the filing of the Certificate of Amendment, to abandon the proposed amendments.
The following description of the proposed amendments to our Charter is a summary and is qualified by the full text of the proposed amendments, which is attached to this Proxy Statement as Appendix B.

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PROPOSAL 4:
APPROVAL OF AMENDMENT TO THE CHARTER TO ELIMINATE THE SUPERMAJORITY VOTE PROVISIONS RELATING TO STOCKHOLDER APPROVAL OF A MERGER OR CONSOLIDATION, DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF OUR ASSETS, OR ISSUANCE OF A SUBSTANTIAL AMOUNT OF OUR SECURITIES
The Charter currently requires, in addition to any other vote required by law, another provision of the Charter, or a contract to which we are party, the affirmative vote of holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, (a) for the adoption of any agreement for the merger or consolidation of the Company with or into any Other Corporation (as defined in the Charter), or (b) to authorize any sale, lease, exchange, mortgage, pledge, or other disposition of all, or substantially all, of the assets of the Company or any Subsidiary (as defined in the Charter) to any Other Corporation, or (c) to authorize the issuance or transfer by the Company of any Substantial Amount (as defined in the Charter) of securities of the Company in exchange for the securities or assets of any Other Corporation. This supermajority vote is not required if the transaction has been approved by members of the Board who were directors prior to the time any such Other Corporation involved in the proposed transaction became a Beneficial Owner (as defined in the Charter) of 5% or more of the outstanding shares of stock of the Company entitled to vote for the election of directors. The Charter also requires the affirmative vote of holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to amend the Charter provisions relating to stockholder approval of such a transaction. If stockholders approve this Proposal 4, the Charter will be amended to eliminate these supermajority voting requirements, and the voting requirement in the future would be the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock.
The amendment to the Charter that would be effected by approval of this Proposal 4 is shown in the text of Article ELEVENTH, Paragraphs 1 and 5 of the Charter provisions attached to this Proxy Statement as Appendix B.
Vote Required to Approve Proposal 4
Approval of this amendment at the Annual Meeting requires the affirmative vote of the holders of at least 80% of the shares of our outstanding common stock. Votes that are marked “ABSTAIN” will be counted as present and entitled to vote with respect to this proposal and will have the same impact as a vote that is marked “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4
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PROPOSAL 5:
APPROVAL OF AMENDMENT TO THE CHARTER TO ELIMINATE THE SUPERMAJORITY VOTE PROVISIONS RELATING TO STOCKHOLDER APPROVAL OF A BUSINESS COMBINATION WITH ANY RELATED PERSON
The Charter currently requires the affirmative vote of holders of at least 90% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to approve a Business Combination, which, as defined in the Charter, requires that such Business Combination be with a Related Person or an Affiliate of a Related Person (each as defined in the Charter), in addition to any other vote required by law or the Charter. The Charter also requires the affirmative vote of holders of at least 90% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to amend the Charter provisions relating to stockholder approval of such a Business Combination.
If stockholders approve this Proposal 5, the Charter will be amended to eliminate these supermajority voting requirements, and the voting requirement in the future would be the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock.
The amendment to the Charter that would be effected by approval of this Proposal 5 is shown in the text of Article TWELFTH, Paragraph 2, and Article TENTH, Paragraph 1(B), subpart (ii), of the Charter provisions attached to this Proxy Statement as Appendix B.
Vote Required to Approve Proposal 5
Approval of this amendment at the Annual Meeting requires the affirmative vote of the holders of at least 90% of the shares of our outstanding common stock. Votes that are marked “ABSTAIN” will be counted as present and entitled to vote with respect to this proposal and will have the same impact as a vote that is marked “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 5
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PROPOSAL 6:
APPROVAL OF AMENDMENT TO THE CHARTER TO ELIMINATE THE SUPERMAJORITY VOTE PROVISION RELATING TO STOCKHOLDER AMENDMENT OF CHARTER PROVISIONS GOVERNING DIRECTORS
The Charter currently requires the affirmative vote of holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to amend the Charter provisions governing the duties, number, term, election, removal, and liability of our directors.
If stockholders approve this Proposal 6, the Charter will be amended to eliminate this supermajority voting requirement, and the voting requirement in the future would be the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock.
The amendment to the Charter that would be effected by approval of this Proposal 6 is shown in the text referring to Article SEVENTH within Article TENTH, Paragraph 1(B), subpart (i), of the Charter provisions attached to this Proxy Statement as Appendix B.
Vote Required to Approve Proposal 6
Approval of this amendment at the Annual Meeting requires the affirmative vote of the holders of at least 80% of the shares of our outstanding common stock. Votes that are marked “ABSTAIN” will be counted as present and entitled to vote with respect to this proposal and will have the same impact as a vote that is marked “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 6
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PROPOSAL 7:
APPROVAL OF AMENDMENT TO THE CHARTER TO ELIMINATE THE SUPERMAJORITY VOTE PROVISION RELATING TO STOCKHOLDER AMENDMENT OF THE CHARTER PROVISION GOVERNING ACTION BY STOCKHOLDERS
The Charter currently requires the affirmative vote of holders of at least 80% of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock, to amend the Charter provision requiring that an action taken by stockholders be effected at an annual or special meeting, and not by written consent.
If stockholders approve this Proposal 7, the Charter will be amended to eliminate this supermajority voting requirement, and the voting requirement in the future would be the affirmative vote of the holders of at least a majority of the shares of all classes of our stock entitled to vote for the election of directors, considered for this purpose as one class of stock.
The amendment to the Charter that would be effected by approval of this Proposal 7 is shown in the text referring to Article THIRTEENTH within Article TENTH, Paragraph 1(B), subpart (i), of the Charter provisions attached to this Proxy Statement as Appendix B.
Vote Required to Approve Proposal 7
Approval of this amendment at the Annual Meeting requires the affirmative vote of the holders of at least 80% of the shares of our outstanding common stock. Votes that are marked “ABSTAIN” will be counted as present and entitled to vote with respect to this proposal and will have the same impact as a vote that is marked “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 7
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PROPOSAL 8:
APPROVAL OF THE COMPANY’S 2026 LONG-TERM INCENTIVE PLAN
We are asking stockholders to approve our 2026 Long-Term Incentive Plan (which we refer to as the “2026 Plan”) at the Annual Meeting. Our equity incentive awards are critical to attracting, retaining, and motivating the most talented employees in our industry, upon whose judgment, interest, and special effort the successful operation of the Company is largely dependent. We and our Board understand that these equity-compensation needs must be balanced against the dilutive effect of such programs on our stockholders. As a result, based on the careful weighing of these considerations, on February 11, 2026, our Board adopted, upon the recommendation of the Compensation and Talent Committee and subject to stockholder approval, the 2026 Plan.
Purpose of the Proposal
Equity-based compensation remains a critical component of our compensation philosophy.   The Company believes adoption of the 2026 Plan is critical to competitively compensating our employees and to supporting our operational success. We intend to utilize the 2026 Plan as we have utilized the Company’s Second Amended and Restated 2015 Long-Term Incentive Plan (which we refer to as the “Current Plan”): specifically, to grant equity awards to our employees in order to recruit, incentivize, retain and reward individuals critical to our success, while better aligning our equity compensation plan with current legal, governance and market standards. Non-employee members of our Board are not eligible to receive awards under the 2026 Plan; instead, our directors receive awards on the terms set forth in our Third Amended and Restated 2008 Director Long-Term Incentive Plan (the “2008 Director Plan”).
Requested number of shares.   Our Compensation and Talent Committee is seeking stockholder approval to add 8,000,000 shares for use as equity-based compensation. In determining the share needs of the Company, the Committee considered anticipated annual equity awards, projected new-hire equity awards, and potential motivational and retention needs across the broad base of our long-term incentive plan participants, which includes approximately 25% of our employees, comprised of top performers, critical talent, and key employees. In determining the requested number of shares, the Committee also considered the dilutive impact to our stockholders. The Committee anticipates that this equity request will be sufficient for approximately two years’ of anticipated grants.
If the 2026 Plan is approved by our stockholders, then, subject to adjustment in the event of stock splits, stock dividends and other similar events, the total number of shares that may be issued under the 2026 Plan would be equal to a sum of (i) 8,000,000 shares, plus (ii) an additional number of shares (up to 8,811,023) that is equal to the sum of (x) the number of shares that remain in the pool of shares under the Current Plan as of May 13, 2026, the date on which the 2026 Plan will become effective, if approved by stockholders, plus (y) the number of shares subject to awards granted under the Current Plan that are outstanding as of May 13, 2026 which expire, terminate, or are otherwise surrendered, cancelled, forfeited, or repurchased by us pursuant to a contractual repurchase right after May 13, 2026, subject to the terms of the 2026 Plan. If approved, the 8,000,000 new shares reserved for the grant of awards under the 2026 Plan would represent approximately 5% of our 149,930,299 outstanding shares as of January 1, 2026. If the 2026 Plan is approved, the shares remaining available for the grant of new awards under the Current Plan as of May 13, 2026 (the date on which the 2026 Plan will become effective, if approved by stockholders) will become available for grant under the 2026 Plan and we will not grant any future awards under the Current Plan. In addition, if any award under the Current Plan expires

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without shares being issued, the shares subject to such award will become available under the 2026 Plan. If all of those shares — the 8,000,000 new shares reserved under the 2026 Plan, plus the remaining shares available under the Current Plan and all shares subject to outstanding awards under the Current Plan (which together will be no more than 8,811,023 shares) — are taken into account, such shares would represent approximately 11% of our 149,930,299 shares outstanding as of January 1, 2026. Our Board believes the proposed dilution to stockholders as a result of the adoption of the 2026 Plan is judicious and sustainable and, importantly, critical to meeting our business goals. If this proposal is approved by our stockholders, we intend to register the additional shares reserved for issuance under the 2026 Plan by filing a Registration Statement on Form S-8 as soon as practicable following such approval.
The 2026 Plan is intended to replace the Current Plan, which will expire by its terms on November 10, 2030. The 2026 Plan would expire on May 12, 2036. If our stockholders approve the 2026 Plan, we will not grant any further awards under the Current Plan after the date of such approval, but awards previously granted under the Current Plan will remain outstanding. If the stockholders do not approve the 2026 Plan, then the Current Plan will remain in effect pursuant to its existing terms until its expiration, and we will consider other alternatives as a means of properly and competitively compensating our employees and other service providers, including potentially increasing the amount of cash that we use as compensation.
Reasons Why Stockholders Should Approve the 2026 Plan
Attracts, Incentivizes, Retains and Motivates Talent.   It is critical to our success that we attract, incentivize, retain and motivate excellent talent in a competitive labor market, especially during a transformative time at the Company as we prepare for our planned merger with Qorvo, Inc. Our equity-based compensation program has always been, and will continue to be, key to our ability to pay market competitive compensation to our employees.
Aligns with Our Pay-for-Performance Compensation Philosophy.   We believe that equity-based compensation is inherently performance-based. For example, if the value of our stock appreciates, our employees receive greater compensation at the same time that our stockholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then our employees would not receive any compensation in respect of stock options and would receive lower compensation than intended in respect of restricted stock, restricted stock units and performance-based shares.
Aligns Employee Interests with Stockholder Interests.   Providing certain of our employees, particularly top performers, critical talent, and key employees with compensation in the form of equity directly aligns the interests of those employees with the interests of our stockholders. If the 2026 Plan is approved by our stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and our stockholders.
Consistent with Stockholder Interests and Sound Corporate Governance.   As described below under the heading “Highlights of the 2026 Plan” and more thoroughly further below, the 2026 Plan was purposefully designed to modernize our plan and include features that are consistent with the interests of our stockholders and sound corporate governance practices.
Highlights of the 2026 Plan
The Board recommends a vote for the approval of the 2026 Plan because it believes the 2026 Plan is in the best interests of the Company and its stockholders and contains features that are consistent with sound corporate governance practices, including the following:

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•
Does not provide for automatic vesting of outstanding awards upon a change in control of the Company.   Upon a change in control, all outstanding equity awards granted under the 2026 Plan will continue to be subject to the same time-based vesting schedule to which the awards were subject prior to the change in control (unless the successor or surviving company does not agree to assume, or to substitute for, such outstanding equity awards on substantially similar terms with substantially equivalent economic benefits as exist for such award immediately prior to the change in control, in which case the awards will accelerate in full as of the change in control). A participant will be entitled to full accelerated vesting of all of his or her outstanding equity awards granted under the 2026 Plan in the event that such participant’s employment is (i) terminated by the Company without cause, or (ii) terminated by the participant for good reason, in either case within the period of time commencing three (3) months prior to and ending twelve (12) months following a change in control.

•
Does not include an “evergreen” provision.    The number of shares of our common stock available for issuance under the 2026 Plan is fixed and will not be automatically increased based on the number of our shares outstanding. Therefore, any increase to the maximum share reserve in the 2026 Plan is subject to approval by our stockholders, allowing our stockholders to have a say in our equity compensation programs.

•
Does not permit repricing without stockholder approval.   Without stockholder approval, we may not amend any option or stock appreciation right (“SAR”) to reduce the exercise price or replace any stock option or SAR with cash or any other award when the exercise price of the stock option or SAR exceeds the fair market value of the underlying shares.

•
Does not permit liberal share recycling.   The 2026 Plan provides that the following shares may not again be made available for issuance as awards under the 2026 Plan: (i) shares used to pay the exercise price of an option (or other award), (ii) shares delivered to or withheld by us to pay the withholding taxes related to an award, (iii) shares that were subject to a stock- settled SAR and were not issued upon the net settlement or net exercise of such SAR, or (iv) shares repurchased on the open market with the proceeds of an option exercise.
•
Does not provide for payment of dividends or dividend equivalents on awards until vesting.   Dividends and dividend equivalents payable in connection with restricted stock awards, restricted stock units (“RSUs”), or other awards will only be paid if and when the shares underlying such awards vest. Dividends and dividend equivalents payable in connection with performance-based awards will only be paid to the extent that the performance-based vesting conditions are satisfied and the shares underlying such awards are earned and vest.

•
Prohibits providing for dividend equivalents on options and SARs.   The 2026 Plan provides that no dividend equivalents may be payable with respect to options or SARs.

•
Provides that stock option and SAR exercise prices will not be lower than the fair market value of the common stock on the grant date.   The 2026 Plan prohibits granting stock options and SARs with exercise prices lower than the fair market value of a share of our common stock on the grant date.

•
Prohibits the grant of options with “reload” provisions.   No options granted under the 2026 Plan may contain a provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original options.

•
Limits grants.   Although no longer required for purposes of Section 162(m) of the IRC, the 2026 Plan retains the grant limitations of the Current Plan. The maximum aggregate number of shares with respect to awards that may be granted to any one person during any calendar year is 1.5 million (subject to adjustment for certain equity restructurings and other corporate transactions). The maximum aggregate amount

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of cash that may be paid in awards payable in cash to any person during any one calendar year is $5 million.
•
Provides for independent administration.    The Compensation and Talent Committee, which consists of only non-employee directors, or another committee or subcommittee of our Board, administers the 2026 Plan.

As of January 1, 2026, we had under all of our equity incentive plans and “inducement grants” awarded to our Chief Executive Officer in connection with his commencement of employment pursuant to Nasdaq Listing Rule 5635(c)(4) (“Inducement Awards”) (excluding our 2002 Employee Stock Purchase Plan and our Non-Qualified Employee Stock Purchase Plan, each, as amended) an aggregate of (i) 8,771 shares reserved for issuance pursuant to outstanding stock options, with a weighted average exercise price of $82.57 and a weighted average life of 3.2 years, (ii) 4,289,992 issued but unvested shares of restricted common stock and unissued shares of common stock under unvested restricted stock unit awards, (iii) 88,642 unissued shares of common stock under earned, but unvested, PSAs, and (iv) 2,394,256 unissued shares of common stock under PSAs for which the performance periods have not yet been completed, assuming achievement at the target level of performance. As of January 1, 2026, the only equity incentive plans under which we were able to grant additional awards (excluding our 2002 Employee Stock Purchase Plan and our Non-Qualified Employee Stock Purchase Plan, each, as amended) were the Current Plan and the 2008 Director Plan. As of January 1, 2026, there were 2,621,857 shares of our common stock available for future awards under the Current Plan and 457,805 shares of our common stock available for future awards under the 2008 Director Plan. The Board believes that the number of shares remaining available for grants under the Current Plan is insufficient to achieve the Company’s compensation objectives over the coming years. If the 2026 Plan is not approved by our stockholders, the Company will continue to make grants under the Current Plan but expects, based on past grant practice and the Company’s recent stock price performance, that the
Company will not have enough shares to make grants beyond the last quarter of fiscal year 2026, although this date could be sooner in the event of a decrease in the Company’s stock price, continued workforce growth, grants in relation to merger and acquisition activity, such as retention grants, or above-target performance under PSAs.
Information Regarding Burn Rate and Overhang
In its determination to adopt the 2026 Plan, subject to stockholder approval, our Board considered our historical award usage and anticipated future award needs, advice from Aon, and guidelines from proxy advisory firms. In particular, the Board reviewed the Company’s “burn rate” and “overhang,” which we consider to be important metrics of how our equity compensation program affects our stockholders.
Burn rate and overhang provide measures of the potential dilutive impact of our equity award program. We calculate burn rate by dividing the number of shares subject to equity awards granted during the year (at target levels for PSAs) by the weighted average number of shares outstanding. As shown in the table below, the Company’s three-year average burn rate (for fiscal years 2023, 2024, and 2025) is 1.8%, which is (i) above the three-year adjusted 75th percentile average burn rate of the Comparator Group of 1.3% (as a result of senior executive hires in 2025, including hiring of the Chief Executive Officer), as provided by Aon, and (ii) below the 2.15% burn rate cap that ISS applied to the semiconductor industry for 2026.
	FY2025	FY2024	FY2023	3-year Average
Burn Rate(1)	2.3%	1.6%	1.6%	1.8%

(1)
Burn rate is calculated as the sum of the number of shares subject to each outstanding equity award (assuming target level for any PSAs) granted in a given fiscal year divided by the weighted average number of shares of our common stock outstanding as of the end of the fiscal year. We have calculated the burn rate based on the target award level for PSAs, which we believe provides the best estimate of our future burn rate. If we were to assume achievement of maximum award levels for PSAs granted in fiscal years 2023, 2024, and 2025, as a result of extraordinary performance for

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the benefit of stockholders, the Company’s three-year average burn rate would be 2.9%.
Overhang is a measure of potential dilution, which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of outstanding shares of common stock. As of January 1, 2026, our total overhang was 6.6% which includes the 2008 Director Plan, shares available for future grant under all plans and the Inducement Awards, As a comparison, the median total overhang of the Comparator Group as provided by Aon for fiscal year 2025 was 6.7% and the 75th percentile overhang of the Comparator Group was 8.3%. If the 2026 Plan is approved, our total overhang would be 11% (which reflects the Inducement Awards made in 2025).
Based on our historical grant practices and our anticipated needs to support the Company’s current significant growth, as well as advice from Aon, we believe that the authorized shares under the 2026 Plan requested for stockholder approval should be sufficient to cover equity awards under the 2026 Plan for approximately two years.
Vote Required to Approve Proposal 8
The proposal to adopt the 2026 Plan will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If you sign and return your proxy card or submit your proxy via telephone or the Internet, your shares will be voted (unless you indicate to the contrary) to approve the 2026 Plan. Specifically marking “ABSTAIN” on your proxy card will have the same impact as a vote that is marked “AGAINST” the proposal.

Description of the 2026 Plan

A summary of the principal provisions of the 2026 Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 2026 Plan, which is attached as Annex 1 to this Proxy Statement as filed with the SEC on April 3, 2026.
For purposes of this proposal and except where the context otherwise requires, the term “Company” and similar terms include any of the Company’s present or future parent or subsidiary corporations as defined in Section 424(e) or (f) of the IRC and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by our Board.
Administration
Unless otherwise determined by the Board, the 2026 Plan will be administered by the Compensation and Talent Committee (the “Administrator”), which will consist solely of two or more non-employee directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and an “independent director” under the rules of Nasdaq (or other securities exchange or automated quotation system on which the Company’s common stock is listed or traded). To the extent permitted by applicable law, the Administrator may delegate to a committee or subcommittee of the Board any or all of its powers under the 2026 Plan. In addition, to the extent permitted by applicable law and the 2026 Plan, the Administrator may delegate to one or more bodies or persons (including officers of the Company) (each, a “Delegated Person”) the authority to grant or amend awards under the 2026 Plan to participants; provided that a Delegated Person may not grant or amend awards to (i) “executive officers” of the Company, as defined by Rule 3b-7 under the Exchange Act, (ii) “officers” of the Company, as defined by Rule 16a-1 under the Exchange Act, and (iii) officers to whom the authority to grant or amend awards under the 2026 Plan has been delegated.

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The Administrator will have the authority to administer the 2026 Plan, including the power to (i) designate participants under the 2026 Plan, (ii) determine the types of awards granted to participants under the 2026 Plan, the number of such awards, and the number of shares of common stock subject to such awards, (iii) determine and interpret the terms and conditions of any awards under the 2026 Plan, including the vesting schedule and exercise price, (iv) prescribe the form of each award agreement, and (v) adopt rules for the administration, interpretation, and application of the 2026 Plan.
Eligibility
Persons eligible to participate in the 2026 Plan include all employees (including officers of the Company) and consultants and advisors (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended) of the Company and its subsidiaries. As of January 1, 2026, approximately4,310 persons were eligible to receive awards under the Current Plan, which number consists of the approximate total number of the Company’s employees, including 5 executive officers (who are current employees) of the Company and approximately 4,305 employees (excluding executive officers). As of January 1, 2026, the Company had no consultants or advisors who were eligible to receive awards under the Current Plan. Non-employee directors are not eligible to participate in the 2026 Plan.
Awards under the 2026 Plan are subject to the discretion of the Administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2026 Plan.
On March 16, 2026, the last reported sale price of our common stock on the Nasdaq Global Select Market was $54.54.
Limitation on Awards and Shares Available
Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the 2026 Plan for a number of shares equal to the sum of (i) 8,000,000 shares, and (ii) such additional number of shares (up to 8,811,023 shares) as is equal to the sum of (x) the number of shares reserved for issuance under the Current Plan that remain available for grant under the Current Plan as of May 13, 2026, the date on which the 2026 Plan will become effective, if approved by stockholders, and (y) the number of shares subject to awards granted under the Current Plan that are outstanding as of May 13, 2026 which expire, terminate, or are otherwise surrendered, cancelled, forfeited, or repurchased by the Company pursuant to a contractual repurchase right after May 13, 2026.
Generally, if an award granted under the 2026 Plan or under the Current Plan terminates, expires, or lapses for any reason, the unused shares of common stock subject to the award will again be made available for issuance under the 2026 Plan. To the extent a Full Value Award granted under the Current Plan is forfeited or expires for any reason or is settled for cash, the number of shares of common stock that can be issued under the 2026 Plan will increase by one share for every one share of common stock subject to such Full Value Award, notwithstanding the fungible share counting provisions of the Current Plan. However, the following shares may not again be made available for issuance as awards under the 2026 Plan: (i) shares used to pay the exercise price of an option (or other award), (ii) shares delivered to or withheld by us to pay the withholding taxes related to an award, (iii) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, or (iv) shares repurchased on the open market with the proceeds of an option exercise. The payment of dividend equivalents in cash in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2026 Plan. Awards settleable only in cash will not be counted against the shares available for issuance under the 2026 Plan. In addition, shares issued in assumption of, or in substitution for, any outstanding awards previously granted by an entity in connection with a corporate transaction (“Substitute Awards”) will

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not be counted against the shares available for issuance under the 2026 Plan.
The maximum aggregate number of shares with respect to awards that may be granted under the 2026 Plan to any one person during any calendar year is 1.5 million (not including any Substitute Awards and subject to adjustment for certain equity restructurings and other corporate transactions). The 2026 Plan provides that the maximum aggregate amount of cash that may be paid to any person during any one calendar year is $5 million. For purposes of the foregoing limits, the combination of an option in tandem with a SAR is treated as a single award.
Awards
The 2026 Plan provides for the grant of nonqualified stock options, restricted stock awards, RSUs, performance awards, dividend equivalents, SARs, and other stock unit awards. Each award will be evidenced by a written award agreement with terms and conditions consistent with the 2026 Plan. Except as otherwise provided by the 2026 Plan, each award may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and the Administrator need not treat participants uniformly. Upon the exercise or vesting of an award, the exercise or purchase price must be paid in full by one of the following methods, in the discretion of the Administrator: cash or check; delivery of a written or electronic notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise or vesting of an award and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided that payment of such proceeds is then made to the Company upon settlement of such sale; subject to certain requirements, tendering shares of common stock valued at their fair market value; and/or by payment of such other lawful consideration acceptable to the Administrator. Any tax withholding obligations may be satisfied in the Administrator’s sole discretion by allowing a participant to elect to have the Company withhold shares otherwise issuable under an award that have a fair market value equal to the aggregate amount of such liabilities. Except as otherwise provided in the 2026 Plan, the Administrator may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions or otherwise realizable in full or in part, as the case may be.
Nonqualified Stock Options.   The exercise price of nonqualified stock options granted pursuant to the 2026 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Nonqualified stock options may be subject to vesting conditions established by the Administrator, including continued employment or achievement of performance criteria, and be exercised as determined by the Administrator, but in no event after the ten (10) year anniversary of the date of grant. No option granted under the 2026 Plan may contain any provision entitling the optionee to the automatic grant of additional options in connection with any exercise of the original option.
Restricted Stock.   A restricted stock award granted pursuant to the 2026 Plan is the grant of shares of common stock at a price determined by the Administrator (including zero), that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met.
Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock have full voting rights with respect to such shares. Dividends paid on the shares prior to vesting will accrue and will only be paid to the participant if and when the shares of restricted stock vest.
Restricted Stock Units.   RSUs granted pursuant to the 2026 Plan may be subject to vesting conditions established by the Administrator including continued employment or achievement of performance criteria. Like restricted stock, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, the

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common stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting rights and will not receive dividend payments prior to the time when vesting conditions are satisfied and the shares subject to the award are issued to the participant.
Dividend Equivalents.   Dividend equivalents are rights to receive the equivalent value (in cash or common stock) of dividends paid on common stock. Dividend equivalents represent the value of the dividends per share of common stock paid by the Company, calculated with reference to the number of shares that are subject to any award held by the participant. Dividend equivalents are converted to cash or additional shares of common stock by such formula and at such time subject to such limitations as may be determined by the Administrator. Dividend equivalents are credited as of dividend payment dates during the period after the award is granted and before the award vests and are paid to the participant only if and when the award vests. Dividend equivalents cannot be granted with respect to options or SARs.
Stock Appreciation Rights.   SARs entitle recipients to receive common stock determined in whole or in part by reference to the appreciation in the value of the common stock over the value of our common stock on the date of grant of the SAR. SARs must have a base price that is at least equal to the fair market value of the common stock on the grant date and may have a term of no greater than ten (10) years. SARs will be settled by the delivery of shares of common stock. SARs may be issued in tandem with options or as stand-alone rights.
Other Stock Unit Awards.   Under the 2026 Plan, the Board has the right to grant other awards of shares of our common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, our common stock or other property. Other stock unit awards have such terms and conditions as the Board may determine, including performance-based conditions. Other stock unit awards are available as a form of payment in settlement of other awards granted under the 2026 Plan or as payment in lieu of compensation to which a recipient is otherwise entitled. Other stock unit awards may be paid in common stock or cash, as determined by the Board.
Performance Awards.   A restricted stock award, RSU award, other stock unit award, cash bonus award, stock bonus award, or any other award granted under the 2026 Plan may be made subject to achievement of performance goals.
Performance goals applicable to a performance award may vary by participant, be different for different awards, or be particular to a participant or the subsidiary, division, business unit, department, branch, or other unit in which the participant works. The performance goals may be based on one or more of the following performance criteria, any of which may be measured with respect to an individual participant, the Company, or any one or more of the Company’s subsidiaries, divisions, or business units, and in absolute or relative terms: revenues, net income (loss), operating income (loss), gross profit, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or depreciation and/or amortization, earnings (loss) per share, net cash flow, cash flow from operations, free cash flow, revenue growth, earnings growth, gross margins, operating margins, net margins, inventory management (including, but not limited to, reductions in inventory, inventory turns, and inventory levels), working capital (including a specific component thereof), return on sales, return on assets, return on stockholders’ equity, return on investment or working capital, cash or cash equivalents position, achievement of balance sheet or income statement objectives or total stockholder return, stock price, improvement in financial ratings, completion of strategic acquisitions/dispositions, manufacturing efficiency, product quality, customer satisfaction, market share and/or product design wins, a specific cost or expense item, and implementation or completion of a specified key business project, or any other criteria established by the Administrator.

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In addition, the Administrator may, in its sole discretion, provide that one or more adjustments be made to one or more of the performance goals, including the exclusion of one or more of the following: extraordinary and/or nonrecurring items, the cumulative effects of changes in accounting principles or applicable laws, gains or losses on the dispositions of discontinued operations, the writedown of any asset, charges for restructuring and rationalization programs, amortization of purchased intangibles associated with acquisitions, compensation expenses related to acquisitions, other acquisition-related charges (including, but not limited to, items attributable to the business operations of any entity acquired by the Company during the applicable performance period), impairment charges, gain or loss on minority equity investments, noncash income tax expenses, equity-based compensation expenses, items relating to financing activities; other nonoperating items; items related to the disposal of a business or segment of a business; items attributable to any stock dividend, stock split, combination, or exchange of shares occurring during the applicable performance period; or any other adjustments as determined by the Administrator.
Performance awards can be paid in cash, common stock, or a combination of both. The Administrator may, in its discretion, adjust the cash or number of shares of common stock payable pursuant to any performance award, and the Administrator may, at any time, waive the achievement of the applicable performance goals, including in the case of the death or disability of the participant or in the event of a change in control of the Company.
Transferability of Awards
Except as the Administrator may otherwise determine or provide in an award, awards may not be sold, assigned, transferred, pledged, or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the participant, may only be exercisable by the participant.
Repricing
Unless approved by the Company’s stockholders or permitted under the 2026 Plan in connection with a change in capitalization, reorganization event, or change in control, the Company may not (i) amend any outstanding option or SAR granted under the 2026 Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the 2026 Plan) and grant in substitution new awards covering the same or a different number of shares of common stock and having an exercise or purchase price per share lower than the thencurrent exercise price per share of the cancelled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price per share above the then-current fair market value of the common stock, or (iv) take any other action under the 2026 Plan that constitutes a “repricing” within the meaning of the rules of Nasdaq (or other securities exchange or automated quotation system on which shares of common stock are listed or traded).
Clawback
In accepting an award under the 2026 Plan, certain officers will be subject to the Company’s Executive Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time).
Adjustments to Awards
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spinoff, or other similar change in capitalization or any distribution to holders of common stock (other than ordinary cash dividends), the Company will make appropriate adjustments (or substituted awards may be made if applicable), to the extent determined by the Board, to the aggregate number and class of securities that may be issued under the 2026 Plan (including adjustments to award limits), the number and class of securities

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subject to each outstanding award under the 2026 Plan and the exercise price, repurchase price or share- and per-share provisions of each outstanding award (if applicable).
Effect of a Reorganization Event
The 2026 Plan also contains provisions addressing the consequences of a Reorganization Event, which is defined as (i) any merger or consolidation as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities, or other property, or is cancelled, (ii) any exchange of all of our common stock for cash, securities, or other property pursuant to a share exchange transaction, or (iii) any dissolution or liquidation of the Company. In connection with a Reorganization Event, the Board will take one or more of the following actions as to outstanding awards (other than restricted stock): (i) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice, provide that all unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of the Reorganization Event unless exercised by the award holder within a specified period following the date of such notice, (iii) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an award holder equal to (A) the number of shares of common stock subject to the award multiplied by (B) the excess, if any, of the Acquisition Price over the exercise or purchase price of such award, less any applicable tax withholdings, in exchange for the termination of such awards, and/or (v) provide that, in connection with a dissolution or complete liquidation of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise or purchase price thereof).
In connection with a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding awards of restricted stock will inure to the benefit of the Company’s successor and will apply to the cash, securities, or other property which shares of common stock were converted into or exchanged for in connection with the Reorganization Event in the same manner and to the same extent as they applied to the restricted stock. In connection with a liquidation or dissolution of the Company, except to the extent otherwise provided in the award agreement or other agreement between the participant and the Company, all restrictions and conditions on all awards of restricted stock then outstanding will automatically be deemed terminated or satisfied.
Effect of a Change in Control
At the time of a change in control, all outstanding equity awards granted under the 2026 Plan will continue to be subject to the same time-based vesting schedule to which the awards were subject prior to the change in control (including performance-based equity awards that are deemed earned at the time of the change in control as described below). For performance-based equity awards where the change in control occurs prior to the end of the performance period, such awards will be deemed earned as to the greater of (i) the target level of shares for such awards, or (ii) the number of shares that would have been earned pursuant to the terms of such awards based upon performance up through and including the day prior to the date of the change in control (unless the Board determines that it would be impracticable to calculate performance pursuant to (ii), in which case the awards will be deemed earned at target). In the event that the successor or surviving company does not agree to assume, or to substitute for, such outstanding equity awards on substantially similar terms with substantially equivalent economic benefits as exist for such awards immediately prior to the change in control, then such awards will accelerate in full as of the change in control. The 2026 Plan also provides that a participant will be entitled to full accelerated

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vesting of all of his or her outstanding equity awards in the event that such participant’s employment is (i) terminated by the Company without cause, or (ii) terminated by the participant for good reason, in either case within the period of time commencing three (3) months prior to and ending twelve (12) months following a change in control.
The terms “change in control,” “cause,” and “good reason” are each defined in the 2026 Plan. Change in control means, in summary: (i) the acquisition by a person or a group of 40% or more of the outstanding stock of the Company; (ii) a change, without approval by the Board, of a majority of the Board; (iii) the acquisition of the Company by means of a reorganization, merger, consolidation, or asset sale; or (iv) stockholder approval of a liquidation or dissolution of the Company. Cause means, in summary: (i) deliberate dishonesty that is significantly detrimental to the best interests of the Company; (ii) conduct constituting an act of moral turpitude; (iii) willful disloyalty or insubordination; or (iv) incompetent performance or substantial or continuing inattention to or neglect of duties. Good reason means, in summary: provided the participant timely gives notice of the event or condition to the Company and sufficient time for the Company to correct the event or condition, (i) a reduction of 5% or more in base salary; or (ii) a change in office location of more than fifty (50) miles. However, the 2026 Plan provides that if the participant and the Company are party to an employment agreement, severance agreement, change in control agreement or other similar agreement that contains a definition of cause or good reason, the definitions in that agreement shall control.
Death or Permanent Disability
In the event of a participant’s death or permanent disability (within the meaning of Section 22(e)(3) of the IRC), the 2026 Plan provides for full acceleration of the vesting of all then-outstanding equity awards subject to time-based vesting (including all performance-based equity awards where the performance period has ended and the shares are earned but unissued). The 2026 Plan also provides that for a performance-based equity award where the participant’s death or permanent disability occurs prior to the end of the performance period, such award will be deemed earned as to the greater of (i) the target level of shares for such award, or (ii) the number of shares that would have been earned pursuant to the terms of such award had the participant remained employed through the end of the performance period, and such earned shares will become vested and issuable to the participant after the performance period ends. In addition, except as otherwise provided in an employment agreement, severance agreement, change in control agreement or similar agreement, in an award agreement or by action of the Administrator following the grant of an option, all outstanding stock options will remain exercisable following the termination of employment for a period of twelve (12) months, in the case of death, and for a period of six (6) months, in the case of permanent disability (but not beyond the expiration of their respective maximum terms).
Substitute Awards
In connection with a merger or consolidation of an entity with us or the acquisition by us of the property or stock of an entity, the Administrator may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as the Administrator deems appropriate in the circumstances, notwithstanding any limitations under the 2026 Plan.
Amendment and Termination
The Board may at any time amend, suspend, or terminate the 2026 Plan. Without approval of the Company’s stockholders, no amendment may increase the number of shares authorized under the 2026 Plan (except as provided under the 2026 Plan in connection with changes in capitalization), materially increase the benefits provided under the 2026 Plan, materially expand the class of participants eligible to participate in the 2026 Plan, expand the types of awards provided under the 2026 Plan, or make any other changes that

90	Proxy Statement

require stockholder approval under the rules of Nasdaq (or other securities exchange or automated quotation system on which shares of our common stock are listed or traded). In no event may any award be granted pursuant to the 2026 Plan on or after May 12, 2036.
Federal Income Tax Consequences
The U.S. federal income tax consequences of the 2026 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2026 Plan. This summary assumes that all awards are exempt from, or comply with, the rules of Section 409A of the IRC regarding nonqualifed deferred compensation. In addition, this summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending upon individual circumstances.
Nonqualified Stock Options.   A participant will not have income upon the grant of a nonqualified stock option. A participant will have compensation income upon the exercise of a nonqualified stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Restricted Stock.   A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the IRC is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Units.   A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the shares of common stock are delivered with respect to the restricted stock units (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant will have compensation income upon the exercise of a SAR equal to the fair market value of the stock received. When the stock distributed in settlement of the SAR is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the exercise date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock Unit Awards.   The tax consequences associated with any other stock unit award will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Proxy Statement	91

Dividend Equivalents; Accrued Dividends.   The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents or at the time dividends are accrued on unvested restricted stock awards (or other awards with respect to which dividend equivalents may be granted). When a dividend equivalent or accrued dividend is paid upon an award vesting, the participant will recognize compensation income.
Tax Consequences to the Company.   There will not be any tax consequences to the Company as a result of the adoption of the 2026 Plan or the grant of awards thereunder except that we will be entitled to a deduction when a participant recognizes compensation income, subject to the deduction limitations of Section 162(m) of the IRC.

Plan Benefits

New Plan Benefits
Awards under the 2026 Plan are subject to the discretion of the Administrator. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2026 Plan.
Equity Compensation Plan Information
As of October 3, 2025, the Company has the following equity compensation plans under which its equity securities were authorized for issuance to its employees and/or directors:
•
the 2002 Employee Stock Purchase Plan, as Amended (the “2002 ESPP”)

•
the Non-Qualified Employee Stock Purchase Plan, as Amended (the “Non-Qualified ESPP”)

•
the Second Amended and Restated 2008 Director Long-Term Incentive Plan, as Amended (the “Director LTIP”)

•
the Second Amended and Restated 2015 Long-Term Incentive Plan (the “2015 LTIP”)

•
FY25 Brace RSU

•
FY25 Brace PSA

•
Brace New Hire PSA

Except for the Non-Qualified ESPP and the FY25 Brace RSU, the FY25 Brace PSA and the Brace New Hire PSA, each of which were granted as “inducement grants” within the meaning of Nasdaq Listing Rule 5635(c)(4), each of the foregoing equity compensation plans was approved by the Company’s stockholders. A description of the material features of the Non-Qualified ESPP is provided below under the heading “Non-Qualified Employee Stock Purchase Plan”, and a description of the material features of the FY25 Brace RSU, FY25 Brace PSA and Brace New Hire PSA is provided above under the heading “Compensation Approach for Our Chief Executive Officer”.

92	Proxy Statement

The following table presents information about these plans as of October 3, 2025.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)(a)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)
Equity compensation plans approved by security holders	4,911,431(1)	82.58(2)	10,736,267(3)
Equity compensation plans not approved by security holders	564,234(4)	—	341,204(5)
TOTAL	5,475,665	82.58	11,077,471

(1)
Consists of  (i) 3,280,918 shares to be issued upon vesting of outstanding RSUs under our 2015 LTIP, (ii) 1,620,285 shares to be issued upon vesting of outstanding PSAs at target levels under our 2015 LTIP, and (iii) 10,228 shares to be issued upon vesting of outstanding stock options under our 2015 LTIP.

(2)
The weighted average exercise price does not reflect shares issuable upon the vesting of outstanding RSUs and PSAs, which have no exercise price. Such shares will be issued at the time such awards vest, without any cash consideration payable for those shares.

(3)
Includes (i) 1,730,253 shares of common stock available for future issuance under the 2002 ESPP, (ii) 457,805 shares of common stock available for future issuance under the Director LTIP, and (iii) 8,548,209 shares available for future issuance under the 2015 LTIP.

(4)
Includes 43,682 shares under the FY25 Brace RSU, which is subject to time-based vesting over a period of four years beginning on November 5, 2024, and 520,552 shares under the FY25 Brace PSA and Brace New Hire PSA, which number assumes achievement of performance goals under the FY25 Brace PSA at target levels of performance and achievement of all share price hurdles under the Brace New Hire PSA.

(5)
Represents 341,204 shares that remain available for future issuance under the Non-Qualified ESPP.

Non-Qualified Employee Stock Purchase Plan
We maintain the Non-Qualified ESPP to provide employees of the Company and participating subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase, by means of payroll deductions, of shares of the Company’s common stock at a discount from the market price of the common stock at the time of purchase. The Non-Qualified ESPP is intended for use primarily by employees located outside the United States. Under the plan, eligible employees may purchase common stock through payroll deductions of up to 15% of eligible compensation. The price per share is the lower of 85% of the market price at the beginning or end of each six-month offering period.
FY25 Brace RSU, the FY25 Brace PSA and the Brace New Hire PSA
A description of the material features of the FY25 Brace RSU, FY25 Brace PSA and Brace New Hire PSA is provided above under the heading “Compensation Approach for Our Chief Executive Officer.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL 8

Proxy Statement	93

PROPOSAL 9:
STOCKHOLDER PROPOSAL REGARDING GREENHOUSE GAS EMISSION REDUCTION EFFORTS REPORT
In accordance with SEC rules, we have set forth below a stockholder proposal from Green Century Funds, 114 State Street, Boston, MA 02109. Representatives from Green Century Funds have notified us that the entity is the beneficial owner of at least $25,000 worth of shares of the Company’s common stock and that they intend to present the following proposal at the Annual Meeting. The stockholder proposal will be voted upon at the Annual Meeting if properly presented. The Company assumes no responsibility for the content or accuracy of the text of the stockholder’s resolution or the statement, which appears below exactly as submitted.

Whereas: Climate change poses macroeconomic risks that can depress returns for long-term diversified investors. Studies project warming to cost the global economy over $38 trillion annually by 2049.(1)
Climate change exacerbates enterprise risks. One-third of global semiconductor production will be reliant on materials threatened by climate disruption by 2035, rising to 58% by 2050 without action.(2) Skyworks’ fiscal year 2024 10-K acknowledges that its manufacturers rely on adequate supplies of raw materials at competitive costs.(3) Further, manufacturers may suffer “destruction to their facilities, particularly since some of them are located in areas prone to natural disasters… and other impacts of climate change.”(4)
Skyworks also notes that climate change leads to new government regulations and customer standards concerning environmental matters that “may result in increases in costs of operations for us relative to our competitors.”(5)
Although Skyworks set targets and outlined strategies to reduce its operational greenhouse gas (GHG) emissions, these actions do not address the majority of emissions from across the company’s value chain. Peers disclosing more complete GHG emissions inventories demonstrate that value chain emissions may account for 89 — 99% of a semiconductor company’s climate footprint.(6)
NXP, Qualcomm, Murata Manufacturing, and Applied Materials set targets verified by the Science Based Targets initiative (SBTi) value chain emissions.(7) NXP, Analog Devices, Intel, Murata Manufacturing and Advanced Micro Devices disclose or intend to disclose climate transition plans with forward-looking strategies to reduce value chain emissions, including engaging suppliers, increasing product efficiency, and joining industry-wide initiatives.(8)
Continuing to lag peers may lead Skyworks to fall short of the climate mitigation policies of major customers. Apple accounted for 67% of Skyworks’

(1)
https://epic.uchicago.edu/news/climate-change-may-cost-38-trillion-a-year-by-2049-study-says/

(2)
https://www.pwc.com/gx/en/news-room/press-releases/2025/climate-risks-to-semiconductor-supply.html

(3)
https://investors.skyworksinc.com/static-files/faf80c29-a694-4f82-b863-e9110374c219, 17

(4)
https://investors.skyworksinc.com/static-files/faf80c29-a694-4f82-b863-e9110374c219, 16

(5)
https://investors.skyworksinc.com/static-files/faf80c29-a694-4f82-b863-e9110374c219, 22

(6)
https://www.nxp.com/company/about-nxp/sustainability/environment-health-and-safety/emissions:EMISSIONS;

https://www.analog.com/media/en/company-csr/2024-esg-report.pdf, 39;
https://www.appliedmaterials.com/content/dam/site/company/csr/doc/2024_impact_report.pdf.coredownload.inline.pdf, 61
(7)
https://sciencebasedtargets.org/target-dashboard

(8)
https://www.nxp.com/docs/en/supporting-information/Corporate-Sustainability-Report-2024.pdf;

https://www.analog.com/media/en/company-csr/2024-esg-report.pdf;
94	Proxy Statement

net revenue in 2025 and aspires to be carbon neutral across its supply chain by 2030.(9)
Without proactively addressing the largest sources of GHG emissions, Skyworks risks exacerbating its exposure to the transition, competitive, and regulatory risks associated with the shift to a low carbon economy. Additional actions would clarify whether and how Skyworks is addressing enterprise risks and protecting the company’s shareholders from related macroeconomic costs.
RESOLVED:   Shareholders request Skyworks issue a report, above and beyond existing disclosures, describing whether and how it could increase the scale, pace, and rigor of its GHG emissions reduction efforts. The report should be updated annually, prepared at reasonable cost, and omit proprietary information.
Supporting Statement:   In determining relevant content for the report, proponents recommend, at the board and management’s discretion:
Adopting GHG emission reduction targets for the company’s value chain emissions;
Developing a transition plan demonstrating how the Company plans to reduce value chain emissions, while considering criteria developed by credible third parties such as the SBTi, Transition Plan Taskforce, and CDP.

https://www.intel.com/content/dam/www/central-libraries/us/en/documents/2023-11/climate-transition-action-plan-2023.pdf;
https://www.amd.com/content/dam/amd/en/documents/corporate/cr/climate-transition-plan.pdf;
https://corporate.murata.com/-/media/corporate/ir/library/murata-value-report/2025_e/murata-value-report-2025-all-for-viewing- e.ashx?la=en-us&cvid=20251104090627000000
(9)
https://www.apple.com/environment/pdf/Apple_Environmental_Progress_Report_2025.pdf

Proxy Statement	95

Statement of Opposition by the Board of Directors

The Board has carefully reviewed and considered the stockholder’s proposal and has concluded that it is unnecessary and not in the best interests of the Company or its stockholders. The Board recommends a vote AGAINST the proposal.
We are proud of the progress that Skyworks has made with respect to not only greenhouse gas emissions disclosure, but also to greenhouse gas emissions reduction.
Skyworks has demonstrated consistent progress in its efforts to provide meaningful disclosure around greenhouse gas emissions and to reduce greenhouse gas emissions, which makes the proponent’s proposal unnecessary, redundant and vague.
Skyworks has disclosed its Scope 1 and Scope 2 carbon dioxide equivalent (CO2e) emissions annually since its 2019 Sustainability Report. In our 2021 Sustainability Report, we publicly communicated our long-term target of reducing absolute Scope 1 and Scope 2 CO2e emissions from our major manufacturing locations by 30% by 2030(1). Further, in our 2023 Sustainability Report, we strengthened and accelerated our Scope 1 and Scope 2 CO2e emissions reduction target from our major manufacturing locations to 50% by 2026.(1) Then, in our 2024 Sustainability Report, where we announced that we had achieved the strengthened target from our 2023 Sustainability Report ahead of schedule, we further increased our Scope 1 and Scope 2 CO2e emissions reduction target from our major manufacturing sites to 85% by 2030.(1)
We have disclosed a thoughtful and deliberate strategy and plan to achieve our 2030 Scope 1 and Scope 2 CO2e emissions reduction target, which includes source reduction, substitution of Scope 1 emissions contributors, energy efficiency improvements, and increased renewable energy sourcing. Furthermore, since our 2022 Sustainability Report, we have had our Scope 1 and Scope 2 CO2e emissions data verified by Cameron-Cole, an independent environmental services firm.
Overall, our concerted efforts and conscientious approach are having an impact:
•
In 2023, we were able to achieve year-over-year reductions of combined Scope 1 and Scope 2 CO2e emissions from our major manufacturing locations of 23% compared to 2022.

•
In 2024, we were able to achieve a year-over-year reduction of combined Scope 1 and Scope 2 CO2e emissions from our major manufacturing locations of 42% compared to 2023, and we achieved a Scope 1 and Scope 2 CO2e intensity that was 31% lower than the previous year.

•
Also in 2024, we announced that Skyworks had performed an initial Scope 3 emissions inventory and reported through the Carbon Disclosure Project (CDP) our Scope 3 CO2e emissions for category 6 as defined by the Greenhouse Gas Protocol. Since then, we have engaged a third-party advisor to further evaluate and refine our Scope 3 emissions inventory and calculation methodologies.

As part of this journey, Skyworks has been — and continues to be — committed to greenhouse gas emissions management and reduction. The Company has demonstrated this by regularly setting meaningful targets, strengthening and meeting those targets ahead of schedule when possible, and transparently communicating about its greenhouse gas emissions management efforts and related progress. Through our annual disclosures, we have already and consistently demonstrated whether and how we have increased the scale, pace, and rigor of our greenhouse gas emissions reduction efforts. As further evidence of the commercial impact of our efforts, we are proud that our largest customer has publicly named us as a committed

(1)
From a baseline year of 2018

96	Proxy Statement

semiconductor partner to support our customers’ own ongoing efforts to reduce greenhouse gas emissions.
The Board believes that the Sustainability Report issued by the Company appropriately describes whether and how the Company can increase the scale, pace, and rigor of its greenhouse gas emissions reduction efforts and that the actions requested by this proposal are not advisable ahead of expected regulatory developments and not the best use of Company resources at this time.
The processes and methodologies for calculating value chain, or Scope 3, emissions are varied and continue to evolve. In addition, they are less established and straightforward than methods for calculating Scope 1 and Scope 2 emissions. Reasons for the difficulty in calculating Scope 3 emissions include reliance on numerous emissions factors and assumptions rather than direct data and the lack of control that companies have over the sources of required information, which potentially results in incomplete data or data with low accuracy.
In 2023, California enacted broad new climate disclosure laws, including the Climate-Related Financial Risk Act, which is currently subject to an injunction from the Ninth Circuit Court of Appeals, and the Climate Corporate Data Accountability Act. Notwithstanding litigation challenging both laws, the California Air Resources Board (CARB) is still in the process of developing and issuing regulations. Like many of our peers, we are reviewing the regulation that CARB recently issued in February 2026, and we await the issuance of further regulations from CARB, which are anticipated to be released later in 2026, before making final decisions about how best to invest further resources in disclosing Scope 3 emissions.
We are actively monitoring, reviewing and preparing for evolving climate-related disclosure requirements as they emerge from multiple jurisdictions. As highlighted above, Skyworks has already performed an initial Scope 3 emissions inventory and engaged a third party to evaluate and refine our Scope 3 emissions inventory and calculation methodologies. We are prepared to and intend to comply with the applicable disclosure requirements on the timeframes as set forth under any applicable laws and requirements.
Implementing additional reporting that may or may not be consistent with regulatory requirements would divert time, effort and resources from our current and planned initiatives and possibly deviate from the final regulatory reporting requirements, thereby limiting our ability to target our efforts on areas that will provide the most meaningful impact in mitigating climate change and the most value to our stockholders.
Prematurely disclosing divergent measurements would be confusing, inconsistent, and potentially even misleading and would produce non-comparable results. We plan to be deliberate and intentional about our public disclosures related to Scope 3 emissions. Therefore, we do not believe that it is in the best interests of the Company or its stockholders to issue an additional report beyond our current disclosures until we have guidance from forthcoming regulations.
Skyworks takes the issue of environmental sustainability seriously and we work to deliver products that enable smarter, more efficient systems.
Skyworks is proud that our technologies, including our leading power management and wireless connectivity solutions, play an important role in being able to advance sustainability across various industries and contribute to a more energy-efficient and environmentally friendly future.
Over the past year, we have worked with partners to provide innovative smart grid applications and improve monitoring capabilities in factory automation solutions; enabled transportation companies to make automated, intelligent decisions across their fleet networks, fostering increasingly higher levels of efficiency in shipping logistics optimization; and delivered next-generation home automation solutions for use in devices that can help homeowners save on heating and cooling costs.

Proxy Statement	97

In our own sustainability journey, Skyworks has demonstrated a strong commitment to environmental stewardship, including by addressing a variety of important environmental topics directly affecting our business, including water management with a focus on water recycling as well as strategies to minimize hazardous waste through source reduction, chemical substitution and materials use efficiency.
Given Skyworks’ existing goals, initiatives and disclosures, as well as the evolving regulatory and disclosure landscape, the Board believes the proposal is not in the best interests of the Company or its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL 9

98	Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To the Company’s knowledge, the following table sets forth the beneficial ownership of the Company’s common stock as of March 1, 2026, by the following individuals or entities: (i) each person or entity who beneficially owns five percent (5%) or more of the outstanding shares of the Company’s common stock as of March 1, 2026; (ii) the Named Executive Officers (as defined above under “Compensation Highlights”); (iii) each director and nominee for director; and (iv) all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined in accordance with the rules of the SEC, is not necessarily indicative of beneficial ownership for any other purpose, and does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. As of March 1, 2026, there were 150,405,903 shares of the Company’s common stock outstanding.
In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, shares of Company common stock that are subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within sixty (60) days of March 1, 2026, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.
Names and Addresses of Beneficial Owners(1)	Number of Shares Beneficially Owned(2)	Percent of Class
The Vanguard Group, Inc.	20,714,323(3)	13.77%
Pzena Investment Management LLC	17,552,125(4)	11.67%
BlackRock, Inc.	16,885,842(5)	11.23%
Alan S. Batey	11,995	(*)
Kevin L. Beebe	53,005	(*)
Philip G. Brace	17,249	(*)
Philip Carter	683(6)	(*)
Karilee A. Durham	34,537	(*)
Liam K. Griffin	211,585(6)(7)	(*)
Eric J. Guerin	7,590	(*)
Reza Kasnavi	27,775(6)	(*)
Christine King	25,329	(*)
Suzanne E. McBride	7,598	(*)
David P. McGlade	47,266	(*)
Robert A. Schriesheim	63,153	(*)
Kris Sennesael	32,748(8)	(*)
Robert J. Terry	23,194(6)	(*)
Maryann Turcke	6,427	(*)
All current directors and executive officers as a group (13 persons)	325,801(9)	(*)

*
Less than 1%

(1)
Unless otherwise set forth in the following notes, each person’s address is the address of our principal executive offices at Skyworks Solutions, Inc., 5260 California Avenue, Irvine, CA 92617, and stockholders have sole voting and sole investment power with respect to the shares, except to the extent such power may be shared by a spouse or otherwise subject to applicable community property laws.

(2)
The table does not reflect the number of shares of Company common stock to be issued pursuant to unvested RSUs (the

Proxy Statement	99

“Unvested RSUs”) and PSAs subject to time-based vesting (the “Unvested PSAs”), in each case that are not scheduled to vest within sixty (60) days of March 1, 2026, as follows: Mr. Batey — 3,664 shares under Unvested RSUs; Mr. Beebe — 3,664 shares under Unvested RSUs; Mr. Brace — 119,906 shares under Unvested RSUs and 32,762 shares under Unvested PSAs; Mr. Carter — 60,000 shares under Unvested RSUs; Ms. Durham — 30,753 shares under Unvested RSUs and 8,806 shares under Unvested PSAs; Mr. Guerin — 3,664 shares under Unvested RSUs; Mr. Kasnavi — 56,053 shares under Unvested RSUs and 14,224 shares under Unvested PSAs; Ms. King — 4,071 shares under Unvested RSUs; Ms. McBride — 3,664 shares under Unvested RSUs; Mr. McGlade — 3,664 shares under Unvested RSUs; Mr. Schriesheim — 16,613 shares under Unvested RSUs; Mr. Terry — 38,605 shares under Unvested RSUs and 10,160 shares under Unvested PSAs; Ms. Turcke — 3,664 shares under Unvested RSUs; current directors and executive officers as a group (13 persons) — 347,985 shares under Unvested RSUs and 65,952 shares under Unvested PSAs.
(3)
Consists of shares beneficially owned by The Vanguard Group, Inc. (“Vanguard”), which has sole voting power with respect to zero shares, shared voting power with respect to 828,929 shares, sole dispositive power with respect to 19,446,619 shares, and shared dispositive power with respect to 1,267,704 shares. With respect to the information relating to Vanguard, we have relied on information disclosed by Vanguard on a Schedule 13G/A filed with the SEC on October 31, 2025. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Consists of shares beneficially owned by Pzena Investment Management LLC (“Pzena”), which has sole voting power with respect to 14,802,969 shares, shared voting power with respect to zero shares, shared dispositive power with respect to zero shares and sole dispositive power with respect to 17,552,125 shares. With respect to the information relating to Pzena, we have relied on information disclosed by Pzena on a Schedule 13G/A filed with the SEC on February 4, 2026. The address of Pzena is 320 Park Ave., 8th floor, New York, NY 10022.

(5)
Consists of shares beneficially owned by BlackRock, Inc. (“BlackRock”), in its capacity as a parent holding company of various subsidiaries under Rule 13d1(b)(1)(ii)(G). In its capacity as a parent holding company or control person, BlackRock has sole voting power with respect to 16,087,146 shares, shared voting power with respect to zero shares, shared dispositive power with respect to zero shares and sole dispositive power with respect to 16,885,842 shares which are held by the following of its subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock Fund Advisors, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Asset Management North Asia Limited, and BlackRock Fund Managers Ltd. With respect to the information relating to BlackRock and its affiliated entities, we have relied on information disclosed by BlackRock on a Schedule 13G/A filed with the SEC on July 17, 2025. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(6)
Includes shares held in the Company’s 401(k) Savings and Investment Plan as of February 28, 2026.

(7)
This number includes shares held in the Company’s 401(k) Savings and Retirement Plan as of October 31, 2024 and is based on the most recent information available to Skyworks, including the most recent Form 4 filed by Mr. Griffin on November 13, 2024. Mr. Griffin ceased being an executive officer and member of the Board on February 17, 2025, and his employment with the Company ended on May 16, 2025.

(8)
Mr. Sennesael ceased being an executive officer and employee of the Company on May 9, 2025.

(9)
Does not include the shares beneficially owned by Liam K. Griffin and Kris Sennesael, neither of whom was a director or executive officer as of March 1, 2026.

100	Proxy Statement

GENERAL INFORMATION
Q.
How do we refer to Skyworks in this Proxy Statement?

The terms “Skyworks,” “the Company,” “we,” “us,” and “our” refer to Skyworks Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries.
Q.
When and where is our Annual Meeting?

The Annual Meeting will be held on Wednesday, May 13, 2026, at 11:00 a.m. Pacific Daylight Time. The Annual Meeting will be held exclusively via a virtual format. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/ SWKS2026. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate remotely from any location around the world. We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.
Q.
What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:
•
Proposal 1:   The election of the nine nominees named in this Proxy Statement to our Board to serve until the 2027 Annual Meeting of Stockholders.

•
Proposal 2:   The ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.

•
Proposal 3:   The approval, on a non-binding basis, of the compensation of our Named Executive Officers, as described above under “Compensation Discussion and Analysis,” and in the executive compensation tables and accompanying narrative disclosures in this Proxy Statement.
•
Proposals 4, 5, 6 and 7:   The approval of various amendments to the Company’s Restated Certificate of Incorporation regarding elimination of supermajority vote provisions.

•
Proposal 8:   The approval of the Company’s 2026 Long-Term Incentive Plan.

•
Proposal 9:   A non-binding stockholder proposal regarding greenhouse gas emission reduction efforts report.

The stockholders will also act on any other business that may properly come before the meeting.
Q.
What is included in our proxy materials?

The Company’s Annual Report, which includes financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for fiscal year 2025, accompanies this Proxy Statement. This Proxy Statement and form of proxy, and/or notice of access thereto, are being first mailed to stockholders on or about April 3, 2026. The Proxy Statement and the Company’s Annual Report are available at www.skyworksinc.com/annualreport.
Q.
Who can vote at our Annual Meeting?

Only stockholders of record at the close of business on March 19, 2026 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 150,405,963 shares of Skyworks’ common stock issued and outstanding. Pursuant to Skyworks’ Restated Certificate of Incorporation and By-laws, and applicable Delaware law, each share of common stock entitles the holder of record at the close of business on the Record Date to one vote on each matter considered at the Annual Meeting.

Proxy Statement	101

Q.
Is my vote important?

Yes. Your vote is important no matter how many shares you own. Please take the time to vote in the way that is easiest and most convenient for you, and cast your vote as soon as possible.
Q.
How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote in one of the following three ways whether or not you plan to attend the Annual Meeting online: (a) by completing and submitting your proxy via the Internet at the website address listed on the proxy card, (b) by completing and submitting your proxy using the toll-free telephone number listed on the proxy card, or (c) by completing, signing, and dating the proxy card and returning it in the postage- prepaid envelope provided for that purpose. If you attend the Annual Meeting online, you may vote online at the Annual Meeting even if you have previously submitted your proxy by mail or telephone, or via the Internet (and your vote at the Annual Meeting will automatically revoke your previously submitted proxy, although mere virtual attendance at the meeting without voting will not have that result).
Q.
How do I vote if I am a beneficial owner of shares held in “street name”?

If your shares are held on your behalf by a third party such as your broker or another person or entity who holds shares of the Company on your behalf and for your benefit, which person or entity we refer to as a “nominee,” and your broker (or other nominee) is the stockholder of record of such shares, then you are the beneficial owner of such shares and we refer to those shares as being held in “street name.” As the beneficial owner of your “street name” shares, you are entitled to instruct your broker (or other nominee) as to how to vote your shares. Your broker (or other nominee) will provide you with information regarding how to instruct your broker (or other nominee) as to the voting of your “street name” shares.
Q.
How do I vote if I am a participant in the Skyworks 401(k) Savings and Retirement Plan?

If you are a participant in the Skyworks 401(k) Savings and Retirement Plan (the “401(k) Plan”), you will receive an instruction card for the Skyworks shares you own through the 401(k) Plan. That instruction card will serve as a voting instruction card for the trustee of the 401(k) Plan, and your 401(k) Plan shares will be voted as you instruct.
Q.
Can I change my vote after I have voted?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by (a) delivering to the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (b) duly completing a later- dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (c) attending the Annual Meeting online and voting (although virtual attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to the Company’s executive offices at Skyworks Solutions, Inc., 5260 California Avenue, Irvine, CA 92617, Attention: Secretary, before the taking of the vote at the Annual Meeting. If you vote your shares over the Internet prior to the Annual Meeting, only your latest Internet vote submitted prior to the Annual Meeting will be counted at the Annual Meeting.
Q.
How do I virtually attend the Annual Meeting?

You are invited to attend the Annual Meeting online by visiting
www.virtualshareholdermeeting.com/ SWKS2026, where you will be able to listen to

102	Proxy Statement

the meeting live, submit questions, and vote. The meeting will begin at 11:00 a.m. Pacific Daylight Time. In order to participate in the meeting, you will need the multi-digit number included in your proxy card, voter instruction form, or notice. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, will be posted at
www.virtualshareholdermeeting.com/ SWKS2026.
Online check-in will begin at 10:55 a.m. Pacific Daylight Time on May 13, 2026, and you should allow ample time for the online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 10:55 a.m. Pacific Daylight Time on May 13, 2026. If you encounter any difficulties accessing the virtual meeting during the check-in time or meeting time, please call the phone number that will be listed at that time at
www.virtualshareholdermeeting.com/ SWKS2026.
Q.
If I vote by proxy, how will my vote be cast?

The persons named as attorneys-in-fact in this Proxy Statement, Philip G. Brace and Robert J. Terry, were selected by the Board and are officers of the Company. As attorneys-in-fact, Messrs. Brace and Terry will vote any shares represented at the meeting by proxy. Each executed proxy card returned by a stockholder of record or proxy vote recorded via telephone or the Internet by a stockholder of record in the manner provided on the proxy card prior to the taking of the vote at the Annual Meeting will be voted. Where a choice has been specified in an executed proxy with respect to the matters to be acted upon at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the choices specified.
Q.
How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?

If you are a stockholder of record and deliver a proxy but do not give specific voting instructions, then the proxy holders will vote your shares as recommended by the Board or, if no recommendation is given, in their own discretion.
If your shares are held in “street name,” your broker (or other nominee) is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker (or other nominee), your broker (or other nominee) will only be entitled to vote your shares with respect to “discretionary” matters, as described below, but will not be permitted to vote the shares with respect to “non-discretionary” matters. If you beneficially own shares that are held in “street name” by your broker (or other nominee), we strongly encourage you to provide instructions to your broker (or other nominee) as to how to vote on the election of directors and all of the Proposals by signing, dating, and returning to your broker (or other nominee) the instruction card provided by your broker (or other nominee).
If you are a participant in the 401(k) Plan, the trustee of the 401(k) Plan may not vote your 401(k) Plan shares if the trustee does not receive voting instructions from you by 11:59 p.m. Eastern Daylight Time on May 8, 2026, unless otherwise required by law.
Q.
What is a “broker non-vote”?

A “broker non-vote” occurs when your broker (or other nominee) submits a proxy for your shares (because the broker (or other nominee) has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote on a particular proposal because the broker (or other nominee) does not have authority to vote on

Proxy Statement	103

that proposal and has not received voting instructions from you. “Broker non-votes” are not counted to determine the number of votes present for the particular proposal, nor are they counted as votes “FOR” or “AGAINST” the proposal in question or as abstentions. We count “broker non-votes” for the purpose of determining a quorum for the Annual Meeting. If your shares are held in “street name” by your broker (or other nominee), please check the instruction card provided by your broker (or other nominee) or contact your broker (or other nominee) to determine whether you will be able to vote by telephone or via the Internet.
Q.
What vote is required for each matter?

Election of Directors.   Pursuant to the Company’s By-laws, a nominee will be elected to the Board if the votes cast “FOR” the nominee’s election at the Annual Meeting exceed the votes cast “AGAINST” the nominee’s election (as long as the only director nominees are those individuals set forth in this Proxy Statement). Abstentions and “broker non-votes” will not count as votes “FOR” or “AGAINST.” If the shares you own are held in “street name,” your broker (or other nominee), as the record holder of your shares, is required to vote your shares according to your instructions. We expect Proposal 1 will not be considered to be a “discretionary” matter for certain brokers. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of directors. In such case, a “broker non-vote” may occur, which will have no effect on the outcome of Proposal 1.
Ratification of Independent Registered Public Accounting Firm.   The affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting, and entitled to vote on such matter at the Annual Meeting, is required to approve Proposal 2. Proposal 2 involves a matter on which we do not expect brokers (or other nominees) to have “discretionary” authority to vote. If you do not instruct your broker how to vote with respect to this item, your broker may still vote your shares with respect to this proposal in its discretion. With respect to Proposal 2, a vote of “ABSTAIN” will have the same effect as a vote of “AGAINST.”
Say-on-Pay Vote; Approval of 2026 Long-Term Incentive Plan and Stockholder Proposal.   The affirmative vote of a majority of the shares present, or represented by proxy at the Annual Meeting, and entitled to vote on such matter at the Annual Meeting, is required to approve Proposals 3, 8 and 9.
We expect Proposals 3, 8 and 9 will not be considered “discretionary” matters for certain brokers. If you do not instruct your broker how to vote with respect to these items, your broker may not vote your shares with respect to these proposals. In such case, a “broker non- vote” may occur, which will have no effect on the outcome of Proposals 3, 8 and 9. Votes that are marked “ABSTAIN” are counted as present and entitled to vote with respect to Proposals 3, 8 and 9 and will have the same impact as a vote that is marked “AGAINST” for purposes of Proposals 3, 8 and 9.
Approval of Amendments to the Company’s Restated Certificate of Incorporation.    Approval of Proposals 4, 5, 6, and 7 requires the affirmative vote of the holders of at least the following percentages of the shares of our outstanding common stock, respectively: 80%, 90%, 80%, and 80%. We expect Proposals 4 — 7 will not be considered to be “discretionary” matters for certain brokers. If you do not instruct your broker how to vote with respect to one or more of these items, your broker may not vote your shares with respect to such proposals. In such case, a “broker non-vote” may occur, which will have the same effect as a vote that is marked “AGAINST” for purposes of such proposal.

104	Proxy Statement

Q.
How does the Board recommend that I vote?

The Board recommends that you vote:
FOR the election of each of the nine director nominees (Proposal 1).
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2026 (Proposal 2).
FOR the approval, on a non-binding basis, of the compensation of our Named Executive Officers, as described above under “Compensation Discussion and Analysis,” and in the executive compensation tables and accompanying narrative disclosures (Proposal 3).
FOR the approval of amendments to the Company’s Restated Certificate of Incorporation (Proposals 4 — 7).
FOR the approval of the Company’s 2026 Long-Term Incentive Plan (Proposal 8).
AGAINST the approval, on a non-binding basis, of a stockholder proposal regarding greenhouse gas emission reduction efforts report (Proposal 9).
Q.
How will the votes cast at our Annual Meeting be counted?

Broadridge Financial Solutions, Inc. and our independent inspector of elections will tabulate the votes at the Annual Meeting. The vote on each matter submitted to stockholders will be tabulated separately.
Q.
Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be filed with the SEC within four business days after the end of our Annual Meeting and will be posted on our website.
Q.
Will my vote be kept confidential?

Yes. We will keep your vote confidential unless (1) we are required by law to disclose your vote (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request on your proxy card that your name be disclosed.
Q.
What is the quorum requirement for our Annual Meeting?

The holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting present either in person or by proxy at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the meeting. Shares that abstain from voting on any proposal and “broker non-votes” will be counted as shares that are present for purposes of determining whether a quorum exists at the Annual Meeting. If a “broker non-vote” occurs with respect to any shares of the Company’s common stock on any matter, then those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for purposes of determining whether a quorum exists because they are entitled to vote on other matters) and will not be voted.
Q.
How do I submit a question at the Annual Meeting?

If you wish to submit a question, beginning at 10:55 a.m. Pacific Daylight Time on May 13, 2026, you may log into the virtual meeting platform at
www.virtualshareholdermeeting.com/ SWKS2026, type your question into the “Submit a Question” field, and click “Submit.”

Proxy Statement	105

Our virtual meeting will be governed by our Annual Meeting Rules of Conduct which will include rules on permissible topics for stockholder questions and will be posted at www.virtualshareholdermeeting.com/ SWKS2026.
Questions received from stockholders during the virtual Annual Meeting that are deemed appropriate under our Annual Meeting Rules of Conduct will be posted, along with the Company’s responses, on the Investor Relations portion of the Company’s website at www.skyworksinc.com as soon as practicable following the Annual Meeting.
Q.
When will Skyworks next hold an advisory vote on the frequency of  “say-on-pay” votes?

Skyworks currently conducts an annual “say-on-pay” vote. The next advisory vote on the frequency of “say-on-pay” votes is expected to be held at our 2029 Annual Meeting of Stockholders.
Q.
What is “householding”?

Some brokers (or other nominees) may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy
Statement and our Annual Report may have been sent to multiple stockholders in your household. If you are a stockholder and your household or address has received only one Annual Report and one Proxy Statement, the Company will promptly deliver a separate copy of the Annual Report and the Proxy Statement to you, upon your written request to Skyworks Solutions, Inc., 5260 California Avenue, Irvine, CA 92617, Attention: Investor Relations, or oral request to Investor Relations at (949) 231-3000. If you would like to receive separate copies of our Annual Report and Proxy Statement in the future, you should direct such request to your broker (or other nominee). Even if your household or address has received only one Annual Report and one Proxy Statement, a separate proxy card should have been provided for each stockholder account. Each individual proxy card should be signed, dated, and returned in the postage-prepaid envelope (or completed and submitted by telephone or via the Internet, as described on the proxy card). If your household has received multiple copies of our Annual Report and Proxy Statement, you can request the delivery of single copies in the future by contacting your broker (or other nominee), or the Company at the address or telephone number above.

106	Proxy Statement

OTHER PROPOSED ACTION
As of the date of this Proxy Statement, the directors know of no other business that is expected to come before the Annual Meeting. However, if any other business should be properly presented at the Annual Meeting, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

OTHER MATTERS
Solicitation Expenses

Skyworks will bear the expenses of the preparation of the proxy materials and the solicitation by the Board of proxies. Proxies may be solicited on behalf of the Company in person or by telephone, e-mail, facsimile, or other electronic means by directors, officers, or employees of the Company, who will receive no additional compensation for any such services. We have retained D.F. King & Co. to assist in the solicitation of proxies, at a total cost to the Company of approximately $15,500, plus reasonable out-of-pocket expenses.

Electronic Delivery of Proxy Materials

We are able to distribute our Annual Report and this Proxy Statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address. Stockholders may elect to view all future annual reports, proxy statements, and notices on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet to register your consent. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by telephone, mail, or via the Internet.

Annual Report on Form 10-K and Stockholder List

A copy of our 2025 Annual Report accompanies this Proxy Statement. You also may obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for fiscal year 2025, as filed with the SEC, via the Company’s website at www.skyworksinc.com, or upon written request addressed to Investor Relations:
Skyworks Solutions, Inc.
5260 California Avenue
Irvine, CA 92617
A list of stockholders of record as of March 19, 2026, will be available for inspection during ordinary business hours at our executive offices in Irvine, CA, from May 2, 2026 to May 12, 2026.

Proxy Statement	107

Stockholder Proposals

Proposals to be considered for inclusion in the proxy materials for the Company’s 2027 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must meet the requirements of Rule 14a-8 and be delivered in writing to the General Counsel and Secretary of the Company at its executive offices at 5260 California Avenue, Irvine, CA 92617, no later than December 4, 2026. The submission of a stockholder proposal does not guarantee that it will be included in the proxy materials for the Company’s 2027 Annual Meeting.
According to the applicable provisions of our By-laws, if a stockholder wishes to present a proposal at our 2027 Annual Meeting outside the processes of Rule 14a-8, with such proposal not to be considered for inclusion in the proxy materials for such meeting, then the stockholder must give written notice to the Secretary of the Company at the address noted above no earlier than the close of business on January 13, 2027, and no later than the close of business on February 12, 2027. In the event that the 2027 Annual Meeting is advanced by more than thirty (30) days, or delayed (other than as a result of adjournment) by more than sixty (60) days, from the first anniversary of the Company’s 2026 Annual Meeting, then the required notice must be delivered in writing to the Secretary of the Company at the address above no earlier than 120 days prior to the date of the 2027 Annual Meeting and no later than the later of 90 days prior to the 2027 Annual Meeting or the 10th day following the day on which the public announcement of the date of the 2027 Annual Meeting is first made by the Company. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a stockholder properly brings the proposal before the meeting, the proxies that management solicits for that meeting will have “discretionary” authority to vote on the stockholder’s proposal. Even if a stockholder makes timely notification, the proxies may still exercise “discretionary” authority in accordance with the SEC’s proxy rules.
See “Stockholder Nominees For Directors” section of this Proxy Statement for additional information regarding nominees for election to the Board proposed by stockholders.
Our Board encourages stockholders to attend the Annual Meeting online. Whether or not you plan to attend, you are urged to submit a proxy promptly in one of the following ways:
• by completing and submitting your proxy via the Internet by visiting the website address listed on the proxy card;
• by completing and submitting your proxy using the toll-free telephone number listed on the proxy card; or
• by completing, signing, and dating the proxy card and returning it in the postage- prepaid envelope provided for that purpose.
A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated.

108	Proxy Statement

Appendix A:
SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
	Twelve Months Ended
(in millions)	October 3, 2025	September 27, 2024
GAAP operating income	$500.0	$637.4
Share-based compensation expense(a)	232.4	180.3
Acquisition-related expenses	5.4	1.8
Amortization of acquisition-related intangibles	153.3	161.1
Settlements, gains, losses, and impairments	19.5	141.9
Restructuring and other charges	84.7	14.7
Non-GAAP operating income	$995.3	$1,137.2
GAAP operating margin %	12.2%	15.3%
Non-GAAP operating margin %	24.4%	27.2%
	Twelve Months Ended
	October 3, 2025	September 27, 2024
GAAP net income per share, diluted	$3.08	$3.69
Share-based compensation expense(a)	1.50	1.12
Acquisition-related expenses	0.03	0.01
Amortization of acquisition-related intangibles	0.99	1.00
Settlements, gains, losses, and impairments	0.12	0.87
Restructuring and other charges	0.55	0.09
Tax adjustments	(0.34)	(0.51)
Non-GAAP net income per share, diluted	$5.93	$6.27

(a)
The following table summarizes the expense recognized in accordance with ASC 718 — Compensation, Stock Compensation (in millions):

	Twelve Months Ended
	October 3, 2025	September 27, 2024
Cost of goods sold	$29.5	$32.0
Research and development	126.9	85.5
Selling, general, and administrative	63.5	62.8
Restructuring, impairment, and other charges	12.5	—
Total share-based compensation	$232.4	$180.3
	Twelve Months Ended
(in millions)	October 3, 2025	October 2, 2020	October 2, 2015
GAAP net cash provided by operating activities	$1,300.8	$1,204.5	$992.8
Capital expenditures	(195.0)	(389.4)	(430.1)
Non-GAAP free cash flow	$1,105.8	$815.1	$562.7
GAAP net cash provided by operating activities margin %	31.8%	35.9%	30.5%
Non-GAAP free cash flow margin %	27.1%	24.3%	17.3%
Appendix A	109

Discussion Regarding the Use of Non-GAAP Financial Measures

Our annual report and this Proxy Statement contains some or all of the following financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles (“GAAP”): (i) non-GAAP operating income and operating margin, (ii) non-GAAP diluted earnings per share, and (iii) non-GAAP free cash flow. As set forth in the “Unaudited Reconciliations of Non-GAAP Financial Measures” tables found above, we derive such non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Management uses these non-GAAP financial measures to evaluate our operating performance and compare it against past periods, make operating decisions, forecast for future periods, compare our operating performance against peer companies, and determine payments under certain compensation programs. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-recurring expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and competitors more difficult, obscure trends in ongoing operations, or reduce management’s ability to make forecasts.
We provide investors with non-GAAP operating income and operating margin, non-GAAP diluted earnings per share, and non-GAAP free cash flow because we believe it is important for investors to be able to closely monitor and understand changes in our ability to generate income from ongoing business operations. We believe these non-GAAP financial measures give investors an additional method to evaluate historical operating performance and identify trends, an additional means of evaluating period-over-period operating performance and a method to facilitate certain comparisons of our operating results to those of our peer companies.
We believe that providing non-GAAP operating income and operating margin allows investors to assess the extent to which our ongoing operations impact our overall financial performance. We also believe that providing non-GAAP diluted earnings per share allows investors to assess the overall financial performance of our ongoing operations by eliminating the impact of share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, restructuring-related charges, and certain tax items which may not occur in each period presented and which may represent non-cash items unrelated to our ongoing operations. We further believe that providing non-GAAP free cash flow provides insight into our liquidity, our cash-generating capability, and the amount of cash potentially available to return to stockholders. We believe that disclosing these non-GAAP financial measures contributes to enhanced financial reporting transparency and provides investors with added clarity about complex financial performance measures.
We calculate non-GAAP operating income by excluding from GAAP operating income, share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, and restructuring-related charges. We calculate non-GAAP diluted earnings per share by excluding from GAAP diluted earnings per share, share-based compensation expense, acquisition-related expenses, amortization of acquisition-related intangibles, settlements, gains, losses, and impairments, restructuring and other charges, and certain tax items. We calculate non-GAAP free cash flow by deducting capital expenditures from GAAP net cash provided by operating activities.
We exclude certain items identified above from the respective non-GAAP financial measure referenced above for the reasons set forth with respect to each such excluded item below:

110	Appendix A

Share-Based Compensation Expense — because (1) the total amount of expense is partially outside of our control because it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred, (2) it is an expense based upon a valuation methodology premised on assumptions that vary over time, and (3) the amount of the expense can vary significantly between companies due to factors that can be outside of the control of such companies.
Acquisition-Related Expenses and Amortization of Acquisition-Related Intangibles —  including such items as, when applicable, fair value adjustments to contingent consideration, fair value charges incurred upon the sale of acquired inventory, acquisition-related expenses, and amortization of acquired intangible assets because they are not considered by management in making operating decisions and we believe that such expenses do not have a direct correlation to our future business operations and thereby including such charges does not necessarily reflect the performance of our ongoing operations for the period in which such charges or reversals are incurred.
Settlements, Gains, Losses, and Impairments — because such settlements, gains, losses, and impairments (1) are not considered by management in making operating decisions, (2) are infrequent in nature, (3) are generally not directly controlled by management, (4) do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized, and/or (5) can vary significantly in amount between companies and make comparisons less reliable.
Restructuring and Other Charges — because these charges have no direct correlation to our future business operations and including such charges or reversals does not necessarily reflect the performance of our ongoing operations for the period in which such charges or reversals are incurred.
Certain Income Tax Items — including certain deferred tax charges and benefits that do not result in a current tax payment or tax refund and other adjustments, including but not limited to, items unrelated to the current fiscal year or that are not indicative of our ongoing business operations.
The non-GAAP financial measures presented in the table above should not be considered in isolation and are not an alternative for the respective GAAP financial measure that is most directly comparable to each such non-GAAP financial measure. Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies as a result of different companies potentially calculating similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Appendix A	111

Appendix B:
PROVISIONS OF CHARTER SUBJECT TO POTENTIAL AMENDMENT
The following provisions of our Charter are those implicated by Proposals 4-7. In this Appendix B, deletions and additions that would be effected by the proposed amendments are indicated by strikethroughs and underlining, respectively:
SEVENTH:
1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).
2. Except as otherwise provided by law and except as hereinafter otherwise provided for filling vacancies, the directors of the Corporation shall be elected at each annual meeting of stockholders. Each director so elected shall hold office until the annual meeting of stockholders following the annual meeting at which such director was elected and until a successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. The terms of office of each director serving the Corporation as of immediately prior to the effectiveness of the filing of this Certificate of Amendment under the General Corporation Law of the State of Delaware (the “Effective Time”) whose term of office did not expire at the 2011 annual meeting of stockholders of the Corporation shall nonetheless expire at the Effective Time, such that the directors elected at the 2011 annual meeting of stockholders of the Corporation effective upon the Effective Time to succeed such directors shall commence their term of office at the Effective Time, for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall have been duly elected and qualified.
3. Vacancies resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders to occur following their election. No decrease in the number of authorized directors shall shorten the term of any incumbent director.
4. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock, as provided herein or in any Preferred Stock Designation, to elect additional directors under specific circumstances, any director may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Seventh as one class of stock.
5. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this paragraph, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter

112	Appendix B

that, but for this paragraph, would accrue or arise prior to such repeal or modification.
TENTH:
1.
Amendment of Certificate of Incorporation.   The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner hereafter set forth, and all rights conferred upon stockholders herein are granted subject to this reservation.

A.
Except as provided in paragraphs 1(B) and (2) of this Article Tenth and in Article Eleventh, any provision of this Certificate of Incorporation may be amended, altered, changed or repealed in the manner now or hereafter prescribed by the statutes of the State of Delaware.

B.
Notwithstanding any of the provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of holders of any particular class or series of stock of the Corporation required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least the following percentages of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock, shall be required to amend, alter, change or repeal, or to adopt any provisions inconsistent with, the indicated provisions of this Certificate of Incorporation:

(i)
~~80%~~(1) in the case of Article Seventh ~~or~~ and(2) in the case of Article Thirteenth; and

(ii)
~~90%~~(3) in the case of Article Twelfth.

The foregoing paragraphs 1(B)(i) and (ii) of this Article Tenth may not be amended so as to alter the stockholder vote required by either such paragraph or to adopt any provisions inconsistent with these provisions, except by an amendment that is itself approved by the affirmative vote of the holders of at least the percentage of all shares of all classes of stock of the Corporation as is required to amend the provision or provisions of this Certificate of Incorporation to which such amendment relates.
2.
By-Laws.   The Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or of the Certificate of Incorporation of the Corporation, subject to the power of the holders of capital stock of the Corporation to adopt, alter or repeal the By-laws made by the Board of Directors; provided, that any such adoption, amendment or repeal by stockholders shall require the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock. This paragraph 2 of Article Tenth may not be amended so as to alter the stockholder vote specified hereby, nor may any provisions inconsistent with these provisions be adopted, except by an amendment that is itself approved by the affirmative vote of the holders of at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for this purpose as one class of stock.

ELEVENTH:
1. Except as set forth in paragraph 2 of this Article Eleventh, the affirmative vote or consent of the holders of ~~80%~~ at least a majority of the shares of all classes of stock of the Corporation

(1)
If Proposal 6 is approved, insert “a majority”; otherwise retain current threshold of 80%.

(2)
If Proposal 7 is approved, insert “a majority”; otherwise retain current threshold of 80%.

(3)
If Proposal 5 is approved, insert “a majority”; otherwise retain current threshold of 90%.

Appendix B	113

entitled to vote for the election of directors, considered for the purposes of this Article as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any Other Corporation (as hereinafter defined), or (b) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all, or substantially all of the assets of the Corporation or any Subsidiary (as hereinafter defined) to any Other Corporation, or (c) to authorize the issuance or transfer by the Corporation of any Substantial Amount (as hereinafter defined) of securities of the Corporation in exchange for the securities or assets of any Other Corporation. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law, the Certificate of Incorporation of the Corporation or any agreement or contract to which the Corporation is a party.
2. The provisions of paragraph 1 of this Article Eleventh shall not be applicable to any transaction described therein if such transaction is approved by resolution of the Board of Directors of the Corporation; provided that a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the time any such Other Corporation may have become a Beneficial Owner (as hereinafter defined) of 5% or more of the shares of stock of the Corporation entitled to vote for the election of directors.
3. For the purposes of paragraph 2 of this Article, the Board of Directors shall have the power and duty to determine for the purposes of this Article Eleventh, on the basis of information known to such Board, if and when any Other Corporation is the Beneficial Owner of 5% or more of the outstanding shares of stock of the Corporation entitled to vote for the election of directors. Any such determination shall be conclusive and binding for all purposes of this Article Eleventh.
4. As used in this Article Eleventh, the following terms shall have the meanings indicated:
“Other Corporation” means any person, firm, corporation or other entity, other than a subsidiary of the Corporation.
“Subsidiary” means any corporation in which the Corporation owns, directly or indirectly, more than 50% of the voting securities.
“Substantial Amount” means any securities of the Corporation having a then fair market value of more than $500,000.
An Other Corporation (as defined above) shall be deemed to be the “Beneficial Owner” of stock if such Other Corporation or any “affiliate” or “associate” of such Other Corporation (as those terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (15 U.S.C. 78 aaa et seq.), as amended from time to time), directly or indirectly, controls the voting of such stock or has any options, warrants, conversion or other rights to acquire such stock.
5. This Article Eleventh may not be amended, revised or revoked, in whole or in part, except by the affirmative vote or consent of the holders of ~~80%~~ at least a majority of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article Eleventh as one class of stock.
TWELFTH:
1. The following definitions shall apply for the purpose of this Article Twelfth only:
A.
“Announcement Date” shall mean the date of first public announcement of the proposal of a Business Combination.

B.
“Business Combination” shall mean:

(i)
any merger or consolidation of the Corporation or any Subsidiary with (a) any Related Person, or (b) any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate of a Related Person; or

(ii)
any sale, lease, exchange, mortgage,

114	Appendix B

pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any Affiliate of any Related Person of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $500,000 or more; or
(iii)
the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Related Person or any Affiliate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $500,000 or more; or

(iv)
the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Related Person or any Affiliate of any Related Person; or

(v)
any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving the Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person.

C.
“Consideration Received” shall mean the amount of cash and the Fair Market Value, as of the Consummation Date, of consideration other than cash received by the stockholder. In the event of any Business Combination in which the

Corporation survives, the consideration other than cash shall include shares of any class of outstanding Voting Stock retained by the holders of such shares.
D.
“Consummation Date” shall mean the date upon which the Business Combination is consummated.

E.
“Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and who was a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

F.
“Determination Date” shall mean the date upon which a Related Person became a Related Person.

G.
“Exchange Act” shall mean the Securities Exchange Act of 1934 as in effect on May 1, 1983.

H.
“Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash

Appendix B	115

or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.
I.
“Related Person” shall mean any individual, firm, corporation or other entity (other than the Corporation or any Subsidiary) which, together with its Affiliates and Associates (as such terms are defined in Rule 12b-2 under the Exchange Act) and with any other individual, firm, corporation or other entity (other than the Corporation or any Subsidiary) with which it or they have any agreement, arrangement or understanding with respect to acquiring, holding or disposing of Voting Stock, beneficially owns (as defined in Rule 13d-3 of the Exchange Act, except that such term shall include any Voting Stock which such person has the right to acquire, whether or not such right may be exercised within 60 days), directly or indirectly, more than twenty percent of the voting power of the outstanding Voting Stock.

J.
“Subsidiary” shall mean any corporation in which a majority of the capital stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

K.
“Voting Stock” shall mean all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

2. In addition to the affirmative vote otherwise required by law or any provision of this Certificate of Incorporation (including without limitation Article Eleventh), except as otherwise provided in paragraph 3, any Business Combination shall require the affirmative vote of the holders of ~~90%~~ at least a majority of all Voting Stock, voting together as a single class.
Such affirmative vote shall be required notwithstanding any other provision of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange which might otherwise permit a lesser vote or no vote, and such affirmative vote shall be required in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Certificate of Incorporation.
3. The provisions of paragraph 2 of this Article Twelfth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation (including Article Eleventh), or any agreement with any national securities exchange, if, in the case of a Business Combination that does not involve any Consideration Received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph A is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraphs A and B are met:
A.
The Business Combination shall have been approved by a majority of the Continuing Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

B.
All of the following conditions shall have been met:

(i)
The form of the Consideration Received by holders of shares of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Related Person has paid for shares of such class of Voting Stock within the two-year period ending on and including the Determination Date. If, within such two-year period, the Related Person has paid for shares of any class of Voting Stock with varying forms of consideration, the form of Consideration Received per share

116	Appendix B

by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock acquired by the Related Person within such two-year period.
(ii)
The aggregate amount of Consideration Received per share by holders of each class of Voting Stock in such Business Combination shall be at least equal to the higher of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every such class of Voting Stock outstanding, whether or not the Related Person has previously acquired any shares of that particular class of Voting Stock):

(a)
(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Related Person for any shares of that class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date or in the transaction in which it became a Related Person, whichever is higher; or

(b)
the Fair Market Value per share of such class of Voting Stock on the Announcement Date; or

(c)
in the case of any class of preferred stock, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(iii)
After such Related Person has become a Related Person and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock; (b) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Related Person shall have not become the beneficial owner of any newly issued share of Voting Stock directly or indirectly from the Corporation except as part of the transaction which results in such Related Person becoming a Related Person.
(iv)
After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately, solely in such Related Person’s capacity as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

Appendix B	117

(v)
A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy or information statement shall contain on the front thereof, prominently displayed, any recommendation as to the advisability or inadvisability of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing to the Board of Directors.

4. A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any determination is to be made by the Board of Directors) shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Twelfth including, without limitation, (1) whether a person is a Related Person, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether the applicable conditions set forth in paragraph (2) of Section C have been met with respect to any Business Combination, and (4) whether the assets which are the subject of any Business Combination or the Consideration Received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination have an aggregate Fair Market Value of $500,000 or more.
5. Nothing contained in this Article Twelfth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.
THIRTEENTH:   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

118	Appendix B

Annex 1:
PROPOSED 2026 LONG-TERM INCENTIVE PLAN
SKYWORKS SOLUTIONS, INC.
2026 LONG-TERM INCENTIVE PLAN
1.
Purpose

The purpose of this 2026 Long-Term Incentive Plan (the “Plan”) of Skyworks Solutions, Inc., is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders.
2.
Certain Definitions

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
(a)
“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Section 3. With reference to the duties of the Committee under the Plan that have been delegated to one or more persons pursuant to Section 3(d) or Section 3(e), or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

(b)
“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalent award, an Other Stock Unit Award, or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

(c)
“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award that are consistent with the Plan.

(d)
“Award Limit” shall mean, with respect to Awards that shall be payable in shares of Common Stock or in cash, as the case may be, the respective per-Participant limit set forth in Section 4(d).

(e)
“Board” shall mean the Board of Directors of the Company.

(f)
“Cause” shall have the meaning given in an employment agreement, severance agreement, change in control agreement, consulting agreement or other similar agreement, if any, between the Company and the Participant, or if there is no such agreement (or if such agreement does not define “Cause”), then except as otherwise provided by the Administrator in an Award Agreement with respect to an Award, “Cause” shall mean the determination by the Administrator or by the Company’s appropriate management personnel that any of the following acts or events exists or has occurred with respect to a Participant:

(i)
the Participant’s deliberate dishonesty that is significantly detrimental to the best interests of the Company;

(ii)
conduct by the Participant constituting an act of moral turpitude;

(iii)
the Participant’s willful disloyalty to the Company or refusal or failure to obey the directions of the Board, the Company’s

Annex 1	119

Chief Executive Officer or President, or the Participant’s direct supervisor; or
(iv)
the Participant’s incompetent performance or substantial or continuing inattention to or neglect of duties assigned to the Participant.

(g)
“Change in Control” shall mean an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i)
the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (x) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust)

sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A) and (B) of subsection (iii) of this Section 2(g); or
(ii)
such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the Effective Date or (B) who was nominated or elected subsequent to the Effective Date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii)
the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding

120	Annex 1

Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (B) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(iv)
approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

For the avoidance of doubt, all references to the “Company” in this Section 2(g) shall mean Skyworks Solutions, Inc. Notwithstanding anything herein to the contrary, to the extent that any payment or benefit under the Plan constitutes nonqualified deferred compensation within the meaning of Section 409A, then, with respect to such payment or benefit, any event constituting a Change in Control above must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(h)
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(i)
“Committee” shall mean the Compensation and Talent Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 3(a).

(j)
“Common Stock” shall mean the common stock of Skyworks Solutions, Inc., par value $0.25 per share.

(k)
“Company” shall mean Skyworks Solutions, Inc., a Delaware corporation. Except where the context otherwise requires, the term “Company” shall include any present or future Subsidiary or parent corporation (as “parent corporation” is defined in Section 424(e) of the Code and any regulations promulgated thereunder) of the Company and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board.

(l)
“Consultant” shall mean any consultant or adviser that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

(m)
“Designated Beneficiary” shall mean the beneficiary designated, in a manner determined by the Company, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant,

Annex 1	121

“Designated Beneficiary” shall mean the Participant’s estate.
(n)
“Disability” shall mean that the Participant is “permanently and totally disabled” within the meaning of Section 22(e)(3) of the Code. Notwithstanding anything herein to the contrary, to the extent that a payment or benefit under the Plan constitutes nonqualified deferred compensation within the meaning of Section 409A, then, with respect to such payment or benefit, the Participant must also be “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(o)
“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, granted under Section 8(b).

(p)
“Effective Date” shall mean May 13, 2026.

(q)
“Eligible Individual” shall mean any person who is an Employee or a Consultant, as determined by the Administrator.

(r)
“Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company.

(s)
“Equity Acceleration Date” shall mean, with respect to an Award held by a Participant:

(i)
the effective date of a Change in Control, in the event that the Participant experiences a Qualifying Termination that is within the period of time commencing three (3) months prior to the Change in Control and ending on the effective date of the Change in Control; or

(ii)
the effective date of the Participant’s Termination of Service, in the event that the Participant experiences a Qualifying Termination that is within the period of time commencing on the effective date of a Change in Control and ending twelve (12) months following the Change in Control.

(t)
“Expiration Date” shall mean May 12, 2036.

(u)
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(v)
“Fair Market Value” shall mean, as of any given date, the value of a share of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange, national market system or automated quotation system (such as Nasdaq), its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported by Nasdaq or such other source as the Administrator deems reliable, such as The Wall Street Journal;

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but closing sales prices are not reported, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The

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Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)
If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

(w)
“Full Value Award” shall mean any Award other than an Option, Stock Appreciation Right or other Award for which the Participant pays the Fair Market Value of the Common Stock as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

(x)
“Good Reason” shall have the meaning given in an employment agreement, severance agreement, change in control agreement or other similar agreement, if any, between the Company and the Participant, or if there is no such agreement (or if such agreement does not define “Good Reason”), then except as otherwise provided by the Administrator in an Award Agreement with respect to an Award, “Good Reason” shall mean either of the following actions, if taken without the express written consent of the Participant:

(i)
A reduction of 5% or more in the Participant’s base salary in effect immediately prior to the Change in Control; or

(ii)
A change in the Participant’s principal place of employment in effect immediately prior to the Change in Control to a location that is more than fifty (50) miles from such principal place of employment.

A Participant’s Termination of Service shall not be deemed to be for Good Reason unless, within sixty (60) days of the occurrence of the event constituting Good Reason, the Participant has provided the Company (or the acquiring entity) with (A) at least thirty (30) days’ advance written notice of the Participant’s decision to terminate his or her employment for Good Reason, and (B) a period of not less than thirty (30) days to cure the event or condition described in subsection (i) or (ii), and the Company (or the acquiring entity) has failed to so cure the event or has waived its right to cure the event, to the extent it is then subject to cure.
(y)
“Measurement Date” shall mean, with respect to a Performance Award, the last day of the applicable Performance Period over which Performance Goals are measured pursuant to the terms of the Performance Award.

(z)
“Nasdaq” shall mean the Nasdaq Global Select Market.

(aa)
“Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, granted under Section 5. Any Option granted pursuant to the Plan is intended not to be an incentive stock option as described in Section 422 of the Code and shall be designated a “Nonqualified Stock Option.”

(bb)
“Other Stock Unit Award” shall mean an Award of shares of Common Stock, or other Award that is valued in whole or in part by reference to, or is otherwise based on, shares of Common Stock or other property, granted under Section 8.

(cc)
“Participant” shall mean a person who has been granted an Award under the Plan.

(dd)
“Performance Award” shall mean a Restricted Stock Award, an Other Stock Unit Award, a cash bonus award, a stock bonus award, or any other Award under the Plan that is made subject to the achievement of Performance Goals pursuant to Section 8 and is paid in cash, Common Stock or a combination of both.

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(ee)
“Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(i)
The Performance Criteria that shall be used to establish Performance Goals shall include one or more of the following: Revenues, net income (loss), operating income (loss), gross profit, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or depreciation and/or amortization, earnings (loss) per share, net cash flow, cash flow from operations, free cash flow, revenue growth, earnings growth, gross margins, operating margins, net margins, inventory management (including, but not limited to, reductions in inventory, inventory turns, and inventory levels), working capital (including a specific component thereof), return on sales, return on assets, return on stockholders’ equity, return on investment or working capital, cash or cash equivalents position, achievement of balance sheet or income statement objectives or total stockholder return, stock price, improvement in financial ratings, completion of strategic acquisitions/dispositions, manufacturing efficiency, product quality, customer satisfaction, market share and/or product design wins, a specific cost or expense item, and implementation or completion of a specified key business project, or any other criteria established by the Administrator, any of which may be measured with respect to an individual Participant, the Company, or any one or more of the Company’s Subsidiaries, divisions or business units, and in absolute or relative terms (including, but not limited to, (A) as compared to any incremental increase or decrease,

(B) as compared to results of a peer group or other individuals or companies comparably, similarly or otherwise situated, or (C) as compared to a business plan, budget or forecast).
(ii)
The Administrator may, in its sole discretion, provide that one or more adjustments be made to one or more of the Performance Goals, including the exclusion of one or more of the following: (A) extraordinary and/or nonrecurring items, (B) the cumulative effects of changes in accounting principles or applicable laws, (C) gains or losses on the dispositions of discontinued operations, (D) the write-down of any asset, (E) charges for restructuring and rationalization programs, (F) amortization of purchased intangibles associated with acquisitions, (G) compensation expenses related to acquisitions, (H) other acquisition-related charges (including, but not limited to, items attributable to the business operations of any entity acquired by the Company during the Performance Period), (I) impairment charges, (J) gain or loss on minority equity investments, (K) noncash income tax expenses, (L) equity-based compensation expenses, (M) items relating to financing activities; (N) other nonoperating items; (O) items related to the disposal of a business or segment of a business; (P) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; or (Q) any other adjustment as determined by the Administrator.

(ff)
“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria or other measures.

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(gg)
“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

(hh)
“Plan” shall mean this Skyworks Solutions, Inc. 2026 Long-Term Incentive Plan, as it may be amended or restated from time to time.

(ii)
“Prior Plan” shall mean the Skyworks Solutions, Inc. Second Amended and Restated 2015 Long-Term Incentive Plan.

(jj)
“Qualifying Termination” shall mean a Participant’s Termination of Service by the Company without Cause or by the Participant for Good Reason, in either case within the period of time commencing three (3) months prior to and ending twelve (12) months following the Change in Control. For the avoidance of doubt, the term “Qualifying Termination” shall apply only to an Employee’s Termination of Service. In the case of a Consultant, no Termination of Service shall be a “Qualifying Termination” unless the Administrator, in its sole discretion, provides otherwise.

(kk)
“Reorganization Event” shall mean:

(i)
any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;

(ii)
any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii)
any liquidation or dissolution of the Company.

(ll)
“Restricted Stock” shall mean Common Stock granted under Section 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

(mm)
“Restricted Stock Award” shall mean an Award for Restricted Stock or Restricted Stock Units.

(nn)
“Restricted Stock Units” shall mean the right to receive Common Stock granted under Section 7.

(oo)
“Section 409A” shall mean Section 409A of the Code or any successor provision thereto, and the regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(pp)
“Stock Appreciation Right” or “SAR” shall mean a stock appreciation right granted under Section 6.

(qq)
“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(rr)
“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

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(ss)
“Termination of Service” shall mean,

(i)
As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary or service as a nonemployee director of the Company.

(ii)
As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding: (A) terminations where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Subsidiary, (B) terminations that are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee, and (C) at the sole discretion of the Administrator, terminations that result in a temporary severance of the employee-employer relationship.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for Cause, and all questions of whether a particular leave of absence constitutes a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spinoff).
3.
Administration and Delegation

(a)
Administrator.   The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more nonemployee directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 under the Exchange Act or any successor rule and an “independent director” under the rules of Nasdaq (or other securities exchange or automated quotation system on which shares of Common Stock are listed, quoted or traded); provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee. Notwithstanding the foregoing, the Committee may delegate its authority hereunder to the extent permitted by Sections 3(d) and 3(e). In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

(b)
Duties and Powers of Administrator.   The Administrator shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Administrator shall be made in the

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Administrator’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Administrator shall be liable for any action or determination relating to or under the Plan made in good faith.
(c)
Award Eligibility.   The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted under the Plan and shall determine the nature and amount of the Award, consistent with the requirements of the Plan.

(d)
Delegation to Committees or Subcommittees.   To the extent permitted by applicable law, the Board or Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board.

(e)
Delegation to Delegated Persons.   Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Administrator may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to eligible service providers of the Company and to exercise such other powers under the Plan as the Administrator may determine, provided that the Administrator shall fix: (i) the maximum number of shares that may be issued pursuant to such resolution (which number shall include, for the avoidance of doubt, the maximum number of shares issuable upon exercise or settlement of Awards), (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum consideration (if any) for which such Awards may be issued, and the minimum consideration for the shares issuable upon exercise thereof; and, provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided, further, that no Delegated Person shall be authorized to grant Awards to: (i) any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act), (ii) any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act), or (iii) officers of the Company to whom authority to grant or amend Awards has been delegated hereunder. Any delegation under this Section 3(e) shall be subject to any other restrictions and limits that the Administrator specifies at the time of such delegation, and the Administrator may at any time rescind the authority so delegated or appoint a new delegate.
4.
Stock Available for Awards

(a)
Number of Shares.   Subject to adjustment under Section 10, Awards may be made under the Plan for a number of shares of Common Stock that is equal to the sum of: (i) 8,000,000 million shares of Common Stock; and (ii) such additional number of shares of Common Stock (up to 8,811,023 million shares) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Prior Plan that remained available for grant under the Prior Plan as of the Effective Date, and (y) the number of shares of Common Stock subject to awards granted under the Prior Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right after the Effective Date.

(b)
Lapses.   If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price

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pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. To the extent that a Full Value Award granted under the Prior Plan is forfeited or expires or such Full Value Award is settled for cash (in whole or in part), the shares of Common Stock available under the Plan shall be increased by one share of Common Stock subject to such Full Value Award that is forfeited, expired, or settled in cash for every one share of Common Stock subject to such Full Value Award notwithstanding the fungible share counting provisions of the Prior Plan. Shares delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant (i) to purchase shares of Common Stock upon the exercise of an Award or (ii) to satisfy tax withholding obligations with respect to any Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards. In the case of the exercise of a SAR for shares, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market; provided, however, that shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Award shall not be counted against the number of shares of Common Stock available for issuance under the Plan. Awards settleable only in cash shall not be counted against the number of shares of Common Stock available for issuance under the Plan.
(c)
Substitute Awards.   To the extent permitted by applicable law, Substitute Awards shall not reduce the number of shares of Common Stock authorized for grant under the Plan or count against the Award Limit with respect to any Participant. Substitute Awards may be granted on such terms as the Administrator deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan.

(d)
Per-Participant Limit.   The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan during any calendar year shall be 1,500,000 and the maximum aggregate amount of cash that may be paid during any calendar year with respect to one or more Awards payable in cash shall be $5,000,000. For purposes of the foregoing limits, the combination of an Option in tandem with an SAR shall be treated as a single Award.

5.
Stock Options

(a)
General.   The Administrator may grant Options and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)
Exercise Price.   The Administrator shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value at the time the Option is granted.

(c)
Option Vesting.   The period during which the right to exercise, in whole or in part, an Option vests in the Participant shall be set by

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the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests. No portion of an Option that is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided in the Plan or by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.
(d)
Termination of Service.   Except as otherwise provided (i) in Sections 5(e), 11(d), 11(e), (ii) in an employment agreement, severance agreement, change in control agreement or other similar agreement, if any, between the Company and the Participant, (iii) by the Administrator in an Award Agreement, or (iv) by action of the Administrator following the grant of an Option, all outstanding Options held by a Participant that are exercisable upon the Participant’s Termination of Service, shall remain exercisable for a period of time expiring on the earlier of (a) the three (3) month anniversary of the Participant’s Termination of Service, and (b) the final expiration date of such Options as set forth in the applicable Award Agreement, subject to the other terms and conditions of such Award Agreement; provided that such Options shall be exercisable only to the extent that the Participant was entitled to exercise such Options on the date of the Termination of Service. Notwithstanding the foregoing, if the Participant violates the non-solicitation, non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between such Participant and the Company, the right to exercise Options under this Section 5(d) shall terminate immediately upon written notice to the Participant from the Company describing such violation.
(e)
Termination of Service for Cause.   Except as otherwise provided (i) in an employment agreement, severance agreement, change in control agreement or other similar agreement, if any, between the Company and the Participant, (ii) by the Administrator in an Award Agreement, or (iii) by action of the Administrator following the grant of an Option, all outstanding Options that were exercisable by the Participant immediately prior to the Participant’s Termination of Service for Cause, shall terminate immediately upon the effective date of such Termination of Service and shall not be exercisable. The Participant shall be considered to have been discharged for Cause if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(f)
Limitation on Repricing.   Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (i) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (ii) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (iii) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value, or (iv) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of Nasdaq (or other securities exchange or automated quotation system on which shares of Common Stock are listed, quoted or traded).

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(g)
No Reload Rights.   No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

(h)
Duration of Options.   Each Option shall be exercisable at such times and subject to such terms and conditions as the Administrator may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of ten (10) years. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the term of the Option.

(i)
Exercise of Option.   Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Administrator together with payment in full as specified in Section 12(g) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise as soon as practicable.

(j)
Partial Exercise.   An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

(k)
Substitute Awards.   In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Administrator may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. An Option that is a Substitute Award may be granted on such terms as the Administrator deems appropriate in the circumstances, notwithstanding any limitations on Options contained in this Section 5 or in Section 3(c). Notwithstanding the foregoing provisions of this Section 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares of Common Stock subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that such price per share shall be determined in accordance with Section 409A (and, if applicable, with Section 424 of the Code and the regulations thereunder).
6.
Stock Appreciation Rights

(a)
General.   A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive Common Stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. SARs may be based solely on appreciation in the Fair Market Value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Administrator in the SAR Award. SARs may not be granted with a term in excess of ten (10) years from the date of grant.

(b)
Grants.   Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(i)
Tandem Awards.   When Stock Appreciation Rights are expressly granted in tandem with Options, (A) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Administrator in

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connection with a Reorganization Event and will be exercisable in accordance with the procedure required for exercise of the related Option); (B) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Administrator in connection with a Reorganization Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (C) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (D) the Stock Appreciation Right will be transferable only with the related Option.
(ii)
Independent SARs.   A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Administrator may specify in the SAR Award.

(c)
Exercise.   Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Administrator, together with any other documents required by the Administrator.

(d)
Limitation on Repricing.   Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (i) amend any outstanding SAR granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR, (ii) cancel any outstanding stock appreciation right

(whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled stock appreciation right, (iii) cancel in exchange for a cash payment any outstanding SAR with an exercise price per share above the then-current Fair Market Value, or (iv) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of Nasdaq (or other securities exchange or automated quotation system on which shares of Common Stock are listed, quoted or traded).
7.
Restricted Stock; Restricted Stock Units

(a)
General.   The Administrator may grant Awards of Restricted Stock to Eligible Individuals entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Administrator in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award. Instead of granting Awards of Restricted Stock, the Administrator may grant Awards of Restricted Stock Units to Eligible Individuals entitling recipients to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest subject to such terms and conditions on the delivery of the shares of Common Stock as the Administrator shall determine. The Administrator shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase, forfeiture, or vesting, and the issue price, if any.

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(b)
Stock Certificates; Dividends.   Subject to Section 12(l), any stock certificates issued in respect of an award of Restricted Stock shall be registered in the name of the Participant and, unless otherwise determined by the Administrator, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the Designated Beneficiary. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to unvested shares of Restricted Stock shall be subject to accrual as provided in Section 12(h). The Administrator may grant Dividend Equivalents under the Plan with respect to an Award of Restricted Stock Units to any Eligible Individual, provided that such Dividend Equivalents (whether paid in cash, stock or property) shall be subject to accrual as provided in Section 12(h).

8.
Performance Awards, Dividend Equivalents, and Other Stock Unit Awards

(a)
Performance Awards.   The Administrator may grant Performance Awards under the Plan to any Eligible Individual. The value of Performance Awards shall be subject to the achievement of Performance Goals over a specified Performance Period. The Performance Goals applicable to a Performance Award may (i) vary by Participant, (ii) be different for different Awards, or (iii) be particular to a Participant or the Subsidiary, division, business unit, department, branch, or other unit in which the Participant works. The Administrator, in its discretion, may adjust the cash or number of shares of Common Stock payable pursuant to any Performance Award, and the Administrator may, at any time, waive the achievement of the applicable Performance Goals, including in the case of the death or Disability of the Participant or a Change in Control of the Company.
(b)
Dividend Equivalents.   The Administrator may grant Dividend Equivalents under the Plan to any Eligible Individual based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Award vests, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Any Dividend Equivalents shall be subject to accrual as provided in Section 12(h).

(c)
Other Stock Unit Awards.   The Administrator may grant Other Stock Unit Awards under the Plan to any Eligible Individual. Such Other Stock Unit Awards shall be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Administrator shall determine. Subject to the provisions of the Plan, the Administrator shall determine the conditions of each Other Stock Unit Award, including any purchase price applicable thereto and any conditions applicable thereto, including without limitation, performance-based conditions.

9.
Effect of a Change in Control

(a)
Qualifying Termination Prior to Change in Control.   Notwithstanding anything in this Plan to the contrary, in the event that a Participant experiences a Qualifying Termination that is within the period of time commencing three (3) months prior to the Change in Control and ending on the

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effective date of the Change in Control, then on the date of the Termination of Service, each outstanding and unvested Award held by such Participant as of the day prior to the date of the Participant’s Termination of Service shall
(i)
remain outstanding for the period of three (3) months following the Participant’s Termination of Service with any vesting of such Award being suspended until it is determined whether there is a Change in Control during the three (3) month period following the Participant’s Termination of Service;

(ii)
if a Change in Control occurs within the three (3) month period following the Participant’s Termination of Service, be treated as if the Participant had remained employed by the Company through the effective date of the Change in Control and notwithstanding any vesting schedule, forfeiture provisions, or anything else to the contrary in the respective Award Agreement governing such Award, subject to the same terms and conditions as in effect immediately prior to the Participant’s Termination of Service and subject to any applicable provisions of this Section 9; and

(iii)
if no Change in Control occurs within the three (3) month period following the Participant’s Termination of Service, terminate and be of no further force or effect except as otherwise provided by the Administrator or in a written agreement between the Company and the Participant.

(b)
Treatment of Awards upon a Change in Control.   In the event of a Change in Control (without regard to whether such event also constitutes a Reorganization Event), the following provisions shall apply to all then-outstanding Awards (including any Awards that remain outstanding as of the Change in Control pursuant to Section 9(a)):

(i)
Performance Awards.   If the Change in Control occurs prior to the Measurement Date for a Performance Award that vests based upon the achievement of Performance Goals and upon a Participant providing continued service to the Company, then upon the effective date of the Change in Control such Award shall be earned as to the greater of (A) the “Target” level of shares for such Award, or (B) the number of shares that would have been earned pursuant to the terms of such Award based upon performance up through and including the day prior to the date of the Change in Control; provided, however, that if the Administrator determines in its sole discretion that it is impracticable to calculate the number of shares that would have been earned under clause (B) above with respect to one or more of the applicable Performance Goals of the Award, then such Award shall be earned as to the “Target” level of shares covered by such Performance Goal(s). For the avoidance of doubt, any deemed satisfaction of Performance Goals as described in this Section 9(b)(i) shall occur prior to the assumption, substitution, or accelerated vesting of such Award as provided in this Section 9(b) or in Section 9(c).

(ii)
Awards Not Assumed.   In the event that the successor or surviving company in the Change in Control does not agree to assume, or substitute for, an outstanding Award (or in the event that the Company is the ultimate parent corporation in the Change in Control and does not agree to continue the Award) on substantially similar terms with substantially equivalent economic benefits (which benefits shall include, for the avoidance of doubt, the liquidity of the securities underlying the assumed or substituted award following the Change in Control) as exist for such Award immediately prior to the Change in Control, as determined in the sole

Annex 1	133

discretion of the Administrator, then such Award shall, immediately prior to the Change in Control, automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such Award, after giving effect to any deemed satisfaction of Performance Goals as described in Section 9(b)(i). If an Award becomes exercisable pursuant to this Section 9(b)(ii), the Administrator shall notify the Participant that the Award shall be fully exercisable beginning prior to the Change in Control contingent on the occurrence of the Change in Control, and the Award shall terminate on the Change in Control.
(iii)
Awards Assumed.   In the event that the successor or surviving company in the Change in Control agrees to assume, or substitute for, an outstanding Award (or in the event that the Company is the ultimate parent corporation in the Change in Control and agrees to continue the Award) on substantially similar terms with substantially equivalent economic benefits (which benefits shall include, for the avoidance of doubt, the liquidity of the securities underlying the assumed or substituted award following the Change in Control) as exist for such Award immediately prior to the Change in Control (but after giving effect to any deemed satisfaction of Performance Goals as described in Section 9(b)(i)), as determined in the sole discretion of the Administrator, then for the avoidance of doubt, such Award shall, following the Change in Control, continue to be subject to the same time-based vesting schedule to which the Award was subject immediately prior to the Change in Control.

(c)
Treatment of Awards upon a Qualifying Termination.   Subject to the provisions of Section 13(f), in the event that a Participant experiences a Qualifying Termination, each outstanding and unvested Award under the Plan held by the Participant on the Equity Acceleration Date that, pursuant to its terms and after giving effect to any deemed satisfaction of Performance Goals as described in Section 9(b)(i) and any deemed continued employment through the effective date of the Change in Control as described in Section 9(a), vests solely based upon providing continued service to the Company (or, if applicable, a successor corporation to the Company), including, without limitation, Options, SARs, Restricted Stock Awards, and Performance Awards that are earned but unissued, shall on the Equity Acceleration Date automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such Award. For the avoidance of doubt, the reference in this Section 9(c) to “Performance Awards that are earned but unissued” shall include any Awards (i) for which the Measurement Date occurs on or prior to the effective date of the Change in Control, and (ii) for which the Change in Control occurs prior to the Measurement Date and which are upon the Change in Control converted into, or substituted by, Awards vesting solely based upon providing continued service to the Company or its successor, pursuant to Section 9(b) above.

(d)
Share Issuance.   Subject to Section 12(f), any shares of Common Stock that are issued pursuant to Section 9(b)(ii) or Section 9(c) shall be issued to the applicable Participant on, or as soon as practicable (but not more than sixty (60) days) after, the Equity Acceleration Date (or such later date as may be required by Section 13(f)).

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10.
Effect of Changes in Common Stock and Reorganization Events

(a)
Changes in Capitalization.   In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spinoff or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the Award Limit set forth in Section 4(d), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions of each Stock Appreciation Right, (v) the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share- and per-share provisions of each outstanding Restricted Stock Unit Award and each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b)
Consequences of a Reorganization Event on Awards Other than Restricted Stock.   In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards other than Restricted Stock on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.
For purposes of subsection (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to

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the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
To the extent all or any portion of an Option becomes exercisable solely as a result of subsection (ii) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to subsection (ii) above.
(c)
Consequences of a Reorganization Event on Awards of Restricted Stock.   Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Award of Restricted Stock shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Award of Restricted Stock. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Award of Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Awards of Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11.
Termination of Service Due to Death or Disability

(a)
Acceleration of Awards.   In the event that a Participant experiences a Termination of Service due to death or Disability, on the date of such Termination of Service each outstanding and unvested Award under the Plan held by the Participant that, pursuant to its terms, vests solely based upon providing continued service to the Company, including, without limitation, Options, SARs, Restricted Stock Awards, and Performance Awards that are earned but unissued, shall automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such Award.
(b)
Performance Awards.   In the event that a Participant holds a Performance Award that vests based upon the achievement of Performance Goals and upon providing continued service to the Company and the Participant’s Termination of Service due to death or Disability occurs prior to the Measurement Date for such Award, then such Award shall, as of the Measurement Date, (i) be earned as to the greater of (A) the “Target” level of shares for such Award, or (B) the number of shares that would have been earned pursuant to the terms of such Award had the Participant remained employed through the Measurement Date, and (ii) automatically become vested, exercisable, and issuable, and any forfeiture restrictions thereon shall immediately lapse, as applicable, in each case, as of the Measurement Date, with respect to one-hundred percent (100%) of that number of then-unvested shares underlying such equity Award that are earned pursuant to subsection (i) above.

(c)
Share Issuance.   Subject to Section 12(f), any shares of Common Stock that are issued pursuant to Section 11(a) shall be issued to the Participant (or to the Participant’s estate, if applicable) on, or as soon as practicable (but not more than sixty (60) days) after, the date of the Participant’s Termination of Service (or such later date as may be required by Section 13(f)). Subject to

136	Annex 1

Section 12(f), any shares of Common Stock that are issued pursuant to Section 11(b) shall be issued to the Participant (or to the Participant’s estate, if applicable) on, or as soon as practicable (but not more than sixty (60) days) after, the Measurement Date.
(d)
Exercise Period of Options Upon Death.   Except as otherwise provided (i) in an employment agreement, severance agreement, change in control agreement or other similar agreement, if any, between the Company and the Participant, (ii) by the Administrator in an Award Agreement, or (iii) by action of the Administrator following the grant of an Option, all outstanding Options held by a Participant that are exercisable upon the Participant’s Termination of Service due to death (including any Options that become vested and exercisable pursuant to Section 11(a)) shall remain exercisable for a period of time expiring on the earlier of (a) the one (1) year anniversary of the Participant’s Termination of Service due to death, and (b) the final expiration date of such Options as set forth in the applicable Award Agreement, subject to the other terms and conditions of such Award Agreement.

(e)
Exercise Period of Options Upon Disability.   Except as otherwise provided (i) in an employment agreement, severance agreement, change in control agreement or other similar agreement, if any, between the Company and the Participant, (ii) by the Administrator in an Award Agreement, or (iii) by action of the Administrator following the grant of an Option, all outstanding Options held by a Participant that are exercisable upon the Participant’s Termination of Service due to Disability (including any Options that become vested and exercisable pursuant to Section 11(a)) shall remain exercisable for a period of time expiring on the earlier of (a) the six (6) month anniversary of the Participant’s Termination of Service due to Disability, and (b) the final expiration date of such Options as set forth in the applicable Award

Agreement, subject to the other terms and conditions of such Award Agreement.
12.
General Provisions Applicable to Awards

(a)
Transferability of Awards.   Except as the Administrator may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)
Award Agreement.   Each Award shall be evidenced by an Award Agreement (which may be electronic).

(c)
Limitations Applicable to Section 16 Persons.   Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 under the Exchange Act or any successor rule) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(d)
Administrator Discretion.   Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Administrator need not treat Participants uniformly.

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(e)
Termination of Service.   Subject to the provisions of Sections 9 and 11, the Administrator in its sole discretion shall determine the effect on an Award of the Disability, death, or other Termination of Service or change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(f)
Withholding.   The Company shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including applicable income and payroll taxes) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold shares of Common Stock otherwise issuable under an Award (or allow the surrender of shares of Common Stock). The number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income, except that, to the extent that the Company is able to withhold or receive surrendered shares of Common Stock having a Fair Market Value that exceeds the applicable minimum statutory withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a minimum statutory withholding tax, the Company may withhold or allow the surrender of such number of shares of Common Stock (up to the number of shares having a Fair Market Value equal to the applicable maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. The Administrator shall determine the fair market value of the Common Stock, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
(g)
Payment.   The Administrator shall determine the methods by which payments shall be made by any Participant with respect to any Awards granted under the Plan, including, without limitation:

(i)
in cash or by check, payable to the order of the Company;

(ii)
except as the Administrator may otherwise provide in an option agreement, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and/or any required tax withholding, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and/or any required tax withholding, provided, in either case, that delivery of such required payments is then made to the Company upon settlement of such sale;

(iii)
when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by

138	Annex 1

the Participant valued at their Fair Market Value, provided (A) such method of payment is then permitted under applicable law, (B) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Administrator in its discretion and (C) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(iv)
to the extent permitted by applicable law and by the Administrator, by payment of such other lawful consideration as the Administrator may determine; or

(v)
by any combination of the above-permitted forms of payment.

(h)
Accrued Dividends.   Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock or Dividend Equivalents granted with respect to Restricted Stock Units or other Awards with respect to which Dividend Equivalents may be granted (either, “Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares or, in the case of a Restricted Stock Unit or other Award, the Award vests and the shares are delivered to the Participant. In addition, Accrued Dividends with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall be paid out to the Participant only to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the Restricted Stock, Restricted Stock Units or other Awards. No interest will be paid on Accrued Dividends.
(i)
Fractional Shares.   No fractional shares of Common Stock shall be issued pursuant to Awards granted under the Plan, and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(j)
Amendment of Award.   Except as provided in Sections 5 and 6, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant’s consent to such action shall be required unless the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(k)
Conditions on Delivery of Stock.   The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration and all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to

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satisfy the requirements of any applicable laws, rules or regulations.
(l)
Book Entry.   Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Common Stock issued in connection with any Award and instead such shares of Common Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(m)
Acceleration.   Except as otherwise provided in the Plan, the Administrator may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

13.
Miscellaneous

(a)
No Right To Employment or Other Status.   No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)
No Rights as Stockholder.   Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.
(c)
Term of Plan.   No Awards shall be granted under the Plan on or after the Expiration Date. Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

(d)
Amendment of Plan.   The Board or the Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided that, without approval of the Company’s stockholders, no amendment may (i) increase the number of shares authorized under the Plan (other than pursuant to Section 10), (ii) materially increase the benefits provided under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) expand the types of Awards provided under the Plan or (v) make any other changes that require stockholder approval under the rules of Nasdaq (or other securities exchange or automated quotation system on which shares of Common Stock are listed, quoted or traded). No amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the applicable Award Agreement itself otherwise expressly so provides. No Awards may be granted or awarded under the Plan during any period of suspension or after termination of the Plan.

140	Annex 1

(e)
Provisions for Foreign Participants.   The Administrator may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)
Compliance with Section 409A.   If and to the extent (A) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her Termination of Service constitutes “nonqualified deferred compensation” within the meaning of Section 409A, and (B) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
(g)
Governing Law.   The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of Delaware.

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SKYWORKS SOLUTIONS, INC.ATTN: CORPORATE SECRETARY5260 CALIFORNIA AVENUEIRVINE, CA 92617-3073VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 p.m. Eastern Daylight Time on May 12, 2026 for shares helddirectly and by 11:59 p.m. Eastern Daylight Time on May 8, 2026 for shares held in the401(k) Plan. Have your proxy card in hand when you access the website and follow theinstructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/SWKS2026You may attend the meeting via the Internet and vote during the meeting. Havethe information that is printed in the box marked by the arrow available and followthe instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 p.m. Eastern Daylight Time on May 12, 2026 for shares held directly and by11:59 p.m. Eastern Daylight Time on May 8, 2026 for shares held in the 401(k) Plan.Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV86482-P46481-Z92092For Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !1a. Christine King1b. Philip G. Brace1c. Alan S. Batey1d. Kevin L. Beebe1e. Eric J. Guerin1f. Suzanne E. McBride1g. David P. McGlade1h. Robert A. Schriesheim1i. Maryann TurckeTHE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTIONOF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1,"FOR" PROPOSALS 2-8, AND "AGAINST" PROPOSAL 9.1. To elect the following nine individuals nominated to serve as directorsof the Company with terms expiring at the next Annual Meeting ofStockholders.Nominees:Company ProposalsShareholder ProposalPlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. Allholders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.SKYWORKS SOLUTIONS, INC.4. To approve an amendment to the Company's Restated Certificate ofIncorporation to eliminate the supermajority vote provisions relating tostockholder approval of a merger or consolidation, disposition of all orsubstantially all of the Company's assets, or issuance of a substantialamount of the Company's securities.5. To approve an amendment to the Company's Restated Certificate ofIncorporation to eliminate the supermajority vote provisions relating tostockholder approval of a business combination with any related person.2. To ratify the selection by the Company’s Audit Committee of KPMG LLPas the independent registered public accounting firm for the Companyfor fiscal year 2026.3. To approve, on an advisory basis, the compensation of the Company’snamed executive officers, as described in the Company’s Proxy Statement.6. To approve an amendment to the Company's Restated Certificate ofIncorporation to eliminate the supermajority vote provision relating tostockholder amendment of charter provisions governing directors.7. To approve an amendment to the Company's Restated Certificate ofIncorporation to eliminate the supermajority vote provision governingaction by stockholders.9. To approve a stockholder proposal regarding greenhouse gas emissionreduction efforts report.8. To approve the Company's 2026 Long-Term Incentive Plan.For Against AbstainFor Against Abstain! ! !! ! !! ! !! ! !SCAN TOVIEW MATERIALS & VOTE Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Annual Report and Proxy Statement are available at www.proxyvote.com. V86483-P46481-Z92092 SKYWORKS SOLUTIONS, INC.Annual Meeting of StockholdersMay 13, 2026, 11:00 a.m. PDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Philip G. Brace and Robert J. Terry, or either of them, as proxies, each with thepower to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverseside of this ballot, all of the shares of common stock of SKYWORKS SOLUTIONS, INC. that the stockholder(s) is/areentitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. PDT on May 13, 2026, held virtually atwww.virtualshareholdermeeting.com/SWKS2026, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, thisproxy will be voted by the proxy holders in accordance with the Board of Directors’ recommendations, or if norecommendation is given, in their own discretion.Continued and to be signed on reverse side